As filed with the Securities and Exchange Commission on June 17, 2004.
                          (Registration No. 333-112745)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                UTIX GROUP, INC.
                 (Name of small business issuer in its charter)

          Delaware                           7900                  75-2340624
(State or other jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
    of incorporation or           Classification Code Number)    Identification
   organization) Number)

                              170 Cambridge Street
                            Burlington, MA 01803-2933
                                 (781) 229-2589
          (Address and telephone number of principal executive offices)

                              170 Cambridge Street
                            Burlington, MA 01803-2933
                                 (781) 229-2589
(Address of Principal Place of Business or Intended Principal Place of Business)

                                 Anthony G. Roth
                             Chief Executive Officer
                              170 Cambridge Street
                            Burlington, MA 01803-2933
                               Tel: (781) 229-2589
                               Fax: (781) 229-8886
            (Name, address and telephone number of agent for service)


                         Copy of all communications to:


                             Stephen A. Weiss, Esq.
                 Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                               101 E. 52nd Street
                               New York, NY 10022
                               Ph. (212) 752-9700
                               Fax: (212) 980-5192

  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                  TITLE OF EACH                                       PROPOSED            PROPOSED
                     CLASS OF                                         MAXIMUM             MAXIMUM
                    SECURITIES                    AMOUNT TO BE     OFFERING PRICE    AGGREGATE OFFERING        AMOUNT OF
                 TO BE REGISTERED                 REGISTERED(1)     PER UNIT (2)          PRICE(2)        REGISTRATION FEE (3)
------------------------------------------------------------------------------------------------------------------------------
Common stock of the registrant, par value
$.001 per share                                    25,898,547          $0.65            $16,834,056            $2,132.87
------------------------------------------------------------------------------------------------------------------------------

Total                                              25,898,547          $0.65            $16,834,056            $2,132.87
------------------------------------------------------------------------------------------------------------------------------

           (1) Includes 9,898,547 shares issued and issuable upon exercise of warrants of common stock that are being registered for the benefit of certain selling shareholders, consisting of (i) 3,428,571 shares issued upon conversion of $1,200,000 of notes, and (ii) 6,469,976 shares issued and issuable upon exercise of warrants or conversion of notes.

           (2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the estimated highest price per share that the Registrant will offer its shares of common stock for sale.

           (3) We have previously paid $3,241.12.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to completion, dated June 17, 2004

                                                                      PROSPECTUS

                             Up to 25,898,547 SHARES


                                UTIX GROUP, INC.
                                  COMMON STOCK


This prospectus relates to the sale of up to 16,000,000 shares of common stock, par value $.001 per share, of Utix Group, Inc. that is being offered directly for our account. We intend to sell our common stock during the 90 day period following the date of this prospectus at fixed prices, varying prices determined at the time of sale or at negotiated prices, but not less than $0.35 per share and not more than $0.65 per share. There is no established public market for our common stock. Our management and Gravitas LLC, who will act as our placement agent, have set the offering price for our shares primarily based upon the anticipated cash needs of our company over the next 18 months, the lack of liquidity in the shares, and the high level of risk considering our history of losses. See "Risk Factors."

We have engaged selling commissions of up to 10% registered broker-dealers Gravitas LLC, a registered broker-dealer, to act as our placement agent on a "best efforts" basis to assist us in the sale of our shares. We will pay Gravitas LLC and other registered broker-dealers selling commissions of up to 10%. To the extent that any shares are sold by any of our employees, officers or directors, including Anthony G. Roth, our President and Chief Executive Officer, and John Burns, our Chief Financial Officer, none of whom are broker-dealers, no commissions or other compensation will be paid to such persons. There is no minimum number of shares that must be sold by us during the 90 day selling period, and no proceeds will be placed in escrow, trust or any similar account.

This prospectus also relates to the resale of 9,898,547 additional shares, including shares that were issued or are issuable upon the conversion of notes and exercise of warrants, held by certain selling stockholders identified in this prospectus. Such notes were converted or are convertible, and the warrants were exercised or are exercisable, at prices ranging from $0.10 to $0.35 per share. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders may sell their common stock from time to time at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices, for between $0.35 and $0.65 per share. Selling shareholders owning 8,073,547 shares have agreed that, unless approved by our board of directors, they will not sell any of their registered shares for a period of one year from the date of this prospectus and a selling shareholder owning 1,825,000 shares has agreed not to sell any of its registered shares before November 13, 2005, which is two years after the 1,825,000 shares were issued.

We provide prepaid experiences to individuals by offering gift tickets to corporations and other business users that are redeemable at golf courses, ski resorts, spas and other venues nationwide. We have recently tested offering our gift tickets to retail consumers through national mass merchandise retail chains.

Our common stock is quoted on the over-the-counter market pink sheets under the symbol "UTXG," but does not trade on such market. If our shares of common stock were to be actively traded on a public market, they will in all likelihood be penny stocks. There are currently 20,539,819 shares of our common stock outstanding.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  GRAVITAS LLC
                                 Placement Agent
                  The date of this prospectus is June __, 2004

                     [OUTSIDE BACK COVER PAGE OF PROSPECTUS]

                      Dealer Prospectus Delivery Obligation

           Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS

Prospectus Summary ...........................................................................1
    Utix Group, Inc...........................................................................1
    The Offering..............................................................................2
Summary Historical Financial Information .....................................................3
Risk Factors..................................................................................4
Use of Proceeds .............................................................................11
Market for Our Shares........................................................................12
Dividend Policy..............................................................................13
Capitalization ..............................................................................13
Dilution.....................................................................................14
Management's Discussion and Analysis of Financial Condition and Results of Operations .......16
Business ....................................................................................27
Legal Proceedings ...........................................................................38
Management ..................................................................................38
Executive Compensation ......................................................................42
Security Ownership of Certain Beneficial Owners and Management...............................45
Certain Relationships and Related Transactions ..............................................47
Description of Securities ...................................................................51
Shares Eligible for Resale ..................................................................55
Selling Stockholders.........................................................................56
Plan of Distribution ........................................................................58
Legal Matters ...............................................................................60
Experts .....................................................................................60
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.........61
Where You Can Find Additional Information ...................................................61
Financial Statements .......................................................................F-1

                               PROSPECTUS SUMMARY


ALTHOUGH IT CONTAINS ALL MATERIAL INFORMATION, THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, THE RISKS OF PURCHASING OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS," AND OUR FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES. IN THIS PROSPECTUS, "WE", "US" AND "OUR", REFER TO UTIX GROUP, INC. AND ITS WHOLLY-OWNED SUBSIDIARY CORPORATE SPORTS INCENTIVES, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES. UNLESS OTHERWISE INDICATED, (A) THE TERM "YEAR," "FISCAL YEAR" OR "FISCAL" REFERS TO OUR FISCAL YEAR ENDING SEPTEMBER 30TH, AND (B) ALL SHARE DATA AFTER COMPLETION OF THIS OFFERING AND FINANCIAL DATA ADJUSTED FOR THE OFFERING ASSUME THE SALE OF 16,000,000 SHARES OF OUR COMMON STOCK AT A PRICE OF $0.50 PER SHARE.


                                UTIX GROUP, INC.

           Our principal business activity is to provide prepaid experiences to individuals by offering gift tickets that are redeemable at golf courses, ski resorts, spas and other venues nationwide. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. For example, by paying a uniform price for a Universal Golf Ticket(TM) ($56.00 for a corporate sale or a proposed $49.95 for a retail sale), the gift giver enables the gift recipient to enjoy a rouND of golf at any one of 2,600 participating golf courses, regardless of the variation in prices charged by an individual golf course. In addition to our current golf, ski resort and spa prepaid tickets, we intend to capitalize on our enabling magnetic tape payment technology platform by offering an array of prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues.

           We currently offer and intend to offer our products through two distinct distribution channels:

       o sales of prepaid manual plastic gift tickets to corporations and other business users (under our UNIVERSAL GOLF/SPA/SKI TICKET brand), a business we have conducted for approximately 17 years; and

       o contemplated sales of prepaid magnetic strip gift tickets to retail consumers who purchase our products (under our GIFTIX brand) at mass merchandise retail chains.

           In both distribution systems, recipients are given the opportunity to enjoy, on one occasion only, such activities as 18 holes of golf at one of over 2,600 participating golf courses or a one-day ski lift ticket at one of over 200 mountains. We also offer a gift ticket that provides a one-hour massage at one of over 1,100 spas. Since we pay the golf courses, ski resorts or other venues their full published list prices on the day that each gift ticket is used, there are no blackout dates or restricted access to the chosen facility associated with any gift tickets, and users are treated as full paying guests at all locations.

           In 2003, we established initial consumer acceptance of our gift tickets directly to the retail public through test marketing at BJ's Wholesale Club, Sam's Clubs and The Golf Warehouse. During the approximately four weeks in June 2003 that we test marketed our retail gift tickets at 124 BJ's Wholesale Club locations, we sold 1,094 gift tickets. During the approximately four weeks in December 2003 that we test marketed our retail gift tickets at 38 Sam's Club locations, we sold 1,672 gift tickets. Our test marketing at The Golf Warehouse is ongoing and we sold 2,583 gift tickets in fifteen months through their online retailer program. Additional testing and refinement of our retail marketing programs is planned throughout 2004. We have also entered into consignment sale placement arrangements with national food, drug, mass and specialty chains. Our retailers will be paid a commission of between 8% and 12% of the retail price of each of our gift tickets.

           We believe that, in conjunction with WildCard Systems, we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. Based on information provided by DISCOVER/Novus, we believe we are currently the only issuer on the DISCOVER/Novus credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues.

           Our headquarters are located at 170 Cambridge Street, Burlington, MA 01803, and our telephone number at that address is (781) 229-2589. Our website can be accessed at www.utix.com.

                              OUR CORPORATE HISTORY

           We were incorporated in Delaware in 1988 under the name "Deterministics, Inc." In 1989, we changed our name to "Bright Star - World Entertainment, Inc." and in 1994 we changed our name to "Cyto Skin Care Corporation", which was then changed in the same year to "Chantal Skin Care Corporation". In November 2003, we entered into a share exchange agreement with the security holders of Corporate Sports Incentives, Inc., a New Hampshire corporation, and we again changed our name to "Utix Group, Inc." As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 13,500,000 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Utix, which constitute 71.6% of the ownership interest in Utix on a fully-diluted basis, in exchange for an aggregate of 139.33 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Corporate Sports. Prior to the exchange, we were an inactive company having no assets, liabilities, operations or transactions since 1999. Our common stock is presently quoted on the over-the-counter market pink sheets under the symbol "UTXG". There is currently no trading market in our shares.

                                  THE OFFERING


Common stock offered by Utix           Up to an aggregate of 16,000,000 shares

Common stock to be resold by
selling stockholders                   Up to an aggregate of 9,898,547 shares

Common stock outstanding               20,539,819 (1)

Use of proceeds                        We will use the proceeds from the sale of
                                       all or  any  portion  of  the  16,000,000
                                       shares  offered  by our  company to repay
                                       debt and finance the 2004 and 2005 launch
                                       of our retail Giftix  program,  including
                                       purchasing     inventories,      building
                                       infrastructure, defraying marketing costs and for general working capital. We will not receive any proceeds from the sale of any of the 9,898,547 shares of common stock subject to resale by the selling stockholders under this prospectus.

Risk factors                           An   investment   in  our  common   stock
                                       involves a high  degree of risk and could
                                       result   in  a  loss   of   your   entire
                                       investment.

Over-the-counter pink sheet            UTXG
trading symbol


----------------
(1) Includes 3,428,571 shares issued in June 2004 upon conversion of $1.2 million of outstanding notes. Excludes warrants, options and notes exercisable for or convertible into an aggregate of 11,379,118 shares of common stock, at exercise or conversion prices ranging from $0.10 to $0.35 per share. Such 11,379,118shares of common stock does not include shares of common stock issuable upon exercise of warrants that may be issued to the placement agent upon completion of this offering." See "PLAN OF DISTRIBUTION."

Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables set forth summary historical financial information for our company. The calculation of basic and diluted net loss per share is described in
Note 16 to the financial statements included elsewhere in this prospectus. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF OPERATIONS DATA


                                         For the Fiscal Year Ended       For the Six Months Ended
                                                September 30                     March 31
                                            2002           2003            2003           2004
                                                  (Audited)                   (Unaudited)
                                        ---------------------------    ---------------------------
Net Revenues                            $ 2,278,148    $  2,311,786    $ 1,081,628    $    970,695
Cost of Revenue                           1,484,185       1,494,445        669,607         679,442
Gross Profit                                793,963         817,341        412,021         291,253
Operating Expenses                        1,195,879       1,860,987        904,552       1,860,884
Loss from Operations                       (401,916)     (1,043,646)      (492,531)     (1,569,631)
Other income (expense)                       (1,574)        (52,261)         6,724        (108,355)
                                        -----------    ------------    -----------    ------------
Net (loss)                              $  (403,490)   $ (1,095,907)   $  (485,807)   $ (1,677,986)
                                        ===========    ============    ===========    ============

Net (loss) per share -
  Basic and diluted                           (0.04)          (0.11)         (0.05)          (0.11)
Weighted average shares outstanding -
  Basic and diluted                       9,098,693      10,369,123      9,945,647      15,468,192

CONSOLIDATED BALANCE SHEET DATA


                                            As at September 30       As at March 31, 2004
                                           2002            2003
                                                (Audited)                (Unaudited)
                                       ----------------------------    ---------------
Cash and cash equivalents                 $  75,162     $   145,476    $   271,820
Working capital (deficit)                  (745,897)     (1,355,887)    (2,679,066)
Total assets                                741,745         403,140        506,138
Long-term liabilities                            --         436,028        482,429
Stockholders' deficit                      (645,273)     (1,685,206)    (3,064,296)

                                  RISK FACTORS

You should carefully consider the risks described below before buying shares of our common stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, once our common stock is traded the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future.


RISKS RELATED TO OUR BUSINESS

           WE INCURRED HISTORICAL LOSSES AND HAVE A WORKING CAPITAL DEFICIT AND AN ACCUMULATED STOCKHOLDERS' DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.


           We incurred losses in fiscal 2002 and 2003 of $403,490 and $1,095,907, respectively. We also incurred losses in the first six months of fiscal 2004 of $1,677,986. As of September 30, 2003, we had a working capital deficit of $1,355,887 and a total stockholders' deficit of $1,685,206. As of March 31, 2004, we had a working capital deficit of $2,679,066 and a total stockholders' deficit of $3,064,296. In addition, we expect to increase our infrastructure and fixed operating expenses to fund our anticipated growth. As a result, we may not be able to generate profits in fiscal 2004 or thereafter and may not be able to support our operations, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.


           WE REQUIRE SIGNIFICANT ADDITIONAL FINANCING, FAILING WHICH THERE IS A HIGH RISK THAT WE MAY HAVE TO CURTAIL OUR RETAIL BUSINESS.


           Our ability to meet our existing orders and effect timely delivery of tickets to retail chains that have entered into placement agreements with us will depend directly upon our ability to raise a minimum of approximately $5.0 million to $8.0 million of debt or equity financing over the next six to twelve months. We project that we will need $2.0 million in fiscal 2004 and $2.5 million in fiscal 2005 to fund operations, complete projects and fund future cash requirements related to the expansion of our business. Furthermore, we will incur substantially all of the expenses related to the production and marketing of our retail gift tickets before we realize cash from such transaction, which may be as much as one year from the point of sale, because our current arrangement with our credit card processor, DISCOVER/Novus, requires consumer payments to be maintained in escrow pending use or redemption of our cards at the venue of use and payment by DISCOVER/Novus to the venue. Although we are actively seeking such financing, if it is not available or obtainable, our investors may lose a substantial portion or all of their investment and our business may fail. We cannot assure you that we will be able to obtain the required financing on a timely basis, or if obtainable that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to significantly curtail our retail initiatives which would materially and adversely affect our business and future prospects. We may have to abandon our efforts to penetrate the retail market, lay off approximately two-thirds of our staff and continue our corporate business on a manual basis.

           THERE IS A SIGNIFICANT GAP BETWEEN COMPLETING GIFT TICKET RETAIL SALES AND OUR RECEIPT OF CASH, WHICH IN THE ABSENCE OF FINANCING WILL MATERIALLY AND ADVERSELY AFFECT OUR FUTURE CASH FLOW AND LIQUIDITY.

           Although we are entitled to receive payment for our retail gift cards when purchased by the consumer at the point of sale, under our current arrangements with our credit card processor, DISCOVER/Novus, consumer payments are maintained in escrow pending use or redemption of our cards at the golf course, ski resort or other venue of use, and payment by DISCOVER/Novus to the venue. As a result, we are currently entitled to receive cash payment from our credit card processor only when the user redeems our GIFTIX gift tickets at the venue or the ticket expires unused. Since our tickets may be used for up to one year from the time they are purchased by the consumer at the retail point of sale, we will incur substantially all of the expenses related to the production and marketing of such tickets before we realize cash from such transaction, which may be as much as one year from the point of sale. In the absence of obtaining financing, this would materially and adversely affect our future cash flow and liquidity and our ability to sell at the retail level.

           OUR AUDITORS HAVE EXPRESSED THE VIEW THAT OUR NEGATIVE WORKING CAPITAL, NEGATIVE STOCKHOLDERS' EQUITY AND RECURRING LOSSES FROM OPERATIONS RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

           Our auditors have included an explanatory paragraph in their report for the years ended September 30, 2003 and 2002 indicating there is substantial doubt regarding our ability to continue as a going concern. The financial statements included elsewhere in this registration statement do not include any adjustments to asset values or recorded liability amounts that might be necessary in the event we are unable to continue as a going concern. If we are in fact unable to continue as a going concern, you may lose your entire investment in our common stock.

           WE RELY HEAVILY ON OUR MANAGEMENT, THE LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.


           Our future success is dependent on having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our board of directors are deemed essential to maintaining the continuity of our operations. If we were to lose the services of Anthony G. Roth, our President, Chief Executive Officer and a Director, John Burns, our Chief Financial Officer and Treasurer, or Charles Lieppe, the Co-Chairman of our Board of Directors, our business could be materially adversely affected. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees.


           We must continually implement and improve our products and/or services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees in corporate management, client service and sales. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.

           OUR PRODUCTS HAVE NOT PREVIOUSLY SOLD ON THE RETAIL LEVEL AND CONSUMERS MAY NOT DESIRE TO PURCHASE OUR GIFT TICKETS FROM THE STORES WITH WHICH WE HAVE CONTRACTED. IN SUCH EVENT, OUR RETAIL BUSINESS MAY FAIL TO DEVELOP.

           Achieving market acceptance for our proposed retail products will require substantial marketing efforts and expenditure of significant funds to educate the public, mass merchandise retailers and venues providing golf, skiing and other entertainment or leisure services about the distinctive characteristics and anticipated benefits of our products and technologies. In our retail business, we are not entitled to receive payment when a retailer orders our products, but only when the products are purchased by a customer at the point of sale (known as "sell through"). Thus, even if a store takes on our gift tickets, we cannot assure you that we will achieve substantial revenues. Even if our cards "sell through", we cannot assure you that customers will be happy with our service and will become repeat customers. In such event, our retail business may fail to develop.

           WE MAY BE UNABLE TO DEVELOP AND IMPLEMENT A COMMERCIALLY SUCCESSFUL RETAIL MARKETING ROLLOUT, IN WHICH EVENT WE WILL NOT BE ABLE TO ESTABLISH AND EXPAND OUR RETAIL BUSINESS.

           Our projected growth and business success depends in large measure upon public acceptance and demand for our retail gift tickets. In the event that consumer demand during our 2004 and 2005 rollout is less than anticipated, our mass retailers may elect to pull our products off of the shelves, in which event our business and growth would be materially and adversely affected. Current economic conditions or other factors beyond our control may adversely impact our plans and business. If we fail to achieve adequate sales, we will not be able to establish and expand our retail business.

           THE TIMING OF OUR RETAIL PRODUCT ROLLOUTS IS UNCERTAIN, WHICH MAY DELAY OUR PROJECTED REVENUE.

           Our projected 2004 retail rollouts for our golf, ski and spa gift tickets are subject to unanticipated delays, expenses or technical or other problems, including the possibility of insufficient financing to enable us to complete the purchase of necessary inventories. Our success may depend upon the timely introduction of our products into the retail mass merchandising marketplace. If we are unable to effect adequate delivery of our ticket products, our projected revenue may be delayed. Additionally, our inability to meet our promised rollout target dates, such as Fathers' Day and the winter holiday season, could cause the retailers with whom we have contracts to terminate such arrangements or refuse to offer our products in future years.

           WE ARE HIGHLY DEPENDENT ON OUR RELATIONSHIP WITH WILDCARD SYSTEMS FOR THE PROCESSING OF OUR RETAIL SALES. OUR RETAIL BUSINESS COULD FAIL IF WILDCARD FAILS TO ADEQUATELY PERFORM OR TERMINATES OUR AGREEMENTS WITH THEM.

           Our ability to generate revenue from the retail sales of our products will largely depend upon the level of performance by WildCard Systems, Inc. in connection with the production and fulfillment of our retail gift tickets. Under the terms of our existing agreements, WildCard manages and is responsible for the technical and financial implementation of transactions over the DISCOVER/Novus payment network, as well as all customer service, card tracking, online purchasing and managing payments to third party vendors. In the event that WildCard should, for any reason, fail to adequately perform under such agreements, or terminates our agreements, our retail business could fail.

           WE FACE INTENSE  COMPETITION  FROM OTHERS  SEEKING TO MARKET  PREPAID
GIFT  CARDS,   WHICH  COULD   MATERIALLY  AND  ADVERSELY   AFFECT  OUR  BUSINESS
INITIATIVES.

           We face intense competition in the market for stored value or prepaid gift cards from national retail chains, such as Blockbuster Video and Home Depot, that have created their own proprietary card programs, as well as from magnetic strip stored value cards provided by MasterCard and Visa to certain of its member banks. In addition, we face competition from paper gift certificate producers. Many of our competitors are national businesses and financial institutions with vastly greater infrastructure and capital resources than we possess. If one of such competitors were able to produce prepaid magnetic strip gift cards that possessed the flexibility of our contemplated retail GIFTIX program, our business initiatives could be materially and adversely affected.

           THE TECHNOLOGY DRIVING OUR RETAIL TICKET PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD LEAD TO CUSTOMER DISSATISFACTION AND FAILURE OF OUR RETAIL business.

           We largely depend upon the technology and software platform developed by WildCard Systems, Inc. operating on the DISCOVER/Novus network. Accordingly, if, for any reason, this technology fails or is not readily adaptable to our Universal Ticket gift tickets, both users and venues offering golf, skiing and other lifestyle services may become dissatisfied and discontinue their use or sponsorship of such products. In that event, our retail business may fail.

           WE ARE DEPENDENT UPON WILDCARD SYSTEM'S PATENT PROTECTION AND MAY NOT BE SUCCESSFUL IN OUR OWN PROPOSED APPLICATION FOR PATENT PROTECTION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

           Our future  success  depends  in large  measure  on the  strength  of
Wildcard System's patent protection for its process and magnetic strip technology, and may also depend in part on our ability to obtain patent protection for our gift ticket applications. Although we are in the process of filing for patent protection in connection with our gift ticket applications, we cannot assure you that:

              o  the patent applied for will be reviewed in a timely manner;

              o  any patent will be issued or that any patent issued will afford
                 meaningful   protection   against   competitors   with  similar
                 technology;

              o  the patent issued will not be challenged by third parties;

              o others will not independently develop similar technologies, duplicate our technologies or design around our technologies whether or not patented;

              o  we  will  have  sufficient   resources  to  maintain  a  patent
                 infringement lawsuit should anyone be found or believed to be infringing our patent, or

              o the technology ultimately used by us will be covered in any patent issued from our pending patent application or other patent applications which we may file.

Even if a patent is issued, we cannot be assured that it will provide our proprietary information adequate protection.

           Furthermore, we cannot assure you that certain aspects of our technology will not be challenged by the holders of patents or that we will not be required to license or otherwise acquire from third parties the right to use additional technology. The failure to overcome such challenges or obtain such licenses or rights on acceptable terms could have a material adverse effect on our business.

           OUR  CONFIDENTIALITY   AGREEMENTS  MAY  NOT  ADEQUATELY  PROTECT  OUR
PROPRIETARY INFORMATION, THE DISCLOSURE OF WHICH WOULD DECREASE OUR COMPETITIVE EDGE.

           We currently have no patent protection for any of our products, and rely on trademarks and confidentiality agreements to protect our names and logos and our proprietary information, know-how and trade secrets. Our competitors may either independently develop the same or similar information or obtain access to our proprietary information. In addition, we may not prevail if we assert challenges to intellectual property rights against third parties. In this regard, our employees are required to enter into agreements providing for confidentiality, the assignment of rights to inventions made by them while employed by us, as well as for non-competition and non-solicitation during their employment term and one year thereafter. Our employees may not comply with the terms of these agreements.

RISKS RELATED TO HOLDING OUR SECURITIES

           NO MARKET PRESENTLY EXISTS FOR OUR SECURITIES AND WE CANNOT ASSURE YOU THAT SUCH A MARKET WILL EVER DEVELOP.

           There is currently no trading market for our securities quoted on the over-the-counter pink sheet market. Consequently, holders of shares of our common stock may not be able to trade in our shares or otherwise liquidate their investment in us in the event of an emergency or at any time, and such shares of common stock will not be readily acceptable as collateral for loans. We cannot assure you when and if a trading market in our shares will be established, or whether such market, if established, will be sufficiently liquid to enable holders of shares of our common stock to liquidate their investment in us.


           IF OUR SHARES OF COMMON STOCK ARE ACTIVELY TRADED ON A PUBLIC MARKET, THEY WILL IN ALL LIKELIHOOD BE PENNY STOCKS.

           The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our securities since our securities are highly likely to be subject to the penny stock rules. Should a public market ever develop, any market for our shares of common stock may be illiquid, limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their shares in the secondary market. There is no assurance that trading in our shares, if developed, will not continue to be subject to these or other regulations that adversely affect the market for our shares.

           A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK ARE ISSUABLE UPON EXERCISE OF OUTSTANDING STOCK OPTIONS AND WARRANTS AND UPON CONVERSION OF OUTSTANDING CONVERTIBLE SECURITIES, WHICH WILL DILUTE THE PERCENTAGE OWNERSHIP EQUITY OF HOLDERS OF SHARES OF COMMON STOCK.

           As of the date of this prospectus, we have issued and outstanding a total of 20,539,819 shares of our common stock. In addition, an aggregate of another 11,379,118shares of common stock are subject to issuance upon exercise of outstanding stock options and warrants and upon conversion of certain convertible securities at exercise or conversion prices ranging from $0.10 to $0.35 per share (not including shares of common stock issuable upon exercise of warrants that may be issued to the placement agent upon completion of this offering). The issuance of these additional shares of common stock upon exercise or conversion of such outstanding options, warrants and convertible securities will dilute the percentage ownership equity of holders of shares of common stock.

           WE HAVE THE RIGHT TO ISSUE UP TO 10,000,000 SHARES OF "BLANK CHECK" PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.

           We may issue up to 10,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

           THE TANGIBLE BOOK VALUE OF OUR COMMON STOCK WILL BE SUBSTANTIALLY LOWER THAN THE OFFERING PRICE.


           The minimum offering price of $0.35 per share of common stock is substantially higher than the pro forma tangible book value per share of our outstanding capital stock. The shares of common stock that you buy in this offering will experience an immediate and substantial dilution in tangible book value per share. The shares of common stock owned by the existing stockholders will receive a material increase in the tangible book value per share.


           OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

           Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

           The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

           o   variations in our quarterly operating results;
           o   the development of a retail market for our products;
           o loss of a key relationship or failure to complete significant transactions;
           o   additions or departures of key personnel; and
           o   fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

           In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

           MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.


           Assuming all of the 16,000,000 shares of common stock we are offering under this prospectus are sold in our offering, and all of the shares of common stock issued and issuable to the selling stockholders are sold, we would have 26,604,338 shares that are freely tradable without the requirement of registration under the Securities Act. All of the remaining shares of our common stock are "restricted securities" as defined under Rule 144 of the Securities Act. Of these, approximately 12,464,718 shares are owned by our officers, directors or other "affiliates." These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144. Restricted securities may only be publicly sold pursuant to a registration under the Securities Act, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates' shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.


           WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

           We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           This prospectus contains "forward-looking statements" and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project", "should" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operation". These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our retail gift card platform and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS


           We will use the net proceeds from the sale of all or any portion of the 16,000,000 shares of common stock we are offering primarily to finance the 2004 and 2005 launch of our retail GIFTIX program, build our infrastructure and repay debt. If all 16,000,000 shares are sold at our assumed average offering price of $0.50 per share, we will receive net proceeds of approximately
$6,850,000, after deducting all offering expenses estimated at approximately $350,000 plus up to a maximum of $800,000 in selling commissions that we may pay to the placement agent and other registered broker-dealers assisting us in the sale of our shares. We will apply available net proceeds from the sale of our shares approximately in the following amounts and order of priority, assuming the sale of the percentage of shares and receipt of net proceeds described below:

---------------------------------------  -------------------------------  ------------------------------  --------------------------
USE OF PROCEEDS                          SALE OF 100% OF SHARES AND       SALE OF 50% OF SHARES AND       RECEIPT OF NET PROCEEDS OF
                                         RECEIPT OF TOTAL NET PROCEEDS    RECEIPT OF TOTAL NET            $1,500,000 OR LESS
                                         OF $6,850,000                    PROCEEDS OF $3,425,000
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Purchase inventories of gift tickets                   $500,000                       $500,000                          $500,000
for 2004 Winter holiday season
retail GIFTIX program
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Expand  our  computer  network,  add                   $500,000                       $500,000                          $500,000
personnel and build infrastructure
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Marketing and advertising                              $500,000                       $500,000                          $500,000
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Retire all or a portion of $545,000 of                 $545,000                       $545,000                      ---
outstanding 7% bridge notes due
November 2004 (1)
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Purchase inventories of gift tickets                   $455,000                       $455,000                      ---
for 2004 Winter holiday season
retail GIFTIX program
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Retire all or a portion of the                         $500,000                       $462,500                      ---
$1,535,000 of outstanding 15% bridge
notes due in May 2005 (2)
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Retire all or a portion of $350,000                    $350,000                       $350,000                      ---
of outstanding 7% bridge notes due
in November 2004 and October 2005 (3)
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Purchase inventories of gift tickets                 $1,645,000                       $112,500                      ---
for 2005 retail GIFTIX program
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Retire all or a portion of the $10,000                  $10,000                         ---
of outstanding 10% bridge notes due in
December 2004 (4)
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Additional     personnel     and                       $100,000                         ---                         ---
infrastructure costs
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Retire all or a portion of the                       $1,035,000                        ---                          ---
$1,535,000 of outstanding 15% bridge
notes due in May 2005 (2)
---------------------------------------  -------------------------------  ------------------------------  --------------------------
Working capital and general                            $710,000                         ---                         ---
corporate purposes
---------------------------------------  -------------------------------  ------------------------------  --------------------------

      (1) A total of $825,000 of 7% bridge notes were issued in November 2003, the net proceeds of which were used for product development, marketing, infrastructure, and general working capital. Pursuant to an agreement in June 2004, holders of $280,000 of such notes converted them at $0.35 per share into 800,000 shares of our common stock. Also, in June 2004 four noteholders holding an aggregate of $300,000 of notes agreed to extend the maturity date to October 1, 2005.

      (2) The 15% bridge notes were issued in May 2004, the net proceeds of which were used as a security deposit for our DISCOVER/Novus escrow account and to purchase inventory of gift tickets and packaging, in each case, to facilitate the launch of our Spring 2004 retail GIFTIX program.

      (3) The 7% bridge notes were issued in February 2004, the net proceeds of which were used for information technology systems upgrades, web site development, magnetic strip ticket development, Microsoft Great Plains integration with Wildcard and DISCOVER/Novus, initial brand development and early placement testing at retail and specialty stores. In June 2004 two noteholders holding an aggregate of $250,000 of notes agreed to extend the maturity date to October 1, 2005.

      (4) A total of $460,000 of 10% bridge notes were issued in April and May 2004, the net proceeds of which were used for general working capital. Pursuant to an agreement in June 2004, holders of $450,000 of such notes converted them at $0.35 per share into 1,285,714 shares of our common stock.

           The inventory that will be purchased from the net proceeds of this offering include plastic gift tickets and directories for our retail product, as well as clear plastic blister packaging. Our partner WildCard Systems, Inc. will provide the plastic gift tickets at its standard rate of approximately $.30 per ticket. An unaffiliated third party vendor InWallet Printing Company will provide the directories at its standard rate of approximately $.40 per directory.

           We will not receive any proceeds from the sale of any of the 9,898,547 shares of common stock subject to resale by the selling stockholders under this prospectus.


                              MARKET FOR OUR SHARES

           Our common stock is quoted on the over-the-counter pink sheets under the symbol UTXG. The stock has not traded since we acquired our operating business through the share exchange with the security holders of Corporate Sports, and we do not expect any trading market in our shares to develop until completion of this offering. Consequently, holders of shares of our common stock may not be able to trade in our shares or otherwise liquidate their investment in us in the event of an emergency or at any time, and such shares of common stock will not be readily acceptable as collateral for loans. We cannot assure you when and if a trading market in our shares will be established, or whether such market, if established, will be sufficiently liquid to enable holders of shares of our common stock to liquidate their investment in us.


           There are 11,379,118 shares of our common stock that are subject to issuance upon exercise of outstanding options or warrants or upon conversion of outstanding convertible notes, not including shares of common stock issuable upon exercise of warrants that may be issued to the placement agent upon completion of this offering." See "PLAN OF DISTRIBUTION."

           There are 705,791 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of 19,834,028 shares of our issued and outstanding shares of common stock are restricted under Rule 144 absent registration; subsequent to registration of 9,898,547 of our shares, approximately 9,935,481 shall be restricted under Rule 144. Of the 10,792,600 shares of our common stock that were issued pursuant to the share exchange with the security holders of Corporate Sports, there are 96,795 shares that are not held by affiliates and may be traded without restriction around November 2005, which is approximately two years after the issuance of the shares. Of the 825,000 shares of our common stock that were issued upon exercise of warrants after the consummation of the share exchange, there are 417,500 shares that are not held by affiliates and may be traded without restriction between May 2005 and November 2005. There are 9,898,547 shares of our common stock that we have agreed to register in this prospectus and an additional 1,142,857 shares of our common stock and 4,385,714 shares issuable upon exercise of warrants that we have agreed to register for resale by no later than approximately four months after the date of this prospectus. There are up to 16,000,000 shares that have been proposed to be publicly offered.

           We currently have outstanding 20,539,819 shares of our common stock. Our common stock is held by approximately 1,020 stockholders of record.


                                 DIVIDEND POLICY

           We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

                                 CAPITALIZATION


The following table sets forth our capitalization as of March 31, 2004:

      o    On an actual basis; and

      o On a pro forma basis to give effect to (i) the sale of the 16,000,000 shares of common stock offered in the prospectus at an assumed offering price of $0.50 per share after deducting brokers commissions and estimated offering expenses, (ii) our repurchase of 1,500,000 shares from a stockholder at $.001 per share, (iii) the issuance of 1,142,857 additional shares at $.001 per share pursuant to an advisory agreement with SD Partners, LLC in May 2004, and (iv) the issuance of 3,428,571 additional shares in June 2004 upon conversion, at $0.35 per share, of $1,200,000 of notes issued between November 2003 and May 2004, $450,000 of which were issued after March 31, 2004.

                                                                      AS OF MARCH 31, 2004
                                                                      --------------------
                                                                         (in thousands)
                                                                     ACTUAL        PRO FORMA (1)
                                                                     ------        ---------
Long-term debt, including current portion                            $1,511          $796
Stockholders' equity
     Preferred Stock - $.001 par value;  authorized  10,000,000         --             --
shares; no shares issued and outstanding actual and pro forma
     Common stock -  authorized  50,000,000  shares,  $.001 par         17             37
value; issued and outstanding,  17,468,391 shares, actual, and
36,539,819 shares, pro forma (1)
Additional paid-in capital                                             311           8,771
Accumulated deficit                                                  (3,393)        (3,872)
Total Stockholders' equity (deficit)                                 (3,065)         4,936
     Total Capitalization (deficit)                                  (1,554)         5,732
                                                                     ===========================

--------------------------
      (1) Assumes (i) the sale of all 16,000,000 shares offered hereby at a price of $0.50 per share, (ii) our repurchase of 1,500,000 shares from a stockholder at $.001 per share, (iii) the issuance of 1,142,857 additional shares at $.001 per share pursuant to an advisory agreement with SD Partners, LLC in May 2004, and (iv) the issuance of 3,428,571 additional shares in June 2004 upon conversion, at $0.35 per share, of $1,200,000 of notes issued between November 2003 and May 2004, $450,000 of which were issued after March 31, 2004.

                                    DILUTION


           If you invest in our common stock, your interest will be diluted by the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Our net tangible book deficit as of March 31, 2004 was approximately $3.1 million, or $0.18 per share. Net tangible book value per share is equal to our tangible net assets, less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2004. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock in this offering and our net tangible book value per share immediately after completion of this offering. After giving pro forma effect to (i) our repurchase of 1,500,000 shares from a stockholder at $.001 per share, (ii) the issuance of 1,142,857 additional shares at $.001 per share pursuant to an advisory agreement with SD Partners, LLC in May 2004, (iii) the issuance of 3,428,571 additional shares in June 2004 upon conversion, at $.35 per share, of $1,200,000 of notes, and (iv) the sale of all 16,000,000 shares of common stock offered hereby at an assumed price of $0.50 per share, our pro forma net tangible adjusted book value at March 31, 2004 would have been approximately $4.9 million, or $0.14 per pro forma share. This amount represents an immediate increase in net tangible book value of $0.32 per share to existing stockholders and an immediate dilution in net tangible book value of $0.36 per share to new investors in the offering. The following table illustrates this per share dilution:

Assumed initial offering price per share                          $0.50
Net tangible book value per share at March 31, 2004               $(0.18)
Increase per share attributable to new investors                  $0.32
Pro Forma net tangible book value per share after this offering   $0.14
Dilution per share to new investors                               $0.36

The following table summarizes, as of March 31, 2004, after giving effect (for existing shareholders) to: (1) our repurchase of 1,500,000 shares from a stockholder at $.001 per share; (2) the issuance of 1,142,857 additional shares at $.001 per share pursuant to an advisory agreement with SD Partners, LLC in May 2004; (3) the issuance of 3,428,571 additional shares in June 2004 upon conversion, at $.35 per share, of $1,200,000 of notes, and (4) after giving effect (for new shareholders) to the sale of all 16.0 million shares of our common stock we are offering for sale at an assumed price of $0.50 per share, the total number of shares of common stock outstanding, the total consideration paid, and the average price per share paid by existing stockholders and by new investors purchasing common stock from us in this offering, before deducting estimated offering expenses payable by us:

                                          SHARES PURCHASED             TOTAL CONSIDERATION            AVERAGE
                                      NUMBER         PERCENT         AMOUNT         PERCENT      PRICE PER SHARE
                                      ------         -------         ------         -------      ---------------
Existing shareholders               20,539,819         56.2%       $1,203,827         14.9%           $0.06
New investors                       16,000,000         43.8%       $6,850,000         85.1%           $0.43
Total                               32,539,819        100.0%       $6,253,827        100.0%

The discussion and above table assumes no exercise of warrants or options outstanding as of March 31, 2004. As of March 31, 2004, there were warrants and options outstanding to purchase a total of 5,259,401 shares of our common stock. An additional 1,142,857 shares and warrants for an additional 4,385,714 shares were issued in transactions effected in May 2004, and an additional 3,428,571 shares were issued in June 2004 upon conversion, at $.35 per share, of $1,200,000 of notes.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                           FORWARD-LOOKING STATEMENTS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus. Our independent auditors have expressed in their audit opinion dated February 12, 2004 that there is substantial doubt that we can continue as a going concern unless we raise additional capital and bring our products to the retail market.

This filing contains forward-looking statements. The words "anticipated," "believe," "expect, "plan," "intend," "seek," "estimate," "project," "will," "could," "may," and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our retail gift card platform and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

           Our principal business activity is to provide prepaid experiences to individuals by offering gift tickets that are redeemable at golf courses, ski resorts, spas and other venues nationwide. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. For example, by paying a uniform price for a Universal Golf Ticket(TM) ($56.00 for a corporate sale or a proposed $49.95 for a retail sale), the gift giver enables the gift recipient to enjoy a round of golf at any one of 2,600 participating golf courses, regardless of the variation in prices charged by an individual golf course. In addition to our current golf, ski resort and spa prepaid tickets, we intend to capitalize on our enabling magnetic tape payment technology platform by offering an array of prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues. We have recently tested offering our gift tickets to retail consumers through national mass merchandise retail chains. We conduct our business through our wholly-owned subsidiary Corporate Sports Incentives, Inc., a New Hampshire corporation.

           For approximately 17 years, Corporate Sports functioned as a provider of prepaid plastic gift tickets solely to large corporations. Commencing in 2003 we expanded our management team and have taken steps to significantly expand the scope of our business to commence selling our gift tickets directly to retail consumers through major mass-market national retail chains. Under our new management structure we are doing business as Utix Group, Inc.

           We currently offer and intend to offer our products through two distinct distribution systems; direct corporate sales (under our UNIVERSAL GOLF/SPA/SKI TICKET brand), and consumer sales conducted at mass merchandise retail venues (under our GIFTIX brand). In both distribution systems, recipients are given the opportunity to enjoy, on one occasion only, such activities as 18 holes of golf at one of over 2,600 participating golf courses or a one-day ski lift ticket at one of over 200 mountains. We also offer a gift ticket that provides a one-hour massage at one of over 1,100 spas. Since we pay the golf courses, ski resorts or other venues their full published list prices on the day that each gift ticket is used, there are no blackout dates or restricted access to the chosen facility associated with any gift tickets, and users are treated as full paying guests at all locations.

CORPORATE BACKGROUND

           We were incorporated in Delaware in 1988 under the name "Deterministics, Inc." In 1989, we changed our name to "Bright Star - World Entertainment, Inc." and in 1994 we changed our name to "Cyto Skin Care Corporation", which was then changed in the same year to "Chantal Skin Care Corporation". In November 2003, we entered into a share exchange agreement with the security holders of Corporate Sports Incentives, Inc., and again changed our name to "Utix Group, Inc." As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 71.6% of the ownership interest in Utix Group, Inc. on a fully-diluted basis. Prior to the exchange, we were an inactive company having no assets, liabilities, operations or transactions since 1999. We presently are quoted on the over-the-counter market pink sheets under the symbol "UTXG".

           Corporate Sports was founded in 1986 as a premium gift, incentive and consumer reward company and has successfully marketed a proprietary line of plastic gift tickets to Fortune 1,000 companies. Prior to its recent expansion into the retail gift ticket market, Corporate Sports' two founding stockholders operated a relatively small ($1.5 million to $2.0 million in average annual revenues) and profitable (10% to 18% average earnings, before executive salaries, fees and bonuses) entrepreneurial business and enjoyed long-standing customer retention with its corporate clients and venues.

           On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. consummated the transactions contemplated by a share exchange agreement (the "Share Exchange Agreement"), dated as of October 31, 2003, between Utix Group, Inc. (then known as Chantal Skin Care Corporation) ("Utix"), Corporate Sports, Joel Pensley, as the principal shareholder of Utix, and the stockholders of Corporate Sports. The parties to the Share Exchange Agreement relied on the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act, which requires that there be no public offering and that the entity issuing the securities be the issuer. Mr. Pensley was the former president of Utix and, at the time of the exchange, was the owner of 4,395,000 shares or 82.1% of the outstanding capital stock of Utix. As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 13,500,000 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Utix, which constitute 71.6% of the ownership interest in Utix on a fully-diluted basis, in exchange for an aggregate of 139.33 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Corporate Sports.

           Under the terms of the Share Exchange Agreement:

               o the 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 10,792,600 shares of Utix common stock, and the 27.82673 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants and options (collectively, "Share Equivalents") were exchanged for an aggregate of 2,707,401 Share Equivalents of Utix;

               o the board of directors of Corporate Sports became the board of directors of Utix;

               o Robert M. Rubin (the settlor of The Rubin Family Irrevocable Stock Trust) committed to provide not less than $300,000 of financing of 7% Utix bridge notes;

               o Joel Pensley transferred to the Rubin Family Irrevocable Stock Trust (the "Rubin Trust") and Nexgen Holdings Corp. ("Nexgen"), of which Guy Cohen is the President and sole shareholder, in equal amounts, a total of 3,750,000 shares of Utix common stock, or 85.3% of the shares then owned by Mr. Pensley. The Rubin Trust and Nexgen subsequently transferred 100,000 of such shares, in equal amounts, to affiliates of Capital Access Group, LLC. As of the date of this prospectus, the Rubin Trust beneficially owns approximately 12.6% of the outstanding common stock of Utix. In March 2004, Nexgen sold all of its equity in Utix to Mr. Pensley, and in May 2004, Utix repurchased 1,500,000 of the 2,470,000 shares then owned by Mr. Pensley for $1,500 and issued to Mr. Pensley a five year warrant to purchase 750,000 shares of common stock at an exercise price of $0.15 per share;

               o  Utix adopted the 2003 Stock Option Plan;

               o The Rubin Trust and the former stockholders of Corporate Sports agreed not to sell any of their Utix shares for a minimum of one year; and

               o The Rubin Trust agreed to vote its shares of Utix common stock in such manner as our board of directors shall determine in appointing nominees to the board of directors.

RESULTS OF OPERATIONS

All of our business activities are conducted through our subsidiary Corporate Sports Incentives, Inc., as reflected in our consolidated financial information.

          SIX MONTHS ENDED MARCH 31, 2004 COMPARED WITH THE SIX MONTHS
                             ENDED MARCH 31, 2003.

           Our loss for the six months ended March 31, 2004 was $(1,677,986). This compares to a loss of $(485,807) for the six months ended March 31, 2003, an increase of $1,192,179, or 245%. The increase in the loss and the losses incurred in the six months ended March 31, 2004 essentially reflect expenditures related to building infrastructure, product development and the share exchange with the security holders of Corporate Sports. We expect losses due to the development of our retail product to continue in fiscal 2004 until we significantly penetrate the retail market and begin to recognize revenues, which we don't anticipate recognizing until fiscal 2005 and 2006 due to the delayed revenue recognition of our retail products.

           Net revenues for the six months ended March 31, 2004 were $970,695 from gift ticket sales. This compares to $1,081,628 in revenues for the six months ended March 31, 2003, which represents a decrease of $110,663, or 10.2%. The decrease is due to the fact that we are not recognizing "breakage" up-front on retail orders shipped and a small increase in expired ticket reserve levels. We anticipate that revenues from our corporate business will continue to grow, reaching approximately $3.2 million in fiscal 2004 as a result of new products and improved technology that have enabled us to achieve significant growth in our corporate business. This revenue projection is based on the increase in shipped orders for the first half of fiscal 2004 to $1.6 million as compared to $1.1 million for the same period in 2003. In addition, we have entered into agreements with American Express Awards and SBC Corp., from which we estimate that we will receive average revenue of $750,000 and $1,000,000, respectively, in fiscal 2004. We believe that our revenue projections are in line with industry statistics, which predict that the prepaid card market will reach $71.5 billion by the end of 2003 and increase to $349 billion in 2007 (Business Week, November 17, 2003). We cannot assure you that we will achieve all or any meaningful portion of our projected revenue growth. The likelihood of our realizing our business plan will not be measurable until the end of fiscal 2005 when we will be able to quantify the extent of "sell throughs," or retail sales, on our prepaid gift tickets being marketed at retail chains.

           Gross profit for the six months ended March 31, 2004 was $291,253, or 30% of revenues, for the six months ended March 31, 2004 as compared to $412,021, or 38% of revenues, for the six months ended March 31, 2003. The decline in gross profit was attributable to one-time costs associated with test sales of the retail product and a higher average redemption cost on ski tickets.

           Total operating expenses for the six months ended March 31, 2004 were $1,860,884 as compared to $904,552 for the six months ended March 31, 2003. The total increase in operating expenses was $956,332 and the most significant differences when comparing the six months ended March 31, 2004 with the six months ended March 31, 2003 were due to professional fees in connection with the share exchange, additional staffing, marketing development, IT infrastructure and product development. We anticipate the operating expenses to continue to increase in fiscal 2004 due to marketing expenditures, increased selling activity, and additional support and administration staff to support the growth of our corporate business and the development and launch of our retail product.


  YEAR ENDED SEPTEMBER 30, 2003 COMPARED WITH THE YEAR ENDED SEPTEMBER 30, 2002


           Our loss for the year ended September 30, 2003 was $(1,095,907). This compares to a loss of $(403,490) for the year ended September 30, 2002, an increase of $692,417, or 172%. The increase in the loss and the losses incurred in fiscal 2003 and 2002 essentially reflect expenditures related to building infrastructure and other efforts to bring our products to the consumer market. We expect losses due to the development of our retail product to continue in fiscal 2004 until we significantly penetrate the retail market and begin to recognize revenues, which we don't anticipate recognizing until fiscal 2005 and 2006 due to the delayed revenue recognition of our retail products.


           Net revenues for the year ended September 30, 2003 were $2,311,786 from gift ticket sales. This compares to $2,278,148 in revenues for the year ended September 30, 2002. We anticipate that revenues from our corporate business will increase to approximately $3.2 million in fiscal 2004 (an increase of approximately 40% as compared to fiscal 2003) and to $5.8 million in fiscal 2005 (an increase of an additional 50% as compared to our projected revenues for fiscal 2004) as a result of new products and improved technology that have enabled us to achieve significant growth in our corporate business. If we achieve penetration into the retail market in fiscal 2005 as planned, we anticipate that our sales will reach $16 million from retail sales based on our business plan to penetrate over 2,500 retail locations in fiscal 2005, the revenue from which will not be recognized until fiscal 2006 due to the deferred recognition of revenue from retail sales. We believe that our revenue projections are in line with industry statistics, which predict that the prepaid card market will reach $71.5 billion by the end of 2003 and increase to $349 billion in 2007 (Business Week, November 17, 2003). We cannot assure you that we will achieve all or any meaningful portion of our projected revenue growth. The likelihood of our realizing our business plan will not be measurable until the end of fiscal 2005 when we will be able to quantify the extent of "sell throughs", or retail sales, on our prepaid gift tickets being marketed at retail chains.

           Total operating expenses for the year ended September 30, 2003 were $1,860,987 as compared to $1,195,879 for the year ended September 30, 2002. The total increase in operating expenses was $665,108 and the most significant differences when comparing the year ended September 30, 2003 with the year ended September 30, 2002 were due to additional staffing, consulting, marketing development, and transaction costs related to bringing our products to the consumer market. We anticipate a continued increase in operating expenses in fiscal 2004 and fiscal 2005 attributable to marketing expenditures, increased selling activity, and additional support and administration staff to support the growth of our corporate business and the development and launch of our retail product.

LIQUIDITY AND CAPITAL RESOURCES


           Since our inception, our capital resources have been limited. We have had to rely upon the sale of debt securities for cash required for product purchase purposes, for expansion of our business into the retail market, and to fund our day-to-day operating needs. If we do not generate substantial revenues in the near future we will have to rely upon sales of debt and equity securities to raise capital. Our ability to meet our existing orders and effect timely delivery of tickets to the retail chains that have entered into placement agreements with us will depend directly upon our ability to raise a minimum of approximately $5.0 million to $8.0 million of debt or equity financing over the next six to twelve months. We project that we will need to raise $2.0 million in fiscal 2004 and $2.5 million in fiscal 2005 to fund operations, complete projects and fund future cash requirements related to the expansion of our business. Furthermore, we will incur substantially all of the expenses related to the production and marketing of our retail gift tickets before we realize cash from such transactions. The delay on cash realized may be as much as one year from the point of sale, because our current arrangement with our credit card processor, DISCOVER/Novus, requires consumer payments to be maintained in escrow pending use or redemption of our cards at the venue of use and payment by DISCOVER/Novus to the venue.


           Although we are actively seeking to relieve our cash flow deficit through a line of credit secured by escrowed funds and equity type financing, if it is not available or obtainable, our investors may lose a substantial portion or all of their investment and our business may fail. We may have to abandon our efforts to penetrate the retail market, lay off approximately two-thirds of our staff and continue our corporate business on a manual basis. We cannot assure you that financing, whether debt or equity, will always be available to us in an amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to us.


           Between March 2003 and November 2003, Utix and Corporate Sports borrowed an aggregate of $1,295,000 from its executive officers, directors, principal stockholders and other third parties. In connection with such borrowings, we issued to the lenders our 7% notes due November 13, 2004 and warrants entitling such persons to purchase an aggregate of 825,000 shares of our common stock at an exercise price of $0.001 per share, and 9% convertible notes due 2006 and warrants entitling such persons to purchase an aggregate of 470,000 shares of our common stock at an exercise price of $0.43 per share. The 7% notes contain provisions regarding mandatory prepayment if an equity financing of at least $1.5 million is completed, and both the 7% notes and the 9% notes require the prior written consent of at least a majority of the lenders before we can (1) make loans, except loans or advances made in the ordinary course of business, and (2) issue, incur or assume any indebtedness, nor become liable, whether as an endorser, guarantor, surety or otherwise, for any debt or obligation of any other person. Pursuant to an agreement in June 2004, the holders of $750,000 principal amount of these 7% and 9% notes agreed to convert their notes into an aggregate of 2,142,857 shares of Utix common stock at a conversion price of $0.35 per share. As consideration for such conversion, we agreed to reduce the exercise price of the warrants to purchase an aggregate of 1,342,857 shares of our common stock from an exercise price of $0.43 per share to $.35 per share. Furthermore, in June 2004 we entered into an agreement with four of the holders of the notes issued in November 2003 aggregating $300,000 whereby the noteholders agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $.35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $0.35 per share. In addition, if the average trading price of our common stock, as traded on the OTC-Bulletin Board or any other securities exchange, shall be equal to or greater than $0.70 per share for the 30 consecutive trading days immediately prior to the maturity date, on the maturity date, we can pay the notes either in cash or in shares of our common stock at $0.35 per share; provided that noteholders will receive at least 100% of the principal and interest on resale of the shares. We also agreed to register for resale (i) the 300,000 shares of common stock issued or issuable to the four noteholders upon exercise of warrants issued in conjunction with the loans and (ii) the 857,143 shares of common stock issuable upon conversion of the notes; PROVIDED that the noteholders agree not to sell for a period of one year such registered shares.


           As part of our fund raising efforts, in February 2004 we borrowed an additional $350,000 from three persons, including certain principal stockholders. Such loans are also evidenced by our 7% notes due and payable on November 30, 2004. The notes have a provision regarding mandatory prepayment if we receive net proceeds in excess of $3,000,000 from any debt or equity financing completed prior to November 30, 2004, and requires the prior written consent of at least a majority of the lenders before we can (1) make loans, except loans or advances made in the ordinary course of business, and (2) issue, incur or assume any indebtedness, nor become liable, whether as an endorser, guarantor, surety or otherwise, for any debt or obligation of any other person. We also issued to the lenders five year warrants entitling them to purchase 350,000 shares of our common stock at an exercise price of $0.10 per share. We have the right to repurchase such warrants for $.01 each on 30 days prior written notice (subject to the holders right to exercise) if all of the following conditions are met:

               o Our common stock trades on the NASD over-the-counter bulletin board or another national securities exchange;

               o The average closing price of our common stock, as traded on such exchange for the 30 consecutive days prior to our submission of a notice of redemption, shall equal or exceed $0.30 per share; and

               o The shares of common stock issuable upon exercise of such warrants have been registered for resale under the Securities Act of 1933, as amended, or otherwise exempt from such registration requirements.


In June 2004 we entered into an agreement with two of the noteholders aggregating $250,000 whereby the noteholders agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $.35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $0.35 per share. In addition, if the average trading price of our common stock, as traded on the OTC-Bulletin Board or any other securities exchange, shall be equal to or greater than $0.70 per share for the 30 consecutive trading days immediately prior to the maturity date, on the maturity date, we can pay the notes either in cash or in shares of our common stock at $0.35 per share; provided that noteholders will receive at least 100% of the principal and interest on resale of the shares. Furthermore, we agreed to register for resale (i) the 250,000 shares of common stock issued or issuable to the two noteholders upon exercise of warrants issued in conjunction with the loans and (ii) the 714,286 shares of common stock issuable upon conversion of the notes; PROVIDED that the noteholders agree not to sell for a period of one year such registered shares.

           In April and May 2004 we issued secured subordinated notes for an aggregate amount of $460,000 to six persons, including certain officers, directors and other affiliates, that are due December 31, 2004. The notes bear interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes are subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $3.5 million; upon such prepayment, we shall pay a prepayment premium of 5% of the loan amount. The notes are secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes described below, the note holders agreed to fully subordinate his or her right to payment under his or her 10% note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, the note holders shall be entitled to receive regularly scheduled payments of principal and interest under the 10% notes. The notes have a provision that requires the prior written consent of at least a majority of the lenders before we can (1) make loans, except loans or advances made in the ordinary course of business, and (2) issue, incur or assume any indebtedness, nor become liable, whether as an endorser, guarantor, surety or otherwise, for any debt or obligation of any other person. Pursuant to an agreement in June 2004, the holders of $450,000 aggregate principal amount of these 10% notes agreed to convert their notes into an aggregate of 1,285,714 shares of Utix common stock at a conversion price of $0.35 per share.

           In May 2004, we issued secured 15% notes for an aggregate of $1,535,000 to eleven persons, some of whom are current shareholders of the Company. The notes are due in May 2005, bear interest at the rate of 15% per annum, payable quarterly. The notes are subject to mandatory prepayment prior to such maturity date, out of 50% of the net proceeds, if any, in excess of $2.5 million that we may derive from any one or more equity financings, including the sale of shares under this prospectus. If we prepay the notes after November 28, 2004, we are also obligated to pay as a premium one year's interest on the then outstanding balance of the notes, less any interest previously paid. The notes are secured by a priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, which is senior to an aggregate of $1,405,000 of our notes that we issued between March 2003 and April 2004. We also issued to the lenders five year warrants entitling them to purchase 2,857,143 shares of our common stock at an exercise price of $0.35 per share. Commencing one year from the effective date of a registration statement covering the shares issuable upon exercise of the warrants, we have the right to repurchase such warrants for $.01 each on 60 days prior written notice (subject to the holders right to exercise) if all of the following conditions are met:

               o Our common stock trades on the NASD over-the-counter bulletin board or another national securities exchange;

               o The average closing price of our common stock, as traded on such exchange for the 30 consecutive days prior to our submission of a notice of redemption, shall equal or exceed 200% of the exercise price of the warrants;

               o The shares of common stock issuable upon exercise of such warrants have been registered for resale under the Securities Act of 1933, as amended, or otherwise exempt from such registration requirements; and

               o The average of the dollar value of our shares of common stock that trade on any securities exchange for the 60 trading days prior to the date we elect to redeem the warrants shall equal or exceed $75,000.

           In connection with the sale of the 15% notes, we paid a $100,000 finders fee to Great Court Capital, LLC and issued warrants to purchase 500,000 of our shares at an exercise price of $0.25 per share to an unaffiliated third party. We also entered into a financial advisory agreement with SD Partners, an affiliate of Great Court. Under the terms of the advisory agreement, SD Partners has agreed to assist us in connection with our marketing efforts and in introducing us to investment bankers or broker/dealers who may assist us in the sale of our securities in the United States and Europe. In the event that it shall introduce us to investment bankers or broker/dealers who effect sales of our securities, SD Partners will receive a finders fee of 5% of the gross proceeds we realize from such introduction and receive warrants to purchase 5% of the number of shares (or share equivalents) we sell to or through such sources at an exercise price equal to the same per share price in which we sell our securities; provided, that the total of such fees and any commissions or other compensation we pay registered broker dealers will not exceed applicable compensation guidelines promulgated by the National Association of Securities Dealers, Inc. In addition, to agreed to pay SD Partners $25,000 per month for a maximum of six months under the advisory agreement. We may cancel the advisory agreement at any time after July 28, 2004 on 30 days notice; provided, that SD Partners would be entitled to their success finders fee if we obtain financing through any of their introductions during the 12 month period following such termination. As an inducement to obtaining the services of SD Partners, we sold SD Partners 1,142,857 of our shares for $1,143 or $0.001 per share, and agreed that if we are successful in raising in $2.5 million or more in equity by December 31, 2004, to issue to SD Partners warrants entitling them to purchase for $0.35 per share a minimum of 714,286 and a maximum of 1,000,000 additional shares of our common stock.

           As of March 31, 2004 we had cash, cash equivalents and certificates of deposits of $271,820 as compared to $208,744 as of March 31, 2003. Working capital deficiency at March 31, 2004 was $(2,679,066) as compared to a working capital deficiency of $(1,189,251) at March 31, 2003. The working capital deficiency was primarily attributable to the legal, accounting and other costs associated with the share exchange with the security holders of Corporate Sports, the building of infrastructure consisting of database systems upgrades, computer hardware and IT integration, and the development of the retail package. In the six months ended March 31, 2004, we received $50,000 from the issuance of convertible loans and $950,000 from bridge loans for a total of $1,000,000. We primarily used the funds as follows: staffing cost, marketing development, and transaction costs to bring products to the consumer market. Accounts payable and accrued liabilities increased $129,582. Cash inflows exceeded cash outflows during the period and increased cash on hand by $126,344 during the six months ended March 31, 2004, leaving a cash balance at March 31, 2004 of $271,820.

           We intend to raise an additional $5,000,000 to $8,000,000 of equity to repay our outstanding bridge loans and meet our ongoing working capital requirements in 2004, including the financing of the production of an adequate inventory of tickets for our Fall and Winter retail programs. We cannot assure you that we will be successful in registering or selling such securities by the end of the second quarter of 2004 or otherwise receive adequate net proceeds to enable us to meet existing contractual commitments or otherwise achieve our business goals.


           We do not have any commitments for material expenditures over either the near or long term.

CASH FLOW FROM SALES AND RECOGNITION OF REVENUES.

           We customarily sell our gift tickets to corporate or business clients on terms that require full payment, either in advance or within thirty days of purchase. We recognize a portion of the transaction revenues at the time of sale, and the balance, together with the cost of the gift ticket, at the time the ticket is used or redeemed by the user at the golf course, ski resort or other venue. The portion of the selling price of our corporate gift tickets that we recognize as revenue at the time of sale is based upon the historical percentage of our one year corporate gift tickets that expire unused by recipients (known in our business as "breakage").

      With respect to our new GIFTIX retail tickets, once sold to a consumer, our current arrangements require that the full value of the sale be deposited in an escrow account controlled by DISCOVER/Novus, until DISCOVER/Novus either makes payment to the golf course, ski resort or other venue, upon redemption or use of the card, or when the card expires unused. Consequently, we will not realize any cash from a sale until the ticket is redeemed or is subject to breakage, which could be as much as one year from the date of sale of the card at retail. This will require us to obtain additional financing to fund the escrow account. Although we believe that we will be able to obtain an institutional line of credit secured by our interest in sale proceeds retained in the DISCOVER/Novus escrow account, to date, we have not received any firm proposals or commitments for such financing. Failure to obtain such financing will impact our ability to sell at the retail level.

      We recognize both revenues and costs of sales at the time of redemption. We recognize revenues on unredeemed retail tickets when the consumers ability to use the ticket expires (usually after one year).


           As a result of our recognition policy, although sales of our retail gift tickets may be robust, we will not be able to recognize revenues and profits from such sales until the tickets are used or expire, which may be as much as one year from the date of the actual retail sale. Accordingly, as we attempt to develop our retail distribution model, a key measure of our potential success and profitability in the early years of our development will be the number of GIFTIX retail tickets sold at the cash register of the retailer.


OPTIONS AND WARRANTS


           As of the date of this prospectus, we had outstanding 11,379,118 options, warrants and convertible notes, not including shares of common stock issuable upon exercise of warrants that may be issued to the placement agent upon completion of this offering." See "Plan of Distribution." The exercise price of the exercisable warrants and options and the conversion price of the convertible notes range from $0.10 to $0.35 per share. If all of the options and warrants are exercised prior to their expiration and the convertible notes are converted prior to their maturity date, we will receive aggregate proceeds of $2,122,500.


DIVIDENDS

           We have not shown positive earnings in the past two fiscal years, and have not paid any dividends. In all likelihood, we will use our earnings, if any, to develop our business and do not intend to declare dividends for the foreseeable future. Any decision to pay dividends on our common stock in the future will be made by our board of directors on the basis of earnings, financial requirements and other such conditions that may exist at that time.

GOING CONCERN


           We have suffered recurring losses from operations, have a net working capital deficiency and a net stockholders' deficit, all of which raise substantial doubt about our ability to continue as a going concern. We have undertaken a number of initiatives to address these issues, and have raised approximately $2,995,000 in aggregate proceeds in the form of notes payable since September 30, 2003. Additionally, we have revised the terms of our notes payable prior to September 30, 2003 to extend the maturity dates, converted $1,200,000 of our outstanding notes to shares of our common stock at $.35 per share, and extended the maturity date of an aggregate of $550,000 of our notes to October 1, 2005. We have also commenced discussions to raise equity capital with the intention of repaying our notes and meeting our ongoing working capital requirements throughout 2004 and 2005. We are in the process of expanding our product sales into the retail distribution channel. In addition to our current golf, ski resort and spa prepaid tickets, we intend to capitalize on our enabling magnetic tape payment technology platform by offering an array of prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues.


           Based upon these factors, among others, our independent auditors have expressed the opinion that there is substantial doubt that we can continue as a going concern unless we raise additional capital and bring our products to the retail market.


OFF BALANCE SHEET ARRANGEMENTS.   None.


CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS:


Contractual obligations as of March 31, 2004 are as follows:



---------------------------------------------------------------------------------------------------------
                                              PAYMENTS DUE BY PERIOD
---------------------------------------------------------------------------------------------------------
Contractual Obligations            Total      Less than 1 year               After              More than
                                                                   1-3 years      3-5 years      5 years
---------------------------------------------------------------------------------------------------------
Building leases                 $   72,548      $   48,365         $  24,183             $0         $0
---------------------------------------------------------------------------------------------------------
Capital lease obligations       $   20,665      $    8,236         $  12,429             $0         $0
---------------------------------------------------------------------------------------------------------
Debt                            $1,510,659      $1,040,659         $ 470,000             $0         $0
---------------------------------------------------------------------------------------------------------
Total                           $1,183,872      $1,097,260         $ 86,612              $0         $0
---------------------------------------------------------------------------------------------------------

           Of the $1,510,659 of debt, $470,000 may be prepaid by us prior to July 15, 2004 upon thirty days notice and the payment of a prepayment premium of 10%, and $669,822 is payable upon our receipt of net proceeds in excess of $1.5 million from a debt or equity financing.


RECENT ACCOUNTING PRONOUNCEMENTS:

           In May 2003, the Financial Accounting Standard Board (FASB) issued SFAS No. 150, ACCOUNTING FOR CERTAIN INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, which established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company's adoption of the initial recognition and initial measurement provisions of SFAS No. 150, effective June 1, 2003, did not have a material impact on the Company's results of operations or financial position.

           In April 2003, the FASB issued SFAS No. 149, DERIVATIVES AND HEDGING, an Amendment of SFAS No. 133. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The changes in this Statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarified under what circumstances a contract with an initial net investment meets the characteristic of a derivative of SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an "underlying" to conform it to language used in FASB Interpretation (FIN) No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENT FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, and amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149 effective July 1, 2003, which did not have a material impact on the Company's results of operations or financial position.

           In January 2003, the Emerging Issues Task Force (EITF), published EITF Issue No. 00-21, REVENUE ARRANGEMENTS WITH MULTIPLE DELIVERABLES, which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF No. 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material impact on the Company's results of operations or financial position.

           In November 2002, the FASB issued Interpretation (FIN) No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS. Along with new disclosure requirements, FIN 45 requires guarantors to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. This differs from the current practice to record a liability only when a loss is probable and reasonably estimable. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company's results of operations or financial position.


           In January 2003, the FASB issued Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which addressed accounting for special-purpose and variable interest entities. This interpretation was effective for financial statements issued after December 31, 2002. In September 2003, the FASB issued a Staff Position to allow a deferment of the effective date to the end of the first interim or annual period ending after December 15, 2003 if certain conditions were met. In December 2003, the FASB issued Interpretation No. 46R, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which addresses accounting for special-purpose and variable interest entities and which superseded Interpretation 46. The effective date of this interpretation is the end of the first reporting period that ends after March 15, 2004, unless the entity is considered to be a special-purpose entity in which case, the effective date is the end of the first reporting period that ends after December 15, 2003. Companies that have adopted Interpretation No. 46 prior to the effective date of Interpretation No. 46R will either continue to apply Interpretation No. 46 until the effective date of Interpretation No. 46R or apply the provisions of Interpretation No. 46R at an earlier date. The Company's adoption of Interpretation No. 46 and No. 46R did not have a material impact on the Company's consolidated financial position or results of operations.


CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We regularly evaluate our estimates and assumptions based upon historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent actual results differ from those estimates, our future results of operations may be affected. We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

The SEC recently issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, our most critical accounting policy is revenue recognition.

We defer revenue for the estimated number of tickets that will ultimately be redeemed and recognizes the amount deferred as revenue upon redemption. We analyze our historical redemption rates for ticket sales as a basis for the estimate of the tickets that will not be redeemed. For corporate sales, revenue for estimated non-redemptions is generally recognized when the tickets are sold. If the actual numbers of tickets redeemed is significantly different than originally estimated an adjustment to revenue recorded in a particular period may be required.

For new products and new distribution channels (with which we have limited actual experience) non-redemptions are recognized upon ticket expiration.

                                    BUSINESS

GENERAL

           Our principal business activity is to provide prepaid experiences to individuals by offering gift tickets that are redeemable at golf courses, ski resorts, spas and other venues nationwide. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. For example, by paying a uniform price for a Universal Golf Ticket(TM) ($56.00 for a corporate sale or a proposed $49.95 for a retail sale), the gift giver enables the gift recipient to enjoy a round of golf at any one of 2,600 participating golf courses, regardless of the variation in prices charged by an individual golf course. In addition to our current golf, ski resort and spa prepaid tickets, we intend to capitalize on our enabling magnetic tape payment technology platform by offering an array of prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues.

           We currently intend to offer our products through two distinct distribution systems, direct corporate sales (under our UNIVERSAL GOLF/SPA/SKI TICKET brand) and consumer sales conducted at mass merchandise retail venues (under our GIFTIX brand). In both distribution systems, recipients are given the opportunity to enjoy, on one occasion only, such activities as 18 holes of golf at one of over 2,600 participating golf courses or a one-day ski lift ticket at one of over 200 mountains. We also offer a gift ticket that provides a one-hour massage at one of over 1,100 spas. Since we pay the golf courses, ski resorts or other venues their full published list prices on the day that each gift ticket is used, there are no blackout dates or restricted access to the chosen facility associated with any gift tickets, and users are treated as full paying guests at all locations.


           In 2003, we established initial consumer acceptance of our gift tickets directly to the retail public through test marketing at BJ's Wholesale Club, Sam's Clubs and The Golf Warehouse. During the approximately four weeks in June 2003 that we test marketed our retail gift tickets at 124 BJ's Wholesale Club locations, we sold 1,094 gift tickets. During the approximately four weeks in December 2003 that we test marketed our retail gift tickets at 38 Sam's Club locations, we sold 1,672 gift tickets. Our test marketing at The Golf Warehouse is ongoing and we sold 2,583 gift tickets in fifteen months through their online retailer program. Additional testing and refinement of our marketing programs is planned throughout 2004. We have also entered into consignment sale placement arrangements with national food, drug, mass and specialty chains. Our retailers will be paid a commission of between 8% and 12% of the retail price of each of our gift tickets.


           We have been named an official ticket and card products issuer by the Discover Card/Novus. Through our software technology and processing partner, WildCard Systems, Inc., we intend to launch a proprietary magnetic strip ticket product on the DISCOVER/Novus merchant payment network system in the first half of calendar year 2004.

           In conjunction with WildCard Systems, we believe we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. Based on information provided by DISCOVER/Novus, we believe we are currently the only issuer on the DISCOVER/Novus credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues.

           We believe that our principal competitive advantage is based upon the relationships we have developed with Wildcard Systems and DISCOVER/Novus and our collective ability to commercialize magnetic tape payment technology (the loading of a ticket for an experience at point of purchase and payment in dollars at the point of use) that can benefit both the giver and the receiver. We also believe that as we further develop our technology with Wildcard Systems, we will be able to offer retailers and corporate program buyers an array of unique custom-shopping prepaid gift products.

OUR CORPORATE BUSINESS

           We sell to our corporate clients UNIVERSAL GOLF, SKI OR SPA plastic gift tickets for distribution to their employees and customers, as well as to the employees of other companies with which they do business. Each gift ticket type provides the user with one admission to a variety of entertainment venues, including over 2,600 golf courses in all 50 States, Mexico and the Caribbean, over 200 ski and snowboard mountain resorts throughout North America, and over 1,100 spas in the United States. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. For example, by paying a uniform price for a Universal Golf Ticket(TM) ($56.00 for a corporate sale), the gift giver enables the gift recipient to enjoy a round of golf at any one of 2,600 participating golf courses, regardless of the variation in prices charged by an individual golf course. Therefore, our gift tickets do not have a specified dollar value tied to them, but instead designate a particular experience. Our corporate clients have included Boeing, British Airways, JP Morgan Chase, General Mills, Gillette, Hewlett Packard, Kraft Foods, MBNA, Merrill Lynch, Nabisco, National Broadcasting Company, Pepsi-Cola, Pillsbury, Prudential Insurance, Seagrams, Sprint, Toyota, Verizon, Weyhaueser, American Express, and Linsco Private Ledger. We are not dependent on any one or a few customers; no single customer makes up 5% or more of our sales. Many incentive and reward programs, such as those offered by Chase, Verizon and Wells Fargo, have run continuously for over five years.

           We believe we are distinct from other prepaid discount promotional offerings in that our Universal Ticket member golf courses, ski resorts and other venues are paid their full published list prices on the day the gift ticket is used, rather than a negotiated discount price. As a result, ticket holders are able to enjoy many venues that are unavailable to discount oriented programs, and a first-class sport, leisure or entertainment experience with no blackouts or restrictions. At some participating upscale golf courses and ski resorts whose charges exceed our standard gift ticket prices, ticket holders must purchase one or more upgrades in order to use the facility. This can be done easily over the phone.

           We produce and fulfill client requests for corporate tickets containing the client's corporate logo, the expiration date and other requested information. Use of the tickets is limited to approximately ten months from issuance, usually corresponding to traditional golf or ski seasons. As a ticket approaches its expiration date, at the user's request, we will exchange the ticket for a new ticket for a $15.00 fee. Approximately 12% to 14% of our corporate gift tickets are returned for exchange. In addition, in fiscal 2003, approximately 38% of our corporate tickets were subject to "breakage," which means that they were never used and not returned for exchange.

           Our corporate tickets are currently manual, in that they do not include a magnetic strip. When the user presents the ticket at the desired venue, the operator of the venue cuts each ticket in half and mails it back to us together with an invoice billing us for the use of the venue.

OUR RETAIL BUSINESS

           Our proposed retail gift ticket program is being coordinated through the DISCOVER/Novus merchant payment system and will enable retailers to activate our tickets at the cash register in exchange for payment. Like our corporate business, each gift ticket type provides the user with one admission to a variety of entertainment venues, including over 2,600 golf courses in all 50 States, Mexico and the Caribbean, over 200 ski and snowboard mountain resorts throughout North America, and over 1,100 spas in the United States. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded retail tickets will permit users to enjoy a specific one-time experience

(such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. For example, by paying a uniform price for a UNIVERSAL GOLF TICKET(TM) (a proposed $49.95 for a retail sale), the gift giver enables the gift recipient to enjoy a round of golf at any one of 2,600 participating golf courses, regardless of the variation in prices charged by an individual golf course. Therefore, our gift tickets do not have a specified dollar value tied to them, but instead designate a particular experience. Retail customers will be able to easily identify where the tickets may be used by viewing a directory attached to each ticket package or the website, or by calling the customer service department, which is available 24 hours a day, 7 days a week. Based on Wildcard Systems' proprietary magnetic strip technology, when the ticket is redeemed at the golf course, ski resort or other venue by the user, the venue will be paid their full published list price rate for the services they deliver. We believe that the key benefit to retailers is that there is no inventory or slippage cost associated with offering our tickets as they are not activated until checkout. At the same time, the venue is able to realize its full profit margin quickly.

           Although not tied to a particular dollar amount, each of our gift tickets has a maximum dollar credit limit. Therefore, if the venue's charge for golf, skiing or another experience exceeds such limit, the user can, either online or by merely dialing a toll-free telephone number (listed on the ticket), charge his or her credit card to add additional ticket upgrades to the prepaid gift ticket, thus expanding the number of golf, ski and spa venues available for ticket redemption. For example, if the gift recipient would like to play a round of golf at one of our participating premium golf courses whose charges exceed our standard gift ticket prices, the gift recipient may opt to purchase an upgrade to the gift ticket that he or she received to allow entry into that premium golf course.

           Upon activation at retail, the merchant earns a commission that is a negotiated percentage of the retail price ranging between 8% and 12% and becomes obligated to pay us for the sale. The retailer pays us a fixed price for the gift tickets, so if the retailer sells below our suggested retail price, any shortfall is covered by the retailer. The payment made by the retailer will be held in an escrow account that is utilized for ticket settlement via the DISCOVER/Novus merchant payment system. We expect to receive gross profit from the sale of our retail products from an estimated average gross margin of 2% to 6% on tickets that are redeemed by the consumer and an estimated average "breakage" of 28%, which is the percentage of all tickets that are never used and not returned for exchange. These projected gross margin and breakage percentages were based on our historical performance in selling corporate tickets since 1986 and were validated by the test marketing of our retail product.

           We determine our gross margin for redeemed gift tickets by taking the retail price and subtracting from it the venue's list price, the commission paid to retailers and the cost for producing the gift tickets. For example, if we sell our UNIVERSAL GOLF TICKET(TM) at retail at $50, the golf venue's list price for a round of golf is $40, the commission paid to retailers is $5.00 (10% of retail price), and the cost for producing a UNIVERSAL GOLF TICKET(TM) is $2, then our gross margin is $3.00 or 6%. For tickets that were never used and not returned for exchange, we don't have to subtract the venue's list price since the experience was never claimed. Therefore, we determine breakage by taking the retail price and subtracting from it only the commission paid to retailers and the cost for producing the gift tickets.

           We have been named an official ticket issuer by Discover Financial Services and have executed an exclusive partnering agreement with WildCard Systems, Inc., one of the leading credit card processors, for ticket development and processing. As part of our multi-year contract with Discover Financial Services, we have received a commitment for minimum ticket purchases totaling $500,000 for the first two years for use in DISCOVER/Novus's promotional activities. DISCOVER/Novus has advised that it expects to arrange placement in numerous programs and sales in excess of $1,500,000 during the same period. Other than granting to DISCOVER/Novus a volume discount of 12% off of the retail price, we treat DISCOVER/Novus like any other retailer from which we collect our gross margin and breakage percentages.

           Our technology partner, Wildcard Systems, is working with us to enhance the proprietary software and processing and magnetic strip technology to enable each of our subscribing venues to charge its regular price to ticket users for the lifestyle experiences they provide and seamlessly receive immediate payment under the DISCOVER/Novus payment network. During fiscal year 2003, we spent $80,000 on research and development of our magnetic strip technology, none of the cost for which was passed on to the customer. During fiscal 2002, we spent only a nominal amount on research and development of our magnetic strip technology.

           We have made arrangements with Quality Packaging Specialists, Inc., a production and fulfillment company located in Burlington Township, New Jersey, to assemble our retail magnetic strip tickets, retail packaging and ticket directories and ship them to our retail customers. We have not entered into any written agreement with Quality Packaging Specialists, Inc. and order the assembly and shipping of our products on an as-needed, per unit basis. WildCard oversees the ticket manufacturing. InWallet Printing Company produces the ticket directories and Mansir Holden prints and produces the cardboard packaging. We have not entered into any written agreements with InWallet Printing Company or Mansir Holden, and order directories and cardboard packaging through standard quote and purchase order arrangements on an as-needed, per unit basis. We are not dependent on any of the aforementioned vendors; there are other vendors that can provide the same services at competitive prices. As a result of this outsourcing strategy, we believe that we will be able to reduce our in-house processing costs per ticket.


           We intend to sell our UNIVERSAL GOLF/SKI/SPA GIFTIX tickets directly to consumers through major mass-market national retail chains in the food, drug, mass and specialty channels. Under such agreements, the retail chain typically agrees to stock our tickets at selected locations and make payments to us upon confirmation of actual consumer purchases. We commenced test marketing of our UNIVERSAL GOLF tickets to retail consumers in June 2003. Through January 31, 2004, we have sold approximately $300,000 worth of gift tickets at retail.

           We are targeting impulse gift purchasers who are willing to spend $20 to $70 and are seeking to give a unique and more thoughtful gift experience. By using the portfolio of prepaid experiential gift ticket products already established by our corporate business and gaining retail placement via our existing distribution channels, we believe we will be able to continue to develop new prepaid product experiences with participating venue partners for the retail gift ticket industry in a cost-effective manner.


           With over 44 million golf enthusiasts and over 500 million rounds of golf played annually in the United States according to the National Golf Course Owners Association, National Golf Foundation and ESPN source guides, we believe that golf gift giving is a sustainable market. In addition, there are over 28 million skiers in the United States according to the National Ski Area Association, and over 128 million spa visits tracked in 2002 according to the American Spa Association. We are targeting the purchasers who will be buying gifts for these golfers, skiers and spa enthusiasts.

           In addition to our UNIVERSAL GOLF/SKI/SPA GIFTIX tickets, we believe that we have numerous product extension opportunities in the experiential gift business. For example, those brands and associations that market to avid lifestyles such as adventure travelers, sports enthusiasts, hobbyists and young adults and teens can provide access to these favored activities (such as fishing, diving, bowling, hunting, camping, equestrian, golf range practice, racing and mountain biking) with prepaid gift tickets provided via the retail platform and payment network. We intend to continue to test market various gift ticket programs to establish our brand and optimize our retail exposure. We are in the process of investigating the development of new products that capitalize on our technology platform, which offers prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues and is in the process of enabling magnetic tape payment technology, to provide a broader product line for national mass merchandise retail chain customers and participating corporate users.

RECENT DEVELOPMENTS

           Our  new  branded  retail  platform   includes   one-year   placement
agreements with:

       o American Express - Our ski gift tickets have been featured in the American Express membership rewards circulars since October 2003, and our golf tickets became available for AMEX users in January 2004. To date, the program has generated in excess of $200,000 in shipped orders for its first four months.



       o GNC - Corporate-owned stores featuring the GIFTIX line of products seasonally is scheduled for test implementation in the Fall of 2004.

       o Costco - 300 club stores have scheduled a rollout of all GIFTIX products at the Costco in-store manned kiosk outlets.

       o Sam's Club - In November 2003, the UNIVERSAL GOLF TICKET(TM) was offered to consumers in 38 Sam's Club stores as a holiday gift. The retail offer included a free round of golf, Top Flite XL golf balls, and a one-year subscription to Golf Digest for $49.99. We realized 11 sales of this product per week per Sam's Club location during the holiday season.

       o InComm - Commencing in June 2004, InComm, a company that manages prepaid gift and stored value products space at large retail chains, will represent us to their existing retail partners including Kroger, Winn Dixie, Duane Reade, Rite Aid, Shaws and Giant Eagle.

       o IDT Corporation - Our relationship with the IDT prepaid phone cards includes activation services at some of our food, drug, mass and specialty chains. In addition, we are exploring with IDT a broader relationship that would involve IDT's distribution representatives selling our products and placing them into storefronts nationwide.


           All of our placement agreements are essentially "sale on consignment" relationships, in that the retailer agrees to stock our tickets for up to one year at certain selected stores and to make payment to us only upon completion of retail sales.

           We anticipate that all of the above retailers will commence a retail rollout of our gift cards through the first nine months of 2004.

           We are also negotiating retail distribution agreements containing terms between six months and two years with other national chains, including Safeway and Simon Malls.

OUR STRATEGIC GOALS

           Our principal strategic goals are to establish prepaid experience gift tickets as the next generation of gift cards, thereby increasing our revenues and profits. We intend to achieve this objective in our core corporate and retail sales channels, both of which we support through common processing methods. We specifically intend to:

       o increase the number of corporations and related business clients subscribing to our products and services; and

       o build a nationwide retail brand presence through mass marketing, co-branding of our products through leading retail chains, and special marketing promotions.

We intend to utilize a national public relations firm to generate video news releases to educate consumers about our product and coordinate in-store and local or regional promotional event marketing. Our marketing efforts will primarily involve print media coverage and radio. In addition, we are planning in-store merchandising that will include product shelf materials such as message boards and handouts, and participation in in-store print flyers and newspaper inserts.

           We hope to implement our strategy based on the following internal and industry factors:

       o we believe that our new gift tickets applications coupled with Wildcard's proprietary encoding and processing systems and technologies represent an innovative marketing concept that turns "dollars into experiences;"

       o in contrast to typical dollar value gift cards limited to one store or retail chain, our gift tickets allows access to one of a number of competitive user venues;

       o we believe that our magnetic strip and software technology will enable venues that traditionally could not accept prepaid tickets to effect transactions on our GIFTIX cards without the cost of additional hardware and software at the point-of-sale;

       o over the past sixteen years we have maintained a corporate gift card business with nationwide venue coverage and earned an excellent reputation for our products and services with a number of large Fortune 1,000 companies that have been repeat customers for many years;

       o the launch of our retail gift ticket GIFTIX comes at a time when, as a result of new technology, the market for prepaid gift-card products is rapidly expanding. According to Card Management Magazine, a banking and credit card finance trade publication, by the end of 2003, it is expected that the pre-paid card and gift card business will generate over $100 billion in consumer payment volume, representing a 235% increase over 2002; and

       o increasing space in the shopper aisles for gift card products is a business strategy many retailers are following to increase the average amount their customers spend per store visit.

OUR PRODUCTS AND SERVICES

           We currently offer five product groups with a variety of lifestyle tickets options and are developing additional lifestyle branded products. Our product offerings consist of:

SNOW SPORTS
      Universal Ski & Snowboard Tickets(TM)          Useable at over 200 mountains in the U.S.
      and Giftix Ski Experience                      and Canada.

GOLF PRODUCTS

      Universal Golf Tickets(TM)                     Useable at over 2,600 golf courses in all
      and Giftix Experience                          50 states, the Caribbean and Mexico

      Universal Golf Lesson Tickets(TM)              Useable at over 800 teaching professionals and
                                                     learning centers

      SwingPack(TM)(manufacturer co-brand)           Gift box with golf balls and tickets

      Nike Golf Learning Center Ticket               28 locations in 10 states

AMUSEMENT

      The Universally Accepted Amusement             Useable at 45 theme parks, including Universal
      Ticket(TM)                                     Studios and Busch Gardens

SPA GIFT TICKET

      Universal Spa Ticket(TM)                       April 2004 launch with over 1,100 locations
      and Giftix Spa Experience                      in 48 states

MOVIENITE TICKET
Universal MovieNite Ticket                           Scheduled for re-launch in the Summer of 2004.
 and Giftix Movie Experience                         We are currently resellers of paper movie gift
                                                     tickets.  We plan to terminate our non-binding
                                                     reseller  arrangement  upon the  launch of our
                                                     own proprietary movie ticket in August 2004.

OPERATIONS

           We presently outsource the production of our primary corporate product, consisting of plastic ticket cards, directories, balls and packaging components. Although we have arrangements with specified vendors, there are other vendors that can provide the same services at competitive prices. We have made arrangements with Quality Packaging Specialists, Inc., a production and fulfillment company located in Burlington Township, New Jersey, to assemble our retail magnetic strip tickets, retail packaging and ticket directories and ship them to our retail customers. We have not entered into any written agreement with Quality Packaging Specialists, Inc. and order the assembly and shipping of our products on an as-needed, per unit basis. WildCard Systems oversees the ticket manufacturing. InWallet Printing Company produces the ticket directories and Mansir Holden prints and produces the cardboard packaging. We have not entered into any written agreements with InWallet Printing Company or Mansir Holden, and order directories and cardboard packaging through standard quote and purchase order arrangements on an as-needed, per unit basis. As a result of this outsourcing strategy, to date we have been able to keep our in-house costs low. Order processing, tracking, fulfillment and customization is completed in-house and managed by a single manager. We have contracted with qualified and approved vendors to outsource production, packaging and fulfillment of our retail magnetic strip tickets for the launch into retail channels. We are currently scheduled to ship over 400,000 ticket packages to various distribution centers and retailer locations over the next six to twelve months. However, our ability to meet this shipment schedule will depend upon our ability to obtain additional financing.

OUR RELATIONSHIP WITH WILDCARD SYSTEMS AND DISCOVER FINANCIAL SERVICES

           WildCard Systems, Inc. is a technology leader in magnetic strip, host-based, stored-value cards used for electronic payment products and services. WildCard is certified by MasterCard, Visa and DISCOVER/Novus as an endpoint on their networks and is authorized to issue cards bearing Visa,
MasterCard, DISCOVER/Novus, Cirrus and other payment marks. WildCard has developed a secure platform that supports client-configurable program management, cardholder account management, cash distribution and other essential services to banks and its business partners.

           We selected WildCard as our technology and transaction processing partner for the retail rollout of our tickets platform for a variety of reasons, the most important being WildCard's commitment to build our proprietary technology and software. WildCard has allocated resources for its proprietary technology and infrastructure costs to launch our new line of retail gift cards. Furthermore, as a result of our relationship with WildCard, we have been authorized as an official issuer for Discover Financial Services as of January 2004. DISCOVER/Novus has also allocated meaningful co-marketing resources and monies toward the launch efforts and venue relations management.

           Other  prepaid  credit or gift cards for  one-time use are limited in that the amount charged on the ticket by the user must correspond to the credited amount prepaid on the card. In contrast, the WildCard/Utix proprietary software, processing and magnetic strip will enable the retailer selling our
UNIVERSAL TICKETS TM to activate the ticket by swiping it though a standard credit card reader and simultaneously permit all of the nationwide venues (golf course or ski resort) in our program charging a variety of list prices for their green's fees, lift tickets and other charges, to reswipe the ticket when it is presented by the consumer and receive immediate payment and credit under the DISCOVER/NOVUS payment network. We have established a joint account with WildCard under which the retailer, upon selling one of our tickets to consumers, will remit the agreed upon payment to us within seven to ten days from the date of sale - for example, $42.50, or approximately 85%, of the $49.99 suggested retail price for UNIVERSAL TICKETS sold to a consumer. At such time as the ticket is redeemed by the user at the designated venue, the DISCOVER/NOVUS payment system remits payment electronically to the venue within 24 hours from the date of redemption. These financial and technology partnerships make our tickets scalable in a dramatic fashion for the first time in our history.


           In April 2003, we entered into a development agreement with WildCard for the specification and establishment of our UNIVERSAL GOLF TICKET TM retail program. We also entered into a separate services agreement under which WildCard will exclusively manage the processing of transactions over the DISCOVER/NOVUS network and co-manage collections. Pursuant to the services agreement, we must maintain sufficient funds in an account maintained by Wildcard to fund cards issued by us. The services agreement may be terminated by either party in the event that a party materially breaches the agreement, provided that notice is given of the breach and the breach has not been cured or a cure has not been commenced within thirty days after receipt of the notice of breach. Wildcard may terminate the services agreement immediately by written notice if, among other things, we do not pay the fees and expenses due to Wildcard, we fail to fund the account maintained by Wildcard to fund the issuance of cards by us, or bankruptcy proceedings are commenced by or against us.

           Under the terms of our agreements, WildCard manages the production and manufacturing of our retail gift tickets. WildCard's services include ticket manufacturing; customer service, interactive voice recognition, live agent requirements (14 hours per day, 7 days per week), the fulfillment of DISCOVER customer service requirements, and ticket holder services; and the tracking of expiration dates, ticket quantities, ticket purchases online for ticket value add-ons, and return/exchange information. We receive preferential pricing through a discount of approximately 15% on the cost of production and delivery of the tickets. Our agreements provide that WildCard receives designated percentages ranging from 70% to 100% of the activation, reporting, redemption and customer services costs attributable to each card transaction on the DISCOVER/NOVUS network. These percentages reflect our payment of WildCard's standard processing fees for the activation, reporting, redemption and customer services, which range from a total of $.50 to $1.50 per ticket depending on the nature of the transaction. We also share with WildCard 10% of all breakage profits we receive. For example, if our breakage is 28% on a gift ticket, we pay 10% of that 28% to WildCard.

           We are now in development with WildCard Systems to focus on expanding our product offerings and sales distribution channels dramatically in 2004 and 2005. In our working partnership with DISCOVER/NOVUS and WildCard Systems, DISCOVER/NOVUS provides a flexible payment rail at the merchant level, WildCard Systems provides product coding, digital functionality, processing and services, and we provide proprietary product development, database system tracking, customer and venue relations, and sales and marketing distribution. As part of our arrangement with DISCOVER/Novus, we pay to DISCOVER/Novus a license fee of $.135 per ticket for use of the DISCOVER logo and a redemption charge of $.055 per redeemed ticket.

KEY FINANCIAL CONSIDERATIONS

           GOING CONCERN QUALIFICATION


           Our consolidated financial statements were prepared on a going concern basis which assumes that we will be able to realize assets and discharge liabilities in the normal course of business. As of March 31, 2004, we had an accumulated deficit of $3,064,296. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and bring our products to the retail market.

           TIMING OF REVENUES AND CASH FLOW.

           We customarily sell our gift tickets to corporate or business clients on terms that require full payment, either in advance or within thirty days of purchase. We recognize a portion of the transaction revenues at the time of sale, and the balance, together with the cost of the gift ticket, at the time the ticket is used or redeemed by the user at the golf course, ski resort or other venue. The portion of the selling price of our corporate gift tickets that we recognize as revenue at the time of sale is based upon the historical percentage of our one-year corporate gift tickets that expire unused by recipients (known in our business as "breakage").

           With respect to our new GIFTIX retail tickets, at the present time we are entitled to receive payment from DISCOVER/NOVUS only when the consumer redeems the ticket at the venue of use or when the card expires unused, which, in either case, can be as much as one-year from the time our card is sold at retail. In the absence of obtaining financing, this delay in payment would materially and adversely affect our future cash flow and liquidity. Although we believe that we will be able to obtain an institutional line of credit secured by our interest in sale proceeds retained in the DISCOVER/NOVUS escrow account, to date, we have not received any firm proposals or commitments for such financing. Failure to obtain such financing will materially and adversely affect our ability to sell at the retail level.

           We recognize both revenues and costs of sales at the time of redemption. We recognize revenues on unredeemed retail tickets when the consumer's ability to use the ticket expires (usually after one year). Accordingly, as we attempt to develop our retail distribution model, a key element in measuring our potential success and profitability will be the number of GIFTIX retail tickets sold at the cash register of the retailer.

           RATE DIFFERENTIALS AND BREAKAGE

           There are two key variables in analyzing our existing and potential profit margins to be derived from both corporate and retail ticket sales - the "rate differential" and "breakage."

           "Rate differential" is the difference between the price we charge our customer and the price the venue charges us. For example, an up-scale public or semi-private golf club would ordinarily charge a higher price for 18 holes of golf than would a smaller public golf course. Since the price charged for a UNIVERSAL GOLF TICKET(TM) would customarily be uniform for a corporate sale ($56.00) or a proposed retail sale ($49.95), our potential profit margin will vary based upon where our tickets are actually redeemed.

           "Breakage" is the percentage of tickets sold that are never redeemed or used by the holder. If a ticket is never used, we have no "cost of goods sold" from the sale of such ticket, and, with the exception of commissions paid to retailers and processing costs, would realize the full profit from the sale as we have no redemption costs to pay to the golf course, ski resort or other venue.


           During the six months ended March 31, 2004, we experienced an average breakage of 28% and a gross profit margin of approximately 30%. In fiscal 2002 and 2003, our corporate business resulted in an average rate differential of 6.5% and 7.2%, respectively, and an average breakage of 29.4% and 38.8%, respectively. In both fiscal 2002 and 2003, the gross profit margin from our corporate business was approximately 34.8%.


INDUSTRY OVERVIEW

           The November 17, 2003 issue of BUSINESS WEEK cites The Nilson Report, which predicts that the prepaid market will hit $71.5 billion by the end of 2003, an increase of 31% from the previous year. Introduced only about ten years ago, consumer prepaid gift cards are a growing phenomenon that is rapidly replacing traditional paper gift certificates. Visa indicated in a 2001 press release that the worldwide market for such gift cards could be as much as $174 billion. In addition, corporate prepaid gift cards represent a growing segment of the $44.1 billion premiums/promotions gift market segment.

           According to a November 2003 research survey conducted by ValueLink, the gift and spending card service of First Data Corp., twice as many American consumers purchased a gift card in 2003 as compared to 2002, and 45% of the adult population in the United States, or an estimated 97 million people, purchased a gift card in 2003 versus just 23% in a similar survey conducted by ValueLink in August 2002. Approximately 59% of the people surveyed by ValueLink reported purchasing and/or receiving a gift card in 2003, a 22% increase over 2002. The survey also found that consumers increased the number of cards they purchased to an average of 5.6 cards per year, a one card increase over 2002. Overall, consumers spent an average $197 on their purchased cards in 2002. Birthdays and Christmas holidays dominate the list of occasions and reasons people purchased or received prepaid gift cards. The ValueLink research data was weighted to reflect the U.S. population with a statistical significance at the 95% confidence level.

           Similarly, an article in the April 2001 edition of CARD MARKETING magazine reported that, based on a survey of 1,000 people in all nine U.S. Census Bureau Market Regions, 80% of Americans surveyed in March 2001 had heard of gift cards as compared with 15% surveyed in 2000. Approximately 45% of the surveyed population had actually used prepaid gift cards, up from 11% in 2000.

           According to the National Consumer Survey of Plastic Card Usage and Awareness, a study commissioned by Standard Register Co. of Dayton, Ohio:

       o Consumer card spending averaged $200 in 2000, an increase of $61 from the prior 12 months;

       o 75% of the consumers surveyed indicated that they went to the store to purchase a gift card; and

       o Card usage increases retail store traffic, in that 55% of consumers went to the store more than once to use the value stored on a gift card, and 61% of the people surveyed spent more at the store than the value of the card.

           WildCard Systems, Inc. has also benefited from these market trends. In March 2002, WildCard announced that its Wildcard Systems-powered gift card programs generated a 688% increase in the number of retail gift cards sold in the fourth quarter of 2001, as compared to the same period for the prior year. WildCard now processes over $2 billion annually in retail gift cards. Such increase was generated primarily from the launch of four new retail gift card programs for Bank of America, Marriott Hotels, Simon Property Group and First National Bank of Omaha. The services provided by WildCard to their other clients is similar to the services provided to us in that our gift ticket will also ride the rail of existing merchants and bear product specifications such as expiration date. All of WildCard's other clients, however, provide stored value gift cards, whereas we are the only prepaid experience gift card partner with, or client of, WildCard whose gift card is not tied to a dollar value.

COMPETITION

           In the past decade, stored value cards have made a significant impact in the marketplace thanks to the continued penetration of credit cards in traditional cash and check locations (i.e. gas stations, movie theatres, supermarkets, convenience stores and others). The first popular application of these stored value products were pre-paid telephone cards. The advent of debit cards and EFT (electronic funds transfer) products helped opened the possibilities of stored value products at proprietary store point-of-sale terminals.

           Many retailers began creating stored value products as proprietary card programs through their merchant processors. First Data Systems, the nation's largest card processor, was the first to pioneer this effort. Successful examples include the Blockbuster Video Gift Card and the Home Depot Gift Card product.

           According to 2002 transaction volumes listed in CARD MANAGEMENT MAGAZINE, the top five stored value cards in the marketplace are:

       o   Blockbuster Video, $430 million;

       o   The Home Dept, $380 million;

       o   Barnes and Noble, $320 million;

       o   Staples, $307 million; and

       o   Best Buy, $280 million.

           In 2003, new stored value products from Starbucks and MTV have opened new channels of opportunity and distribution for these products.

           In the past five years, store value cards have proliferated with the magnetic strip capability provided by MasterCard and Visa to its member banks. In particular, Bank of America has introduced a Visa stored-value card possessing incremental dollar amounts of between $10 to $100 that have become popular in large retail distribution channels such as supermarkets, convenient stores and drug store chains. The front card face can also feature a Happy Birthday, Congratulations, Happy Anniversary, or other "best wishes" themes. Under MasterCard and Visa rules, stored value cards registering the Bank Card Association marks on the card face require that they be universally accepted at the millions of MasterCard and Visa merchant locations worldwide.

           As stored value cards continue to become popular financial payment vehicles in the marketplace, paper gift certificates still represents nearly 75% of all pre-paid transactions made in the US. Although we believe that prepaid gift cards will continue to make substantial inroads, paper gift certificates remain popular among large movie theatre chains, catalogers, music retailers, and large department store chains, as well as pre-paid vouchers with large hotel, restaurant and travel agency chains. The most popular gift certificate distributors are 1-800-Gift-Certificate and www.giftcertificate.com.

           As shown above, the issuers of stored value cards can be divided into two categories: large brand companies (such as Blockbuster) and large banks (such as Bank of America). Although all of the above producers of stored valued cards and paper gift certificates have substantially greater infrastructure and financial resources than our company, we believe that we are uniquely positioned in the gift card market because we are a hybrid of the two types of issuers. Our gift cards are not limited to a store or a chain of stores (as is the case with the gift cards issued by large brand companies) nor can it be used in the universe of venues where a bank-issued card can be used. Instead our gift card can be used nationwide at any of our participating venues, allowing independent venues to be part of a select universal prepaid gift platform. Furthermore, we uniquely provide a prepaid experience that is not tied to a dollar value; no other gift card issuer provides a prepaid experience that is not tied to a dollar value. Since we have no direct competitors, we compete with the issuers of stored value cards and paper gift certificates for market share of prepaid gift card purchases at the retail level.

INTELLECTUAL PROPERTY

           In conjunction with WildCard Systems, we believe we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. Based on information provided by DISCOVER/Novus, we believe we are currently the only issuer on the DISCOVER/Novus credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated and competitive venues.

           We currently rely on trademarks and confidentiality agreements to protect our brands and logos and our proprietary information, know-how and trade secrets. Our employees are required to enter into agreements providing for confidentiality, the assignment of rights to inventions made by them while employed by us, as well as for non-competition and non-solicitation during their employment term and one year thereafter. Our employees may not comply with the terms of these agreements. Furthermore, our competitors may either independently develop the same or similar information or obtain access to our proprietary information. In addition, we may not prevail if we assert challenges to intellectual property rights against third parties.

           Our future success may significantly depend upon the level of patent protection obtained by Wildcard Systems for their proprietary encoding and card processing system, and may also depend, in part, on our ability to obtain patent protection for our gift ticket applications.

MARKETING AND SALES

           Our sales and operations staff consists of five full-time sales executives, two business development managers and approximately thirty broker and agency relationships. There is a dedicated customer service and sales support staff of four full-time staff members. We intend to begin adding both outsource capabilities and in-house staff with the anticipated growth in our mass distribution channels.

EMPLOYEES


           As of the date of this prospectus, we employed 16 persons, 13 full-time and 3 part-time, including our executive officers. None of our employees is represented by a labor union. All key employees have signed confidentiality and noncompete agreements.


DESCRIPTION OF PROPERTY

           Our principal executive office is located in approximately 1,900 square feet of rented space located at 170 Cambridge Street, Burlington, Massachusetts. We pay approximately $4,000 per month in rent under a five-year lease with an unaffiliated third party that commenced in September 2000. In addition, we maintain a $200 per month office space for a sales executive in Indianapolis, Indiana.

LEGAL PROCEEDINGS

           We are not a party to any material legal proceedings, nor are any legal proceedings pending or threatened, other than those arising in the ordinary course of business. We are not aware of any legal proceedings contemplated by any governmental authorities involving us. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

                                   MANAGEMENT


           The following table sets forth the name, age and position of each of the members of our board of directors, executive officers and promoters as of June 1, 2004:

       NAME                 AGE                          POSITION
Jonathan Adams               59               Co-Chairman of the Board of Directors
Charles Lieppe               59               Co-Chairman of the Board of Directors
Anthony Roth                 39               President, Chief Executive Officer and Director
Steven Apesos                50               Executive Vice President
Peter Flatow                 59               Chief Marketing Strategist and Director

       NAME                 AGE                          POSITION
John Burns                   62               Chief Financial Officer, Treasurer and Secretary
Cynthia A. Cronan            42               Corporate Controller and Assistant Treasurer
Anne Concannon               53               Sales Executive and Director
Suzanne DeVoe                36               Vice President - Operations
Gerald Roth                  73               Director
Robert Powers                50               Director
Gary Palmer                  37               Director
Joel Pensley                 62               President until November 13, 2003; Promoter


           JONATHAN ADAMS has served as Chairman of the Board of Corporate Sports since its inception in 1986 and as Co-Chairman of the Board of Utix since November 2003. Together with Anne Concannon, Mr. Adams co-founded, managed and operated Corporate Sports Incentives for fifteen years. During his career, Mr. Adams was President, Chief Executive Officer and Founder of International Micrographics Inc., a wholesale distributor of microfilm consumables founded in 1982, A&J Realty Trust, an owner and manager of real estate founded in 1988, and The Sharper Edge, a distributor of ski-sharpening equipment founded in 1990.

           CHARLES A. LIEPPE has served as Co-Chairman of the Board of Directors of Corporate Sports since October 2003 and Co-Chairman of the Board of Directors of Utix since November 2003. From January 2002 to September 2003, he was a member of the Advisory Board of Corporate Sports. From August 1999 to August 2003, he was an independent business consultant in Gulfstream, FL. From June 1997 to June 1999, he was President and Chief Executive Officer of DBT Online, Inc. in Boca Raton, FL, a New York Stock Exchange traded online information company. From January 1996 to May 1997, he served as President and Chief Executive Officer of Nabisco International in New York, NY. From January 1991 to December 1995, he was Chief Executive Officer of Berol Corporation in Nashville, TN, a manufacturer of writing instruments, school supplies and art products. From June 1989 to December 1990, Mr. Lieppe was President and Chief Operating Officer of Westpoint Pepperell, a manufacturer of consumer and commercial bed and bath products. From 1968 to 1989, he was employed in various capacities leading to Vice President, and General Manager of Procter & Gamble. Mr. Lieppe received his AB and MBA from Columbia University in 1966 and 1968, respectively.

           ANTHONY G. ROTH has served as the President and Chief Executive Officer of Corporate Sports since January 2002, and of Utix since November 2003. Mr. Roth is the nephew of Gerald Roth, a member of Utix's board of directors. From May 1999 to December 2001, Mr. Roth served as President of Moonstruck Chocolatier, Eclipse Management Group in Portland, Oregon, a national manufacturer, distributor, & retailer of gourmet chocolate products. From 1997 to 1999, Mr. Roth was Executive Vice President of Naturade, Inc. in Irvine, CA, a national manufacturer/distributor of over 200 nutritional hand and body products. From September 1996 to February 1997, Mr. Roth was President of Performance Nutrition, Inc. in Dallas, TX, a formulator and sales/marketing company of nutritional products.

           From October 1995 to August 1996, Mr. Roth served as President of Roth Financial Group, Inc. in Champaign, IL, a business development and finance consulting firm. He was Vice President, Branch Manager at Merrill Lynch in Champaign, IL from May 1994 to Sept. 1995. From November 1992 to May 1994, Mr. Roth was Vice President of Hilliard Lyons, Inc. in Champaign, IL, a retail brokerage firm. A 1986 graduate of the University of Illinois, with a B.S. in Agricultural Economics, Mr. Roth also completed an advanced degree from the New York Institute of Finance in 1988.

           STEVEN M. APESOS has served as Executive Vice President and Managing Director for Affinity & Partnerships and general business development for Corporate Sports since April 2002, and Executive Vice President of Utix since November 2003. He created the Universal Golf Ticket(TM) Visa card product opportunity and has managed the program since inception. From July 1996 to April 2002, he served as Senior Vice President, Business Development at First USA Partners in Wellesley, MA. From 1990 to

1996, he was progressively Vice President, Public Relations and Vice President, Sponsorships at MasterCard International in Purchase, NY. Previously, he was Vice President, Public Relations for Manning, Selvage and Lee, Inc. in New York, NY, where he worked on such notable campaigns as the I LOVE NEW YORK Tourism Promotion Campaign, and managed the VISA Olympic Program ("VISA Its Everywhere You Want To Be"). Mr. Apesos earned his B.A. from University of California Los Angeles in 1976.

           PETER FLATOW has served as a Chief Marketing Strategist and a Director of both Corporate Sports and Utix since December 2003. Mr. Flatow's career in consumer marketing includes over twenty years of experience in various executive capacities with Bristol-Myers Squibb Company, Lever Brothers Company and Johnson & Johnson, including serving as Director of Corporate Development, Consumer Products for Bristol-Myers Squibb. For the past fourteen years, Mr. Flatow has been the founder and is the President of CoKnowledge, Inc., a brand and product development marketing consulting business. Prior thereto he gained considerable consulting experience as President of BrainReserve and Ryan Management Group, where he successfully consulted in consumer product development for a variety of client companies, including a number of Fortune 50 companies. Mr. Flatow has been quoted and published in a number of advertising and business publications, including The Wall Street Journal and Business Week and is a guest lecturer at the Yale University School of Management.


           JOHN BURNS has served as Chief Financial Officer and Treasurer of Utix since January 2004 and as corporate Secretary since May 2004. Mr. Burns had served on a consulting basis as the Chief Financial Officer of Utix since November 2003, and on a consulting basis in the capacity as the Chief Financial Officer of Corporate Sports since September 2003. From August 2000 to January 2004, he has also been a principal of C & J Solutions in North Andover, MA, a financial consulting firm. From 1983 to 2000, Mr. Burns served in various financial positions, including Chief Financial Officer beginning in 1997, for Arthur D. Little, Inc. in Cambridge, MA, a management and technology consulting company. Mr. Burns earned his B.S./B.A. from Boston College, Chestnut Hill, MA, in 1964 and his MBA in 1973 from Babson College, Wellesley, MA. Previous positions include Treasurer of ITEK Corporation responsible for investor relations, financial strategy, and risk management (1972-1983), and an auditor for Peat Marwick & Mitchell (1969-1972).


           CYNTHIA A. CRONAN joined Utix as Corporate Controller and Assistant Treasurer in February 2004. From August 2000 to January 2004 she served as a principal of C&J Solutions, a financial consulting firm in North Andover, MA. From May 1984 to August 2000 Ms. Cronan served in various financial positions, including Vice President and Corporate Controller beginning in 1999, for Arthur
D. Little, Inc., a management technology consulting firm in Cambridge, MA. Ms. Cronan earned a B.S. in Computer Information Systems, an A.S. in Accountancy and an A.S. in Management (with Honors) from Bentley College, Waltham, MA, in 1984. In 1997 she was awarded an MBA from Babson College, Wellesley, MA.

           ANNE CONCANNON, together with her business partner Jonathan Adams, has started and operated Information Technologies, Inc., founded in 1976, International Micrographics, Inc., founded in 1982, A&J Realty Trust, founded in 1988, and The Sharper Edge, founded in 1990. Both Information Technologies and International Micrographics were wholesale distribution company for microfilm papers and toners. Ms. Concannon has served in many areas of operations as well as sales for Corporate Sports. Together with Don Hughett, Ms. Concannon manages Utix's long-standing corporate client base of over 1,000 accounts. Ms. Concannon is now focused on corporate sales and works from a home office. Ms. Concannon earned a B.A. in Psychology and Sociology from The University of Massachusetts in 1972.

           SUZANNE DEVOE has served Corporate Sports as Vice President, Operations since May 2002 and Utix as Vice President, Operations since November 2003. From March 1993 to October 2001, she served as Vice President in the sales and business development unit for First USA Bank at First USA Partners in Wellesley, MA. She earned her B.A. from Roanoke College, Salem, VA in 1987.

           GERALD ROTH co-founded Corporate Sports in 1986 with Jonathan Adams and Anne Concannon. Mr. Roth is the uncle of Anthony Roth, the President and Chief Executive Officer of Utix. His original efforts were in the area of securing ski resorts and golf courses. Mr. Roth is also the founder and Chairman of Bulbman, Inc., an international light bulb distribution company located in Reno, Nevada that employs 85 people and is one of the largest specialty bulb distributors in the world.

           ROBERT POWERS has served as a Director of Corporate Sports since September 2003 and as a Director of Utix since November 2003. He is a founding partner of Applied Value Corporation, an international management consultancy firm headquartered in Lexington, MA. From 1982 to 1999, Mr. Powers was employed by Arthur D. Little, Inc. in Cambridge, MA, a management and technology consulting firm, where his most recent role was Vice President of Finance and Operations for their North American business. Prior to that he had a similar role in support of the firm's European operations. Mr. Powers earned his B.S./B.A. from Babson College, Wellesley, MA in 1975 and his MBA from Suffolk University, Boston, MA in 1979.

           GARY PALMER became a member of the Board of Directors of Utix in December 2003. For more than the past five years, Mr. Palmer has been the Chief Operating Officer and a member of the Board of Directors of WildCard Systems. Prior to joining WildCard, he was an executive at Circuit City's Florida Division. Mr. Palmer holds a BS in Marketing from the University of South Florida.

           JOEL PENSLEY served as the President and a Director of Utix until November 13, 2003. Mr. Pensley has been engaged in the practice of law in New York City, Boston and London for over 30 years, concentrating on public and private finance and securities law matters. From 1971 to 1974 Mr. Pensley served as an assistant professor at New York Law School. He received his BA degree from Princeton University in 1962 and his law degree from Columbia Law School in 1966.

COMPENSATION OF THE BOARD OF DIRECTORS

           Directors are reimbursed for expenses actually incurred in connection with each meeting of the board or any committee thereof attended. In addition, each non-employee director, other than Mr. Lieppe, will be entitled to a grant under our 2003 stock option plan of options to purchase up to 100,000 shares, vesting in equal amounts over three years, for so long as he or she serves as a director.

           Jonathan Adams receives an annual salary of $80,000 to serve as our Co-Chairman of the Board of Directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

           Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

           With  respect  to any  action  by or on  behalf  of the  corporation,
Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

           Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

           Our Certificate of Incorporation requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

           Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

           The  following   table  sets  forth   information   with  respect  to
compensation earned during the fiscal year ended September 30, 2003 by our executive officers and directors. Other than the executive officers listed below, no other executive officers earned compensation exceeding $100,000 during the fiscal year ended September 30, 2003. Due to the inactivity of Utix Group, Inc. (formerly known as Chantal Skin Care Corporation) in fiscal years ended September 30, 2002 and 2001, there were no executive officers during that period.

         NAME AND PRINCIPAL POSITION          ANNUAL COMPENSATION        LONG-TERM COMPENSATION     ALL OTHER COMPENSATION
         ---------------------------          -------------------        ----------------------     ----------------------
                                             Salary          Bonus      Securities underlying
                                                                        Options/SARs (#)
Anthony G. Roth, President,
Chief Executive Officer and
Director                                   $136,062 (1)       $3,046         1,000,000 (2)                   -0-
Joel Pensley, former President                 0                 0               0                            0

----------
       (1) Effective November 13, 2003, Anthony G. Roth began receiving a base salary of $150,000 annually.

       (2) These shares are issuable upon exercise of incentive stock options exercisable at $0.50 per share and vesting over four years.

Columnar information required by Item 402(a)(2) of Regulation SB has been omitted for categories where there has been no compensation awarded to, earned by, or paid to, the named executive officers required to be reported in the table during fiscal years 2001 through 2003.

OPTION/SAR GRANTS

No options or SARS were granted to the named executive officers during fiscal year ended September 30, 2003.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END

None.

LONG TERM INCENTIVE PLAN ("LTIP") AWARDS

None.

EMPLOYMENT AGREEMENTS

           Anthony G. Roth, our President and Chief Executive Officer, has a five-year employment agreement with us that became effective January 2, 2002 and was amended in November 2003. Pursuant to the amended agreement, Mr. Roth is paid an annual salary of $150,000 and was awarded a one-time bonus of $25,000 on November 13, 2003. Under this agreement, Mr. Roth is eligible for an annual bonus of up to 75% of his salary and is entitled to one-year severance if he is terminated by us without cause. If Mr. Roth is terminated as a result of a change in control, he will be entitled to two-years severance. Mr. Roth is also granted options to purchase 1,000,000 shares of our common stock that vest over four years pursuant to our stock option plan, which was adopted by our board of directors in November 2003.

           Mr.  Roth has also agreed  that he will not  directly  or  indirectly disclose confidential information or otherwise engage in any activities competitive with our business for so long as he shall be performing services for us, and for three years thereafter. Furthermore, no amendment of Mr. Roth's employment agreement or other increases in compensation, bonuses, stock options, benefits or other transactions may be effected by us without the consent of a majority of the disinterested members on our board of directors and the affirmative approval and recommendation of not less than a majority of the three directors comprising the Compensation Committee.

STOCK OPTION PLAN


           Pursuant to our 2003 stock option plan, which expires on November 13, 2013, options to purchase an aggregate of 4,000,000 shares of our common stock may be issued. Of that amount, options to acquire 2,702,000 shares of our common stock have been issued at prices ranging from $0.40 to $0.50 per share. The balance of options to acquire 1,298,000 shares issuable under the 2003 Plan have been committed for issuance to members of a contemplated Advisory Board.


           The 2003 Plan is administered by the Compensation Committee. Options granted under the 2003 Plan are not generally transferable by the optionee except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the 2003 Plan vest in such annual increments as is determined by the Compensation Committee, typically in four equal annual increments for incentive stock options and three equal annual increments for non-qualified stock options. To the extent that options are vested, they must be exercised within a maximum of three months of the end of optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the 2003 Plan shall be determined by the Compensation Committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of incentive stock options for all other employees shall be not less than 100% of fair market value per share on the date of grant, and for consultants and non-employee directors, as determined by the Compensation Committee of the Board of Directors. The maximum term of an option granted under the 2003 Plan may not exceed 10 years from the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table shows the amount of our Common Stock beneficially owned as of the date of this prospectus by each person who beneficially owns more than five percent of our outstanding Common Stock, by each of our executive officers and directors, and by all of our executive officers and directors as a group. Unless indicated otherwise, the address of the beneficial owners is: c/o Utix Group, Inc., 170 Cambridge Street, Burlington, MA 01803.


           The following information is based upon information furnished to us by either the directors and executive officers or obtained from our stock transfer books. We are informed that these persons hold the sole voting and dispositive power with respect to the Common Stock except as noted herein. For purposes of computing 'beneficial ownership' and the percentage of outstanding Common Stock held by each person or group of persons named above as of the date of this prospectus, under rules adopted by the Securities and Exchange Commission, shares of Common Stock issuable pursuant to warrants or options or upon conversion of convertible securities, to the extent such warrants or options or convertible securities are currently exercisable or convertible within 60 days of the date of this prospectus, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. As of the date of this prospectus, we had 20,539,819 shares of Common Stock outstanding.

                                               NUMBER OF COMMON SHARES     PERCENTAGE OF SHARES
NAMES AND ADDRESS OF BENEFICIAL OWNER             BENEFICIALLY OWNED           OUTSTANDING
-------------------------------------             ------------------           -----------
Jonathan Adams                                        5,710,882                   27.8%
Co-Chairman of the Board of Directors

Anne Concannon,
Sales executive and director                          2,323,071                   11.3%

Gerald Roth, Director (1)                             1,535,517                    7.5%

Rubin Family Irrevocable Stock Trust (2)              2,687,500                   12.6%
25 Highland Boulevard
Dix Hills, New York 11746

Joel Pensley (3)                                      1,720,000                    8.1%
211 Schoolhouse Road
Norfolk, CT  06058

Roth Financial Group, Inc. (4)                        1,961,919                    9.6%

Anthony Roth (4)                                      1,961,919                    9.6%
President, Chief Executive Officer
and Director

Charles Lieppe (5)                                      316,621                    1.5%
Co-Chairman of the Board of Directors

Steven Apesos (6)                                       566,708                    2.7%
Executive Vice President

Peter Flatow (7)                                         50,000                     (*)
Chief Marketing Strategist and Director

                                               NUMBER OF COMMON SHARES     PERCENTAGE OF SHARES
NAMES AND ADDRESS OF BENEFICIAL OWNER             BENEFICIALLY OWNED           OUTSTANDING
-------------------------------------             ------------------           -----------
Robert Powers (8)                                             0                    --
Director

Gary Palmer (9)                                               0                    --
Director

New York Holdings, Ltd. (10)                          1,142,857                    5.6%
SD Partners, LLC (11)                                 2,142,857                   10.4%

All directors and executive officers
as a group (nine persons)                            12,464,718                   60.6%

--------------------
* Less than one percent.


(1) Includes (i) 1,209,933 shares of common stock issued pursuant to the Share Exchange, (ii) 75,000 shares of common stock issued pursuant to the exercise of warrants granted in connection with a loan, (iii) warrants to purchase 36,298 shares at $0.207 per share at any time on or before November 13, 2008 granted in connection with a loan, and (iv) 214,286 shares of common stock issued in June 2004 upon conversion, at $.35 per share, of $75,000 of notes. See "Management's Discussion and Analysis or Plan of Operation - The Share Exchange" and "Certain Relationships and Related Transactions." Does not include non-qualified stock options to purchase 100,000 shares at $0.40 per share that vest over three years.

(2) Includes (i) 1,825,000 shares of common stock acquired for $0.001 per share in connection with the Share Exchange and in consideration for providing and arranging for $300,000 of debt financing for Corporate Sports, (ii) 112,500 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with a loan made in November 2003 and (iii) 750,000 shares issuable upon conversion, at $.35 per share, of an aggregate of $262,500 of notes from the November 2003 and February 2004 debt financings pursuant to an agreement with Utix in June 2004. Does not include an additional 150,000 shares of common stock issuable upon exercise of additional warrants issued in February 2004 in connection with an additional debt financing. See "Management's Discussion and Analysis or Plan of Operation - The Share Exchange" and "Certain Relationships and Related Transactions." Margery C. Rubin and Robert Schulman, as trustees, hold voting and investment power over the securities held by the Rubin Family Trust.

(3) The 1,720,000 shares include 970,000 shares owned by Mr. Pensley and 750,000 additional shares issuable under a five year warrant exercisable at $0.15 per share. Mr. Pensley resigned as President of Utix effective as of November 13, 2003. He purchased 1,825,000 shares from Nexgen Holdings Corp., a former stockholder in March 2004, and sold 1,500,000 of his shares back to our company in May 2004 in exchange for $1,500 and our issuance of the foregoing warrant.

(4) These shares are registered in the name of Roth Financial Group, Inc. Roth Financial Group, Inc. is owned by Anthony Roth and his wife. Includes (i) 1,451,919 shares of common stock issued pursuant to the Share Exchange, (ii) 10,000 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with a loan, and (iii) 500,000 shares of common stock issued in June 2004 upon conversion, at $.35 per share, of $175,000 of notes. See "Management's Discussion and Analysis or Plan of Operation - The Share Exchange" and "Certain Relationships and Related Transactions." Does not include 1,000,000 additional shares that may be purchased, for $0.50 per share, by Mr. Roth upon exercise of stock options vesting over a period of four years.

(5) Includes (i) 100,000 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with a loan, (ii) 145,192 shares issuable upon exercise of warrants exercisable at $0.207 per share, and (iii) 71,429 shares of common stock issued in June 2004 upon conversion, at $.35 per share, of $25,000 of notes. See "Certain Relationships and Related Transactions." Does not include 1,000,000 additional shares that may be purchased for $0.40 per share by Mr. Lieppe upon exercise of stock options that vest over a period of three years.

(6) Includes (i) shares issuable upon exercise of warrants to purchase 24,199 shares at $0.207 per share granted in connection with a loan, (ii) shares issuable upon exercise of warrants to purchase 96,795 shares at $0.517 per share granted in connection with a loan, (iii) 60,000 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with loans, and (iv) 385,714 shares of common stock issued in June 2004 upon conversion, at $.35 per share, of $135,000 of notes. See "Certain Relationships and Related
Transactions." Does not include 100,000 shares issuable upon exercise of incentive stock options exercisable at $0.50 per share and vesting over four years.


(7) Includes 50,000 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with a loan. See "Certain Relationships and Related Transactions." Does not include non-qualified stock options to purchase 100,000 shares at an exercise price of $0.40 per share, vesting over three years.

(8) Does not include non-qualified stock options to purchase 100,000 shares at an exercise price of $0.40 per share, and vesting over three years.

(9) Does not include non-qualified stock options to purchase 100,000 shares at an exercise price of $0.40 per share, and vesting over three years.


(10) Represents shares of common stock issuable under 5-year warrants granted in conjunction with the issuance of the 15% notes due May 2005. Pursuant to the terms of the warrant, the number of shares of our common stock that may be acquired by the warrantholder upon any exercise of the warrant (or other issuance) is limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of our common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the warrantholder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise).

(11) Includes 1,000,000 shares of common stock issuable under a 5-year warrant granted pursuant to our financial advisory agreement. Pursuant to the terms of the warrant, the number of shares of our common stock that may be acquired by the warrantholder upon any exercise of the warrant (or other issuance) is limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of our common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the warrantholder's for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise).


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


           Between March 2003 and April 2004, Utix and Corporate Sports borrowed an aggregate of $1,945,000 from certain executive officers, directors, principal stockholders and other affiliates. Of these loans, $1,200,000 were converted at $.35 per share pursuant to an agreement in June 2004. Such loans are described below.

           In March 2003, Corporate Sports borrowed $100,000 under a one-year line of credit provided by Charles A. Lieppe, as lender. Mr. Lieppe is Co-Chairman of our board of directors. Mr. Lieppe received a $1,000 fee on execution of the agreement and an additional $2,000 when Corporate Sports made its initial draw under the line of credit. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for consulting services previously rendered to Corporate Sports and as additional consideration under the $100,000 line of credit, Mr. Lieppe received five year warrants to purchase 0.5 shares of common stock of Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports to Mr. Lieppe was cancelled and exchanged for a new 7% bridge note in the amount of $100,000  issued by Utix and due in November

2004, and the warrants were exchanged for warrants to purchase an aggregate of 48,397 shares of Utix Common Stock at an exercise price of $0.207 per share. The new note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The note is unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at Mr. Lieppe's option after December 2004. In consideration for the loan extension, Mr. Lieppe received a warrant entitling him to purchase 100,000 shares of our common stock at an exercise price of $.001 per share. In addition, in April 2004 we issued to Mr. Lieppe a secured subordinated note for $25,000 that is due December 31, 2004. The note bears interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $3.5 million; upon such prepayment, we will pay a prepayment premium of 5% of the loan amount. The note is secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the note but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes that we issued in May 2004, Mr. Lieppe agreed to fully subordinate his right to payment under his note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, Mr. Lieppe shall be entitled to receive regularly scheduled payments of principal and interest under the 10% notes. Pursuant to an agreement in June 2004, Mr. Lieppe agreed to convert his $25,000 note into 71,429 shares of our common stock at a conversion price of $0.35 per share.

           In April 2003, Corporate Sports borrowed $75,000 under a one-year line of credit arrangement with Gerald Roth, as lender, on the same terms and conditions as the line of credit agreement with Charles A. Lieppe. Mr. Roth is a member of our board of directors. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for providing this loan, Mr. Roth received five year warrants to purchase 0.375 shares of common stock of Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports to Mr. Roth was cancelled and exchanged for a new 7% bridge note in the amount of $75,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase 36,298 shares of Utix Common Stock at an exercise price of $0.207 per share. The new note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The note is unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at Mr. Roth's option after December 2004. In consideration for the loan extension, Mr. Roth received a warrant entitling him to purchase 75,000 shares of our common stock at an exercise price of $.001 per share. Pursuant to an agreement in June 2004, Mr. Roth agreed to convert his $75,000 note into 214,286 shares of our common stock at a conversion price of $0.35 per share.

           In April 2003, Corporate Sports borrowed $50,000 under a one-year line of credit arrangement with Steven Apesos, as lender, on the same terms and conditions as the line of credit agreement with Charles A. Lieppe. Mr. Apesos is our Executive Vice President. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for providing this loan, Mr. Apesos received five year warrants to purchase 0.250 shares of common stock of

Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports to Mr. Apesos was cancelled and exchanged for a new 7% bridge note in the amount of $50,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase 24,199 shares of Utix Common Stock at an exercise price of $0.207 per share. In addition, Mr. Apesos lent Utix an additional $10,000. The new notes aggregating $60,000 are subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The notes are unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at Mr. Apesos's option after December 2004. In consideration for the loan extension, Mr. Apesos received a warrant entitling him to purchase 60,000 shares of our common stock at an exercise price of $.001 per share.

           In a similar transaction in July 2003, Mr. Apesos lent to Corporate Sports an additional $50,000, which accrues interest at the rate of 9% per annum and matures in August 2006. In consideration for providing this loan, Mr. Apesos received five year warrants to purchase common stock of Corporate Sports. Pursuant to the Share Exchange Agreement described below, the note issued by Corporate Sports was cancelled and exchanged for a note issued by Utix under the same terms and conditions as the original note issued by Corporate Sports, and the warrants were exchanged for warrants to purchase 96,795 shares of our Common Stock at an exercise price of $0.517 per share. The note is unconditionally guaranteed by Corporate Sports and is convertible into 116,154 shares of our common stock at Mr. Apesos's option after December 2004. We can prepay the note prior to August 1, 2004 by providing Mr. Apesos thirty-days notice and paying a 10% premium. In addition, in April 2004 Mr. Apesos lent Utix an additional $25,000 and we issued him our $25,000 secured subordinated note that is due December 31, 2004. The note bears interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $3.5 million; upon such prepayment, we will pay a prepayment premium of 5% of the loan amount. The note is secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the note but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes that we issued in May 2004, Mr. Apesos agreed to fully subordinate his right to payment under his note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, Mr. Apesos shall be entitled to receive regularly scheduled payments of principal and interest under the 10% notes.

           Pursuant to an agreement in June 2004, Mr. Apesos agreed to convert all of his notes, aggregating $135,000, into 385,714 shares of our common stock, at a conversion price of $0.35 per share. In consideration of such conversion, we agreed to reduce the exercise price of the 96,795 warrants issued to Mr. Apesos in July 2003 from $0.517 to $0.35 per share. We provided the same exercise price reductions to all other holders of our warrants exercisable at $0.517 per share who agreed to convert our notes into common stock at $0.35 per share.

           In accordance with the terms of the Share Exchange Agreement,  Robert
M. Rubin committed to provide Corporate Sports with $300,000 of debt financing. In November 2003, the Rubin Family Irrevocable Stock Trust purchased $112,500 of our 7% bridge notes due November 2004, and Mr. Rubin arranged for unaffiliated persons to purchase an additional $187,500 of such 7% notes. All such notes are unconditionally guaranteed by Corporate Sports. As additional consideration for providing $112,500 of the $300,000 of loans, the Rubin Trust received warrants entitling it to purchase 112,500 shares of our common stock at an exercise price of $.001 per share. In February 2004, in connection with the sale of $350,000 of additional 7% notes due in November 2004, the Rubin Family Irrevocable Stock Trust lent us an additional $150,000, arranged for an additional $100,000 of loans and received warrants to purchase 150,000 shares of our common stock at $0.10 per share. In June 2004 we entered into an agreement with the Rubin Family Irrevocable Stock Trust whereby the Trust agreed to extend the maturity date of the November bridge notes and February bridge notes to October 1, 2005 in exchange for us allowing the Trust, at any time prior to October 1, 2005, to convert the notes at $.35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock, at a conversion or exercise price below $0.35 per share. In addition, if the average trading price of our common stock, as traded on the OTC-Bulletin Board or any other securities exchange, shall be equal to or greater than $0.70 per share for the 30 consecutive trading days immediately prior to the maturity date, on the maturity date, we can pay the notes either in cash or in shares of our common stock at $0.35 per share; provided that the Trust will receive at least 100% of the principal and interest on resale of the shares. Furthermore, we agreed to register for resale (i) the 262,500 shares of common stock issued or issuable to the Trust upon exercise of warrants issued in conjunction with the loans, (ii) the 750,000 shares of common stock issuable upon conversion of the November 2004 and February 2004 notes, which aggregate $262,500 and (iii) 1,825,000 shares of Utix Group, Inc. common stock owned by the Trust; PROVIDED that the Trust agrees not to sell for a period of one year the shares registered under clauses (i) and (ii), and PROVIDED FURTHER that the Trust agrees not to sell the shares registered under clause (iii) until after November 2005, which is two years from the date of issuance of such shares.


           During fiscal year ended September 30, 2003, we paid Anne Concannon, a member of our Board of Directors, $98,069 for her services as a Sales Executive.

            Our retail business strategy depends largely upon our development agreement and services agreement with WildCard Systems, Inc. Gary Palmer, who is the Chief Operating Officer and a Director of Wildcard Systems, joined our board of directors in December 2003.


           In November 2003 we borrowed $10,000 from Anthony G. Roth, our President and Chief Executive Officer, and issued our 7% bridge note due November 2004. In April 2004 we issued to Roth Financial Group, Inc., which is controlled by our President and Chief Executive Officer Anthony G. Roth, secured subordinated notes for an aggregate amount of $185,000 that is due December 31, 2004. The notes bear interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes are subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $3.5 million; upon such prepayment, we will pay a prepayment premium of 5% of the loan amount. The notes are secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes that we issued in May 2004, Mr. Roth agreed to fully subordinate his right to payment under his note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, Mr. Roth shall be entitled to receive regularly scheduled payments of principal and interest under the 10% notes. Pursuant to an agreement in June 2004 Mr. Roth and Roth Financial Group agreed to convert $175,000 of the total indebtedness owed to such persons into 500,000 shares of our common stock at a conversion price of $0.35 per share.

           In April 2004 we issued to Stephen A. Weiss, a member of the law firm of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our corporate and securities counsel, a secured subordinated note for $25,000 that is due December 31, 2004. The note bears interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $3.5 million; upon such prepayment, we shall pay a prepayment premium of 5% of the loan amount. The note is secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the note but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes that we issued in May 2004, Mr. Weiss agreed to fully subordinate his right to payment under his note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, Mr.

Weiss shall be entitled to receive regularly scheduled payments of principal and interest under the 10% notes. Pursuant to an agreement in June 2004, Mr. Weiss agreed to convert his note into 71,429 shares of our common stock at a conversion price of $0.35 per share.

In May 2004, we repurchased for $1,500, an aggregate of 1,500,000 of the 2,470,000 shares of our common stock owned by Joel Pensley at the time of the repurchase. We cancelled the 1,500,000 shares repurchased. Mr. Pensley was the former President and principal stockholder of Utix prior to the November 2003 share exchange. In partial consideration of the stock repurchase, we issued to Mr. Pensley a five year warrant to purchase up to 750,000 of our shares of common stock at an exercise price of $0.15 per share. We also agreed within 30 days after the effective date of this prospectus to file a registration statement under the Securities Act covering the 970,000 remaining shares owned by Mr. Pensley as well as the 750,000 shares issuable upon exercise of his warrant.



                            DESCRIPTION OF SECURITIES

GENERAL


           We are authorized by our certificate of incorporation to issue an aggregate of 50,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, the terms and conditions of which are to be determined by our board of directors. Immediately prior to the filing of this registration statement, an aggregate of 20,539,819 shares of our common stock were issued and outstanding. All outstanding shares of common stock are of the same class and have equal rights and attributes.


           COMMON STOCK


           We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 20,539,819 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.


           Holders of our common stock:

       o have equal ratable rights to dividends from funds legally available therefor, if and when declared by our board of directors;

       o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

       o do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and

       o are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

           If our shares of Common Stock are actively traded on a public market, they will in all likelihood be penny stocks. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

           PREFERRED STOCK

           We may issue up to 10,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. As of the date of this registration, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock.

           Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

           CONVERTIBLE NOTES


           In March and April of 2003, Corporate Sports entered into a one-year line of credit in an aggregate amount of $225,000 with three lenders. Corporate Sports is entitled to draw on the line of credit at its discretion so long as no event of default exists under the agreement. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. As additional consideration under the line of credit, Corporate Sports issued five year warrants to purchase an aggregate of 1.125 shares of common stock of Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports was cancelled and exchanged for a new 7% bridge note in an aggregate amount of $225,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase an aggregate of 108,894 shares of our Common Stock at an exercise price of $0.207 per share. The new note is subject to mandatory  prepayment  if, prior to such  maturity  date,  we complete an equity financing of at least $1.5 million. The note is unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at the lender's option after December 2004. Neither we nor our subsidiary Corporate Sports, as guarantor, may make loans or incur, assume or guarantee any indebtedness, other than in the ordinary course of business, without the prior written consent of a majority of the lenders. In consideration for the loan extension, the lenders received warrants entitling them to purchase an aggregate of 225,000 shares of our common stock at an exercise price of $.001 per share. In June 2004, two of the lenders agreed to convert, at $.35 per share, $125,000 of their notes into 357,143 shares of our common stock.

           Beginning in July 2003, Corporate Sports issued convertible notes in an aggregate amount of $470,000, which accrue interest at the rate of 9% per annum and mature in 2006. As additional consideration for providing this loan, the lenders received five year warrants to purchase an aggregate of 9.4 shares of common stock of Corporate Sports. Pursuant to the Share Exchange Agreement described above in "Certain Relationships and Related Transactions", the note issued by Corporate Sports was cancelled and exchanged for a note issued by Utix under the same terms and conditions as the original note issued by Corporate Sports, and the warrants were exchanged for warrants to purchase an aggregate of 909,869 shares of our Common Stock at an exercise price of $0.517 per share. The note is unconditionally guaranteed by Corporate Sports and is convertible into an aggregate of 1,091,843 shares of our common stock at the lender's option after December 2004. We can prepay the note prior to one year after the issue date of the note by providing the lender thirty-days notice and paying a 10% premium. Prior to the issuance of the 15% notes described below, the note holders agreed to fully subordinate his or her right to payment under his or her 9% note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, the note holders shall be entitled to receive regularly scheduled payments of principal and interest under the 9% notes. In June 2004, the holders of all $470,000 principal amount of these notes agreed to convert, at $.35 per share, such debt into 1,342,857 shares of our common stock in consideration for which we reduced the exercise price of warrants to purchase 1,342,857 shares of our common stock from $0.517 to $0.35 per share.


           BRIDGE NOTES AND WARRANTS


           In accordance with the terms of the Share Exchange Agreement described above in "Certain Relationships and Related Transactions", we issued in November 2003 an aggregate of $600,000 of 7% bridge notes due November 13, 2004. Such notes are unconditionally guaranteed by Corporate Sports. Neither we nor our subsidiary Corporate Sports, as guarantor, may make loans or incur, assume or guarantee any indebtedness, other than in the ordinary course of business, without the prior written consent of a majority of the lenders. As additional consideration for providing the loan, the lenders received warrants entitling them to purchase an aggregate of 600,000 shares of our common stock at an exercise price of $.001 per share. Pursuant to an agreement in June 2004, the holders of $155,000 of 7% bridge notes converted such notes, at $.35 per share, into 442,857 shares of our common stock. Furthermore, in June 2004 we entered into an agreement with four of the holders of the notes issued in November 2003 aggregating $300,000 whereby the noteholders agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $.35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $0.35 per share. In addition, if the average trading price of our common stock, as traded on the OTC-Bulletin Board or any other securities exchange, shall be equal to or greater than $0.70 per share for the 30 consecutive trading days immediately prior to the maturity date, on the maturity date, we can pay the notes either in cash or in shares of our common stock at $0.35 per share; provided that noteholders will receive at least 100% of the principal and interest on resale of the shares. We also agreed to register for resale (i) the 300,000 shares of common stock issued or issuable to the four noteholders upon exercise of warrants issued in conjunction with the loans and (ii) the 857,143 shares of common stock issuable upon conversion of the notes; PROVIDED that the noteholders agree not to sell for a period of one year such registered shares.


           In February 2004, an additional aggregate amount of $350,000 of 7% bridge notes were issued to three persons, including certain one of our principal stockholders. Such notes accrue interest at the rate of 7% per annum and are due and payable on the earlier of November 30, 2004 or out of any net proceeds in excess of $3.0 million that we may receive in connection with this offering or any other equity type financings consummated prior to November 30, 2004. We also issued to the lenders warrants entitling them to purchase 350,000 shares of our common stock at an exercise price of $0.10 per share. The warrants are subject to certain anti-dilution provisions, including weighted average anti-dilution adjustment in the event we issue and sell common stock or securities convertible or exercisable for common stock at a price less than $0.30 per share. We have the right to repurchase such warrants for $.01 each on 30 days prior written notice (subject to the holders right to exercise) if all of the following conditions are met:

       o Our common stock trades on the NASD over-the-counter bulletin board or another national securities exchange;

       o The average closing price of our common stock, as traded on such exchange for the 30 consecutive days prior to our submission of a notice of redemption shall equal or exceed $0.30 per share; and

       o The shares of common stock issuable upon exercise of such warrants have been registered for resale under the Securities Act of 1933, as amended, or otherwise exempt from such registration requirements.


  In June 2004 we entered into an agreement with two of the noteholders aggregating $250,000 whereby the noteholders agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $.35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $0.35 per share. In addition, if the average trading price of our common stock, as traded on the OTC-Bulletin Board or any other securities exchange, shall be equal to or greater than $0.70 per share for the 30 consecutive trading days immediately prior to the maturity date, on the maturity date, we can pay the notes either in cash or in shares of our common stock at $0.35 per share; provided that noteholders will receive at least 100% of the principal and interest on resale of the shares. Furthermore, we agreed to register for resale (i) the 250,000 shares of common stock issued or issuable to the two noteholders upon exercise of warrants issued in conjunction with the loans and (ii) the 714,286 shares of common stock issuable upon conversion of the notes; PROVIDED that the noteholders agree not to sell for a period of one year such registered shares.

           In April and May 2004 we issued secured subordinated notes for an aggregate amount of $460,000 to six persons, including certain officers, directors and other affiliates, that are due December 31, 2004. The notes bear interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes are subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $3.5 million; upon such prepayment, we shall pay a prepayment premium of 5% of the loan amount. The notes are secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes described below, the note holders agreed to fully subordinate his or her right to payment under his or her 10% note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, the note holders shall be entitled to receive regularly scheduled payments of principal and interest under the 10% notes. The notes have a provision requiring the prior written consent of at least a majority of the lenders before we can (1) make loans, except loans or advances made in the ordinary course of business, and (2) issue, incur or assume any indebtedness, nor become liable, whether as an endorser, guarantor, surety or otherwise, for any debt or obligation of any other person. Pursuant to an agreement in June 2004, the holders of $450,000 of such 10% notes agreed to convert, at $.35 per share, such debt into 1,285,714 shares of our common stock.

           In May 2004, we issued secured 15% notes for an aggregate of $1,535,000 to eleven persons, some of whom are current shareholders of the Company. The notes are due in May 2005, bear interest at the rate of 15% per annum, payable quarterly. The notes are subject to mandatory prepayment prior to such maturity date, out of 50% of the net proceeds, if any, in excess of $2.5 million that we may derive from any one or more equity financings, including the sale of shares under this prospectus. If we prepay the notes after November 28, 2004, we are also obligated to pay as a premium one year's interest on the then outstanding balance of the notes, less any interest previously paid. The notes are secured by a priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, which is senior to an aggregate of $1,405,000 of our notes that we issued between March 2003 and April 2004. We also issued to the lenders five year warrants entitling them to purchase 2,857,143 shares of our common stock at an exercise price of $0.35 per share. Commencing one year from the effective date of a registration statement covering the shares issuable upon exercise of the warrants, we have the right to repurchase such warrants for $.01 each on 60 days prior written notice (subject to the holders right to exercise) if all of the following conditions are met:

              o Our common stock trades on the NASD over-the-counter bulletin board or another national securities exchange;

              o The average closing price of our common stock, as traded on such exchange for the 30 consecutive days prior to our submission of a notice of redemption, shall equal or exceed 200% of the exercise price of the warrants;

              o The shares of common stock issuable upon exercise of such warrants have been registered for resale under the Securities Act of 1933, as amended, or otherwise exempt from such registration requirements; and

              o The average of the dollar value of our shares of common stock that trade on any securities exchange for the 60 trading days prior to the date we elect to redeem the warrants shall equal or exceed $75,000.

           In connection with the sale of the 15% notes, we paid a $100,000 finders fee to Great Court Capital, LLC and issued warrants to purchase 500,000 of our shares at an exercise price of $0.25 per share to an unaffiliated third party. We also entered into a financial advisory agreement with SD Partners, an affiliate of Great Court. Under the terms of the advisory agreement, SD Partners has agreed to assist us in connection with our marketing efforts and in introducing us to investment bankers or broker/dealers who may assist us in the sale of our securities in the United States and Europe. In the event that it shall introduce us to investment bankers or broker/dealers who effect sales of our securities, SD Partners will receive a finders fee of 5% of the gross proceeds we realize from such introduction and receive warrants to purchase 5% of the number of shares (or share equivalents) we sell to or through such sources at an exercise price equal to the same per share price in which we sell our securities; provided, that the total of such fees and any commissions or other compensation we pay registered broker dealers will not exceed applicable compensation guidelines promulgated by the National Association of Securities Dealers, Inc. In addition, to agreed to pay SD Partners $25,000 per month for a maximum of six months under the advisory agreement. We may cancel the advisory agreement at any time after July 28, 2004 on 30 days notice; provided, that SD Partners would be entitled to their success finders fee if we obtain financing through any of their introductions during the 12 month period following such termination. As an inducement to obtaining the services of SD Partners, we sold SD Partners 1,142,857 of our shares for $1,143 or $0.001 per share, and agreed that if we are successful in raising in $2.5 million or more in equity by December 31, 2004, to issue to SD Partners warrants entitling them to purchase for $0.35 per share a minimum of 714,286 and a maximum of 1,000,000 additional shares of our common stock.


TRANSFER AGENT

           The transfer agent for our common stock is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716.

                           SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.


SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. There are 705,791 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of 19,834,028 shares of our issued and outstanding shares of common stock are restricted under Rule 144 absent registration; subsequent to registration of 9,898,547 of our shares, approximately 9,935,481 shall be restricted under Rule 144. There are 11,379,118 shares of our common stock that are subject to outstanding options or warrants to purchase common stock or conversion of our convertible notes, not including shares of common stock issuable upon exercise of warrants that may be issued to the placement agent upon completion of this offering." See "Plan of
Distribution." Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.


In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

                              SELLING STOCKHOLDERS


We agreed to register for resale an aggregate of 9,898,547 shares of common stock issued to and issuable upon conversion of notes or exercise of warrants issued to the selling stockholders listed below. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.


The following table sets forth the number of shares of common stock that may be offered for sale from time to time by the selling stockholders. The following table sets forth (i) the number of shares of common stock beneficially owned as of the date of this prospectus and prior to the offering contemplated hereby,
(ii) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling stockholders. Except as indicated below, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.


            Name                                 Shares Owned     % Ownership Prior to     Shares Offered    Shares Held After the
                                                                         Offering                                   Offering
Steve Apesos (1)                                   612,770                3.0%                612,770                   0
Executive Vice President
Charles Lieppe (2)                                 316,621                1.5%                316,621                   0
Co-Chairman of the Board of Directors
Gerald Roth (3)                                  1,535,517                7.5%                325,584              1,209,933
Director

            Name                                 Shares Owned     % Ownership Prior to     Shares Offered    Shares Held After the
                                                                         Offering                                   Offering
Paul Avery Jr. Revocable Trust (4)                  57,142                   *                 57,142                  0
Mort Goulder                                       525,001                2.6%                525,001                  0
George Schwenk                                     142,858                   *                142,858                  0
James Kendall                                      285,714                1.4%                285,714                  0
Michael Okun                                       745,000                3.6%                745,000                  0
Phil St. Germain                                   382,143                1.9%                382,143                  0
Robert Dmitrenko                                    95,714                   *                 95,714                  0
Scott Dmitrenko                                     38,571                   *                 38,571                  0
William Dumaine & Cheryl Dumaine                   142,858                   *                142,858                  0
Walter Hemming                                     285,714                1.4%                285,714                  0
Binoy Singh                                         28,572                   *                 28,572                  0
Varinder Singh                                      28,572                   *                 28,572                  0
Farooq Chaudry                                      85,714                   *                 85,714                  0
Rubin Family Irrevocable Stock Trust (5)         1,012,500                4.9%              1,012,500                  0
Rubin Family Irrevocable Stock Trust (9)         1,825,000                8.9%              1,825,000                  0
Charles Warshaw Family Limited Partnership (6)     819,643                4.0%                819,643                  0
Mark Bolender and Jolene Bolender                  192,857                   *                192,857                  0
Norman Friedman                                     96,429                   *                 96,429                  0
Peter J. Flatow (7)                                 50,000                   *                 50,000                  0
Director
John Snyder                                         38,571                   *                 38,571                  0
Morris Effron                                       38,571                   *                 38,571                  0
Dani Kline                                          38,571                   *                 38,571                  0
Edward Clifford                                     75,000                   *                 75,000                  0
George Georgiafanids                                10,000                   *                 10,000                  0
Mathers Associates (8)                             100,000                   *                100,000                  0
Capital Access Group, Ltd.                         100,000                   *                100,000                  0
Stephen A. Weiss                                   196,429                   *                196,429                  0
Jay Kaplowitz                                       87,500                   *                 87,500                  0
Arthur Marcus                                       37,500                   *                 37,500                  0
Roth Financial Group (10)                        1,961,919                9.6%                510,000              1,451,919
William Fenimore                                   285,714                1.4%                285,714                  0
Gary Knisely                                       285,714                1.4%                285,714                  0
  Total Shares Registered for
  Selling Stockholders                                                                      9,898,547
*Less than one percent

All of the above selling shareholders have agreed that, without the prior written consent of our board of directors, they will not sell any of their shares being registered hereby for a period of one year from the date of this prospectus. Rubin Family Irrevocable Stock Trust has agreed not to sell any of its 1,825,000 registered shares before November 13, 2005, which is two years after such shares were issued.


(1) Does not include 100,000 shares issuable upon exercise of incentive stock options exercisable at $0.50 per share and vesting over four years.

(2) Does not include 1,000,000 additional shares that may be purchased for $0.40 per share by Mr. Lieppe upon exercise of stock options that vest over a period of three years.

(3) Does not include non-qualified stock options to purchase 100,000 shares at $0.40 per share that vest over three years.

(4) The name of the natural person who holds voting and investment power over the securities held by the Trust is Paul Avery.

(5) Includes (i) 112,500 shares of common stock issued upon exercise of warrants issued in November 2003 in connection with a debt financing, (ii) 150,000 shares of common stock issuable upon exercise of additional warrants issued in February 2004 in connection with an additional debt financing and (iii) 750,000 shares issuable upon the conversion, at $.35 per share, of an aggregate of $262,500 of debt from the November 2003 and February 2004 financing. The names of the natural persons who hold voting and investment power over the securities held by the Trust are Margery C. Rubin and Robert Schulman.

(6) Includes (i) 112,500 shares of common stock issued upon exercise of warrants issued in November 2003 in connection with a debt financing, (ii) 100,000 shares of common stock issuable upon exercise of additional warrants issued in February 2004 in connection with an additional debt financing and (iii) 607,143 shares issuable upon the conversion, at $.35 per share, of an aggregate of $212,500 of debt from the November 2003 and February 2004 financing. The names of the natural persons who hold voting and investment power over the securities held by the Trust are Charles Warshaw and Linda Warshaw.

(7) Does not include non-qualified stock options to purchase 100,000 shares at an exercise price of $0.40 per share, vesting over three years.

(8) The name of the natural person who holds voting and investment power over the securities held by the Mathers Associates is Norbert Zeelander.

(9) The Rubin Family Irrevocable Stock Trust has agreed not to sell these shares before November 13, 2005, which is two years from the date of issuance of these shares.

(10) These shares are registered in the name of Roth Financial Group, Inc. Roth Financial Group, Inc. is owned by Anthony Roth, President and CEO of Utix, and his wife. Includes (i) 1,451,919 shares of common stock issued pursuant to the Share Exchange, (ii) 10,000 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with a loan, and (iii) 500,000 shares of common stock issued in June 2004 upon conversion, at $.35 per share, of $175,000 of notes. Does not include 1,000,000 additional shares that may be purchased, for $0.50 per share, by Mr. Roth upon exercise of stock options vesting over a period of four years.

                              PLAN OF DISTRIBUTION
GENERAL

           This prospectus relates to the sale of up to 16,000,000 shares of the common stock of Utix Group, Inc. that is being offered directly for the account of our company.

           We intend to sell our common stock during the 90 day period following the date of this prospectus at fixed prices, varying prices determined at the time of sale or at negotiated prices, but not less than $0.35 per share and not more than $0.65 per share. There is no minimum number of shares that must be sold by us during the 90 day selling period, and none of the proceeds will be placed in escrow, trust or any similar account.

           We have engaged Gravitas LLC, a registered broker-dealer, to act as our placement agent on a "best efforts" basis to assist us in the sale of our shares. We will pay Gravitas LLC and other registered broker-dealers selling commissions of up to 10% of the selling price per share of the shares sold by such broker-dealers. To the extent that any shares are sold by any of our employees, officers or directors, including Anthony G. Roth, our President and Chief Executive Officer, and John Burns, our Chief

Financial Officer, none of whom are broker-dealers, no commissions or other compensation will be paid to such persons.

           Utix has agreed to issue to Gravitas LLC, as placement agent, at the completion of the offering five year warrants to purchase a number of shares of Utix common stock equal to 10% of the number of shares sold by or through the direct efforts of Gravitas LLC in the offering, at an exercise price per share equal to 120% of the average of the per share price of all shares sold by Utix in the offering.

           There is no established public market for our common stock. Our management and Gravitas LLC have set the offering price for the new shares to be issued as part of this offering largely based upon anticipated the cash needs of our company over the next 18 months. Additional factors considered when determining the offering price of our shares in this offering are the lack of liquidity in the shares, and the high level of risk considering our history of losses. See "Risk Factors".

           We have agreed to reimburse Gravitas LLC for its out-of-pocket expenses in connection with this offering, including the fees and expenses of its counsel and road show costs. We anticipate such expenses to be approximately $50,000.

           We have agreed that during the period commencing on the date of this prospectus and ending on the earlier of September 2004 or completion of this offering, we will not solicit or negotiate with any person other than Gravitas LLC to act as our placement agent in connection with this offering. We may terminate the services of Gravitas LLC as placement agent at any time; provided, however, that we compensate Gravitas LLC for all fees and expenses accrued to the date of termination.


           Under the terms of our placement agency agreement with Gravitas LLC we have agreed to indemnify the placement agent from certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agent may be required to make in respect thereof.

           This prospectus also relates to the resale of up to 9,898,547 additional shares, including shares that are issuable upon the exercise of warrants, that are held by certain selling stockholders identified in this prospectus. The selling shareholders have purchased their shares or may exercise warrants to purchase shares at per share prices ranging between $0.10 to $0.35 per share.

           We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders may sell their common stock from time to time at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices, for between $0.35 and $0.65 per share. Selling shareholders owning 8,073,547 shares have agreed that, unless approved by our board of directors, they will not sell any of their registered shares for a period of one year from the date of this prospectus and a selling shareholder owning 1,825,000 shares has agreed not to sell any of its 1,825,000 registered shares before November 13, 2005, which is two years after the issuance of such shares.

           We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all brokerage commissions and other similar expenses incurred by them.


           The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We expect that the selling stockholders will sell their shares through customary brokerage channels, in private sales, or in transactions under Rule 144 under the Securities Act.

           The selling stockholders, our placement agent and other brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to those persons could be regarded as underwriters compensation.

           From time to time, the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our common shares, and will be able to sell and deliver the shares in connection with those transactions or in settlement of securities loans. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in those sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker dealer acts as agent for the purchaser of those shares, from the purchaser) in amounts to be negotiated (which are not expected to exceed those customary in the types of transactions involved). Brokers and dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent those brokers and dealers are unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker dealer commitment to a selling stockholder.

           At the time a particular offer of the shares is made, to the extent it is required, we will distribute a supplement to this prospectus that will identify and set forth the aggregate amount of shares being offered and the terms of the offering. A selling stockholder may sell shares at any price. Sales of the shares at less than market price may depress the market price of our common stock. Subject to applicable securities laws, the selling stockholder will generally not be restricted as to the number of shares that they may sell at any one time, and it is possible that a significant number of shares could be resold at the same time.

           The selling stockholders and any other person participating in the distribution of the shares will also be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholder and any other person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

           To comply with certain states securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless a selling stockholder meets the applicable state notice and filing requirements.

                                  LEGAL MATTERS


The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York. Members of such law firm own an aggregate of 321,429 shares of our common stock.


                                     EXPERTS

The financial statements of Utix Group, Inc. (formerly known as Corporate Sports Incentives, Inc.) as of and for the years ended September 30, 2003 and 2002, appearing in this prospectus have been audited by Vitale, Caturano & Company, P.C., Certified Public Accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

On December 26, 2003, upon receipt of approval of our Board of Directors, we engaged Vitale, Caturano & Company, P.C., to serve as our independent certified public accountants for purposes of auditing our financial statements. We retained Kirwin & Hickey, CPAs, P.C. as our independent accountants to furnish tax and consulting services. During our two most recent fiscal years prior to the date of engagement, and the subsequent interim period prior to engaging this accountant, neither we (nor someone on our behalf) consulted the newly engaged accountant regarding any matter.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

 For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

================================================================================

                       UTIX GROUP, INC. (FORMERLY KNOWN AS
                       CORPORATE SPORTS INCENTIVES, INC.)

                              FINANCIAL STATEMENTS
                    Six Months Ended March 31, 2004 and 2003
                  and Years Ended September 30, 2003 and 2002

================================================================================

                       UTIX GROUP, INC. (FORMERLY KNOWN AS
                       CORPORATE SPORTS INCENTIVES, INC.)

                              FINANCIAL STATEMENTS
              Six Months Ended March 31, 2004 and 2003 (unaudited)
                  and Years Ended September 30, 2003 and 2002




================================================================================

                                    CONTENTS

                                                                            PAGE

Independent Auditor's Report ..............................................   1

Financial Statements:

     Balance Sheets .......................................................  2-3

     Statements of Operations .............................................   4

     Statements of Stockholders' Deficit and Comprehensive Income (Loss) ..   5

     Statements of Cash Flows .............................................   6

     Notes to Financial Statements ........................................ 7-25

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------




To the Board of Directors and Stockholders
Utix Group, Inc. (formerly known as
Corporate Sports Incentives, Inc.)
Burlington, Massachusetts

We have audited the accompanying balance sheets of Utix Group, Inc. (formerly known as Corporate Sports Incentives, Inc.) (the Company) (a New Hampshire corporation) as of September 30, 2003 and 2002, and the related statements of operations, stockholders' deficit and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a net working capital deficiency and a net stockholders' deficit, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Vitale, Caturano & Company, P.C.


VITALE, CATURANO & COMPANY, P.C.

February 12, 2004
Boston, Massachusetts

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Balance Sheets
September 30, 2002 and 2003 and March 31, 2004

================================================================================

                                      September 30,   September 30,   March 31,
                                          2002            2003          2004
                                        --------        --------      --------
ASSETS                                                               (Unaudited)
Current assets:
  Cash and cash equivalents             $ 75,162        $145,476      $271,820
  Certificates of deposit                327,439              --            --
  Accounts receivable                     62,900         138,475       100,213
  Inventory                               22,640          12,480        12,589
  Marketable securities - available
    for sale                              76,218              --            --
  Prepaid expenses                        76,762              --        24,317
                                        --------        --------      --------
        Total current assets             641,121         296,431       408,939
                                        --------        --------      --------

Property and equipment:
  Equipment                              130,008         164,903       168,446
  Furniture and fixtures                  24,447          39,447        43,173
                                        --------        --------      --------
                                         154,455         204,350       211,619
  Less - accumulated depreciation         84,381         113,191       131,145
                                        --------        --------      --------
        Property and equipment, net       70,074          91,159        80,474
                                        --------        --------      --------

Other assets                              30,550          15,550        16,725
                                        --------        --------      --------




                                        $741,745        $403,140      $506,138
                                        ========        ========      ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Balance Sheets
September 30, 2002 and 2003 and March 31, 2004

===================================================================================================================================

                                                                                 September 30,      September 30,         March 31,
                                                                                      2002               2003               2004
                                                                                  -----------        -----------        -----------
LIABILITIES AND STOCKHOLDERS' DEFICIT                                                                                   (Unaudited)
Current liabilities:
    Current maturities of notes payable                                           $        --        $        --        $   800,598
    Current maturities of notes payable to related parties                                 --            225,000            240,061
    Current maturities of capital lease obligation                                         --              8,267              8,236
    Accounts payable                                                                  114,008            211,155            266,800
    Accrued expenses                                                                  108,516            103,686            177,623
    Customer deposits                                                                 344,507            372,087            290,555
    Deferred revenue                                                                  819,987            732,123          1,304,132
                                                                                  -----------        -----------        -----------
             Total current liabilities                                              1,387,018          1,652,318          3,088,005
                                                                                  -----------        -----------        -----------

Long-term liabilities:
    Notes payable - less current maturities
                                                                                           --            345,000            395,000
    Notes payable to related parties - less current maturities                                            75,000             75,000
    Capital lease obligation - less current maturities
                                                                                           --             16,028             12,429
                                                                                  -----------        -----------        -----------
             Total long-term liabilities                                                   --            436,028            482,429
                                                                                  -----------        -----------        -----------

Commitments and contingencies

Stockholders' deficit:
    Preferred stock, $.001 par value, 10,000,000 shares authorized;
       no shares issued and outstanding                                                    --                 --                 --
    Common stock, $0.001 par value, 50,000,000 shares authorized; 10,792,600 and
       9,098,693 shares issued and outstanding at September 30, 2003 and 2002, respectively; 17,468,391 shares issued and outstanding at
       March 31, 2004, respectively                                                     9,099             10,792             17,468
    Additional paid in capital                                                        (37,740)            18,914            311,134
    Accumulated deficit                                                              (619,005)        (1,714,912)        (3,392,898)
     Accumulated other comprehensive income                                             2,373                 --                 --
                                                                                  -----------        -----------        -----------
             Total stockholders' deficit                                             (645,273)        (1,685,206)        (3,064,296)
                                                                                  -----------        -----------        -----------

          Total liabilities and stockholders' deficit                             $   741,745        $   403,140        $   506,138
                                                                                  ===========        ===========        ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Statements of Operations
Years Ended September 30, 2002 and 2003
and the Six Months Ended March 31, 2004 and 2003

===================================================================================================================================

                                                                        For the years ended            For the six months ended
                                                                           September 30,                       March 31,
                                                                       2002             2003             2003             2004
                                                                   ------------     ------------     ------------     ------------
                                                                                                       (Unaudited)     (Unaudited)
Net revenues                                                       $  2,278,148     $  2,311,786     $  1,081,628     $    970,695

Cost of revenue                                                       1,484,185        1,494,445          669,607          679,442
                                                                   ------------     ------------     ------------     ------------

             Gross profit                                               793,963          817,341          412,021          291,253

Selling and administrative expenses                                   1,195,879        1,860,987          904,552        1,860,884
                                                                   ------------     ------------     ------------     ------------

             Loss from operations                                      (401,916)      (1,043,646)        (492,531)      (1,569,631)
                                                                   ------------     ------------     ------------     ------------

Other income (expense):
    Investment income, net                                               10,932            8,319            7,522               --
    Gain (loss) on sale of marketable securities                        (11,038)           1,202               15               --
    Interest expense                                                         --          (61,782)            (813)        (108,355)
    Loss on disposal of property and equipment                           (1,468)              --               --               --
                                                                   ------------     ------------     ------------     ------------
                                                                         (1,574)         (52,261)           6,724         (108,355)
                                                                   ------------     ------------     ------------     ------------

             Loss before provision (benefit) for income taxes          (403,490)      (1,095,907)        (485,807)      (1,677,986)
                                                                   ------------     ------------     ------------     ------------

Provision (benefit) for income taxes                                         --               --               --               --
                                                                   ------------     ------------     ------------     ------------

             Net loss                                              $   (403,490)    $ (1,095,907)    $   (485,807)    $ (1,677,986)
                                                                   ============     ============     ============     ============

Net loss per share:
    Basic and diluted                                              $      (0.04)    $      (0.11)           (0.05)    $      (0.11)
                                                                   ============     ============     ============     ============

Weighted average number of shares outstanding:
    Basic and diluted                                                 9,098,693       10,369,123        9,945,647       15,468,192
                                                                   ============     ============     ============     ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Statements of Stockholders' Deficit and Comprehensive Income (Loss)
Years Ended September 30, 2002 and 2003 and the Six Months Ended March 31, 2004

====================================================================================================================================

                                                                                                           Accumulated
                                                                                                              Other
                                                                                                             Compre-
                                               Preferred Stock      Common Stock   Additional                hensive       Total
                                Comprehensive  -----------------------------------   Paid in   Accumulated    Income   Stockholders'
                                    Income     Shares  Amount    Shares     Amount   Capital     Deficit      (Loss)      Deficit
                                 -----------   ------  ------  ----------  -------  --------   -----------   --------   -----------
Balance, September 30, 2001                        --  $   --   9,098,693  $ 9,099  $(37,740)  $  (215,515)  $(12,154)  $  (256,310)


Net loss                         $  (403,490)                                                     (403,490)        --      (403,490)


Unrealized gain on securities         14,527                                                            --     14,527        14,527
                                 -----------   ------  ------  ----------  -------  --------   -----------   --------   -----------

Comprehensive income (loss)      $  (388,963)
                                 ===========

Balance, September 30, 2002                        --      --   9,098,693    9,099   (37,740)     (619,005)     2,373      (645,273)


Net loss                         $(1,095,907)                                             --    (1,095,907)        --    (1,095,907)

Issuance of stock exchanged
  for services                            --                    1,693,907    1,693    56,654            --         --        58,347


Reclassification adjustment           (2,373)                                   --                      --     (2,373)       (2,373)
                                 -----------   ------  ------  ----------  -------  --------   -----------   --------   -----------

Comprehensive income (loss)      $(1,098,280)
                                 ===========

Balance, September 30, 2003                        --  $   --  10,792,600  $10,792  $ 18,914   $(1,714,912)  $     --   $(1,685,206)


Net Loss                         $(1,677,986)              --          --       --        --    (1,677,986)        --   $(1,677,986)

November 13, 2003 Share Exchange
  (See Note 1)                            --               --   5,350,791    5,351    (5,351)           --         --   $        --

Exercise of warrants                      --               --   1,325,000    1,325        --            --         --   $     1,325

Issuance of warrants exchanged
  for services                            --               --          --       --   101,947            --         --   $   101,947

Issuance of common stock warrants         --               --          --       --   156,799            --         --   $   156,799

Beneficial conversion feature
  related to convertible debt             --               --          --       --    38,825            --         --   $    38,825
                                 -----------   ------  ------  ----------  -------  --------   -----------   --------   -----------

Comprehensive income (loss)      $(1,677,986)
                                 ===========


Balance, March 31, 2004
  (unaudited)                                      --  $   --  17,468,391  $17,468  $311,134   $(3,392,898)  $     --   $(3,064,296)
                                               ======  ======  ==========  =======  ========   ===========   ========   ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Statements of Cash Flows
Years Ended September 30, 2002 and 2003 and the Six Months Ended March 31, 2003 and 2004

====================================================================================================================================

                                                                             For the years ended          For the six months ended
                                                                                 September 30,                   March 31,
                                                                             2002            2003          2003            2004
                                                                           ---------     -----------     ---------     -----------
Cash flows from operating activities:                                                                   (Unaudited)   (Unaudited)
  Net loss                                                                 $(403,490)    $(1,095,907)    $(485,807)    $(1,677,986)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                                           22,264          28,810        11,688          17,954
      Bad debt expense                                                            --              --            --           5,000
      Loss (gain) on sale of marketable securities                            11,038          (1,202)          (15)             --
      Loss on disposal of property and equipment                               1,468              --            --              --
      Interest expense on original issue discount                                 --              --            --          61,283
      Stock compensation                                                          --          58,347        58,347         101,947
      Changes in assets and liabilities:
        (Increase) decrease in:
          Accounts receivable                                                  2,723         (75,575)      (32,397)         33,262
          Inventory                                                           (6,148)         10,160       (22,710)           (109)
          Prepaid expenses                                                   (76,762)         76,762        76,762         (24,317)
          Other current assets                                               133,757              --           516              --
        Increase (decrease) in:
          Accounts payable                                                   104,824          97,147       (57,141)         55,645
          Accrued expenses                                                    86,460          (4,830)      (43,599)         73,937
          Deferred revenue                                                    13,477         (87,864)       71,013         572,009
          Customer deposits                                                  (24,246)         27,580       155,351         (81,532)
                                                                           ---------     -----------     ---------     -----------
              Net cash used in operating activities                         (134,635)       (966,572)     (267,992)       (862,907)
                                                                           ---------     -----------     ---------     -----------

Cash flows from investing activities:
  Proceeds from redemption (purchases) of certificates of deposit           (226,304)        327,439       327,439              --
  Purchases of property and equipment                                        (18,948)         (8,895)           --          (7,269)
  Proceeds from sale of marketable securities                                     --          75,047        74,135              --
  Proceeds from warrant exercise                                                  --              --            --           1,325
  Loan to related party                                                           --              --            --          (1,175)
                                                                           ---------     -----------     ---------     -----------
              Net cash provided by (used in) investing activities           (245,252)        393,591       401,574          (7,119)
                                                                           ---------     -----------     ---------     -----------

Cash flows from financing activities:
  Proceeds from notes payable                                                     --         345,000            --         630,000
  Proceeds from related party notes payable                                       --         300,000            --         370,000
  Payments on capital lease obligation                                            --          (1,705)           --          (3,630)
                                                                           ---------     -----------     ---------     -----------
              Net cash provided by financing activities                           --         643,295            --         996,370
                                                                           ---------     -----------     ---------     -----------

Net increase (decrease) in cash and cash equivalents                        (379,887)         70,314       133,582         126,344

Cash and cash equivalents, beginning of year                                 455,049          75,162        75,162         145,476
                                                                           ---------     -----------     ---------     -----------

Cash and cash equivalents, end of year                                     $  75,162     $   145,476     $ 208,744     $   271,820
                                                                           =========     ===========     =========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                                   $      --           1,352     $      --     $    13,531
                                                                           =========     ===========     =========     ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Equipment acquired by capital lease obligation                           $      --     $    26,000     $  26,000     $        --
                                                                           =========     ===========     =========     ===========

  Property and equipment sold in exchange for loan receivable              $      --     $    15,000     $      --     $        --
                                                                           =========     ===========     =========     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

1.     SHARE EXCHANGE TRANSACTION

       On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. (Corporate Sports) consummated the transactions contemplated by a share exchange agreement (the Share Exchange Agreement), dated as of October 31, 2003, between Utix Group, Inc. (then known as Chantal Skin Care Corporation) (Utix), Corporate Sports, the principal shareholder of Utix, and the stockholders of Corporate Sports. As a result of the exchange, Corporate Sports became a wholly owned subsidiary of Utix and the former security holders of Corporate Sports received an aggregate of 71.6% of the ownership interest in Utix on a fully-diluted basis. The 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 10,792,600 shares of Utix common stock, and the 27.8 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants (collectively, Share Equivalents) were exchanged for an aggregate of 2,707,401 Share Equivalents of Utix.

       Although Utix was the legal acquirer in the transaction, Corporate Sports becomes the registrant with the Securities and Exchange Commission, as under generally accepted accounting principles, the transaction will be accounted for as a reverse acquisition, whereby Corporate Sports is considered the "acquirer" of Utix for financial reporting purposes since Corporate Sports' shareholders control more than 50% of the post-transaction combined entity, the management is that of Corporate Sports after the transaction, Utix had no operations, assets or liabilities as of the transaction date and the continuing operations of the entity are those of Corporate Sports.

       Accordingly, the Company has presented in the accompanying financial statements, through the date of completion of the acquisition, prior historical financial information of Corporate Sports. It has also retroactively restated Corporate Sports historical stockholders' equity to reflect the equivalent numbers of shares of common stock received in the acquisition. All share and per share information included in the accompanying financial statements and notes give effect to the exchange.

2.     NATURE OF THE BUSINESS AND GOING CONCERN

       Utix Group, Inc. (through its subsidiary Corporate Sports Incentives, Inc. (The Company)) primarily provides prepaid experiences to consumers by offering gift tickets that are redeemable at golf courses, ski resorts, spas and other venues nationwide.

       The Company's products are offered through two distinct distribution channels including (1) sales of prepaid manual plastic gift tickets to corporations and other business users (corporate) and (2) sales of prepaid magnetic strip gift tickets to retail consumers that purchase products at mass merchandise retail chains (retail).

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

2.     NATURE OF THE BUSINESS AND GOING CONCERN...continued

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company has suffered recurring losses from operations and has a net working capital deficiency and a net stockholders' deficit, that raise substantial doubt about its ability to continue as a going concern.

       Management has undertaken a number of initiatives to address the financial and operational matters noted above. The Company has raised approximately $1,225,000 in aggregate proceeds in the form of notes payable (bridge notes) since September 30, 2003. Additionally, the Company has revised the terms of its existing notes payable to extend the maturity dates. The Company has commenced discussions to raise equity capital with the intention of repaying the bridge loans and meeting the Company's ongoing working capital requirements throughout 2004. The Company is in the process of expanding its product sales into the retail distribution channel and intends to capitalize on its enabling magnetic tape payment technology platform by offering an array of prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues.

       However, there can be no assurance that the Company will be successful in negotiating with existing or potential investors and creditors or in obtaining the capital necessary to continue ongoing operations. There can be no assurance that the Company will realize adequate revenue streams from its above-described new business initiatives. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       INTERIM FINANCIAL INFORMATION

       The financial information as of March 31, 2004 and 2003 and for the six months then ended is unaudited and includes all adjustments consisting only of normal recurring accruals, that management considers necessary for a fair presentation of its financial position, operating results and cash flows. Results for the six months ended March 31, 2004 are not necessarily indicative of results to be expected for the full fiscal year ended September 30, 2004 or for any future periods.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

       REVENUE RECOGNITION

       The Company defers revenue for the estimated number of tickets that will ultimately be redeemed and recognizes the amount deferred as revenue (in addition to the associated cost) upon redemption. The Company analyzes its historical redemption rates for ticket sales as a basis for the estimate of the tickets that will not be redeemed. For corporate sales, revenue for estimated non-redemptions is generally recognized when the tickets are sold. If the actual number of tickets redeemed is significantly different than originally estimated, an adjustment to revenue in a particular period may be required.

       For new products and new distribution channels (primarily retail with which the Company has limited actual experience) non-redemptions are recognized as revenue upon ticket expiration which is generally one year from date of sale.

       In order to bring the magnetic strip prepaid ticket to the corporate and retail market, the Company has entered into strategic relationships with WildCard Systems, Inc. and DISCOVER/Novus. WildCard Systems provides product coding, digital functionality, processing and other services. These services include ticket manufacturing, customer service, interactive voice recognition, live agent requirements and data tracking. WildCard is reimbursed for the ticket manufacturing as well as per ticket processing fees ranging from $0.50 to $1.50 depending on the services provided. They also receive 10% of all breakage profits which equates to approximately 3% of revenue. DISCOVER/Novus provides a flexible payment rail at the merchant level. They are paid a license fee of $1.35 per ticket and a redemption charge of $0.055 per redeemed ticket. There has been no such activity in the periods ended March 31, 2004, September 30, 2003 and 2002.

       CONCENTRATIONS OF CREDIT RISK

       Financial instruments that subject the Company to credit risk concentrations consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are held at financial institutions which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash. The Company's trade receivables result from ticket sales and reflect a broad customer base. The Company routinely assesses the financial strength of its customers and has not experienced significant losses related to accounts receivable of individual customers or groups of customers in any particular industry or geographic area. As a consequence, concentrations of credit risk are limited.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       Financial instruments held or used by the Company consist of cash and cash equivalents, certificates of deposit, marketable securities, accounts receivable, accounts payable, and notes payable. Management believes that their carrying value approximates fair value for all financial instruments at March 31, 2004, September 30, 2003 and September 30, 2002.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

       CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments purchased with an original maturity date of 90 days or less to be cash equivalents. Cash and cash equivalents are deposited in various area banks and brokerage money market accounts.

       The Company had cash of $24,997 (unaudited), $24,991 and $2,151 at a brokerage money market account at March 31, 2004, September 30, 2003 and 2002, respectively, which was insured by the Securities Investor Protection Corporation (SIPC).

       ACCOUNTS RECEIVABLE

       Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management's evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. The allowance for doubtful accounts at March 31, 2004 was $5,000 (unaudited) and no allowance for doubtful accounts has been provided for September 30, 2003 and 2002.

       INVENTORY

       Inventory consists of non-activated sports tickets, holograms, booklets, golf balls and accessories valued at lower of cost or market.

       MARKETABLE SECURITIES

       The Company accounts for its marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. All investment securities impacted by the guidelines of this provision must be classified as either trading, available-for-sale or held-to-maturity securities. Both trading and available-for-sale securities must be reflected in the accompanying balance sheets at their aggregate fair values, while held-to-maturity securities are recorded at amortized cost.

       PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The estimated useful lives range from five to seven years. Equipment under capital lease is amortized over the lesser of the asset life or the lease term.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

       PROPERTY AND EQUIPMENT...continued

       The Company evaluates long-lived assets such as property and equipment under Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS (SFAS 144). This statement requires that long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. SFAS 144 requires (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale.

       COMPREHENSIVE INCOME (LOSS)

       Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) consists of unrealized holding gains on securities and adjustments for realized gains for the years ended September 30, 2003 and 2002.

       INCOME TAXES

       The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statements and income tax basis of assets and liabilities, and net operating loss carryforwards, using the enacted tax rates. Deferred income tax expense or benefit is based on changes in the asset or liability from period to period.

       Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

       EARNINGS (LOSS) PER SHARE

       Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year plus the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

       STOCK-BASED COMPENSATION

       As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for stock-based compensation under the intrinsic value method with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis. The Company's stock-based compensation plan is described more fully in Note
       12. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE (SFAS 148). This statement amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.

       In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

       No stock-based employee compensation cost related to stock options is reflected in net loss, as all options granted in the six months ending March 31, 2004 had an exercise price equal to, or in excess of, the market value of the underlying common stock on the date of grant. There were no stock option grants in the two years ending September 30, 2003.

       Options granted have been valued using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions used for the six months ended March 31, 2004 are as follows:

             Risk-free interest rates                   3.18% - 3.25%
             Expected lives                                   5 years
             Expected volatility                                   0%
             Dividend yield                                        0%
             Weighted-average fair value of grants              $0.20

       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost been recorded in accordance with SFAS 123, there would have been no change in the Company's net loss.

       During the initial phase-in period, the effects of applying SFAS 123 pro forma disclosures may not be representative of the effects on reported pro forma net loss in future years because the options granted by the Company vest over several years, and additional awards may be made in future years.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

       ADVERTISING

       The Company expenses advertising costs as incurred. Advertising expense was $81,050 and $49,733 for the six months ended March 31, 2004 and 2003, respectively (unaudited) and $193,015 and $68,758 for the years ended September 30, 2003 and 2002, respectively.

       RECENT ACCOUNTING PRONOUNCEMENTS

       In May 2003, the Financial Accounting Standard Board (FASB) issued SFAS No. 150, ACCOUNTING FOR CERTAIN INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, which established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company's adoption of the initial recognition and initial measurement provisions of SFAS No. 150, effective June 1, 2003, did not have a material impact on the Company's results of operations or financial position.

       In April 2003, the FASB issued SFAS No. 149, DERIVATIVES AND HEDGING, an Amendment of SFAS No. 133. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The changes in this Statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarified under what circumstances a contract with an initial net investment meets the characteristic of a derivative of SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an "underlying" to conform it to language used in FASB Interpretation (FIN) No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENT FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, and amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149 effective July 1, 2003, which did not have a material impact on the Company's results of operations or financial position.

       In January 2003, the Emerging Issues Task Force (EITF), published EITF Issue No. 00-21, REVENUE ARRANGEMENTS WITH MULTIPLE DELIVERABLES, which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF No. 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material impact on the Company's results of operations or financial position.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

       RECENT ACCOUNTING PRONOUNCEMENTS...continued

       In November 2002, the FASB issued Interpretation (FIN) No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS. Along with new disclosure requirements, FIN 45 requires guarantors to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. This differs from the current practice to record a liability only when a loss is probable and reasonably estimable. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company's results of operations or financial position.

       In January 2003, the FASB issued Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which addressed accounting for special-purpose and variable interest entities. This interpretation was effective for financial statements issued after December 31, 2002. In September 2003, the FASB issued a Staff Position to allow a deferment of the effective date to the end of the first interim or annual period ending after December 15, 2003 if certain conditions were met. In December 2003, the FASB issued Interpretation No. 46R, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which addresses accounting for special-purpose and variable interest entities and which superseded Interpretation 46. The effective date of this interpretation is the end of the first reporting period that ends after March 15, 2004, unless the entity is considered to be a special-purpose entity in which case, the effective date is the end of the first reporting period that ends after December 15, 2003. Companies that have adopted Interpretation No. 46 prior to the effective date of Interpretation No. 46R will either continue to apply Interpretation No. 46 until the effective date of Interpretation No. 46R or apply the provisions of Interpretation No. 46R at an earlier date. The Company's adoption of Interpretation No. 46 and No. 46R did not have a material impact on the Company's consolidated financial position or results of operations.

       RECLASSIFICATION

       Certain prior period amounts have been reclassified to conform to the current year presentation.

4.     CERTIFICATE OF DEPOSIT

       The Company had two certificates of deposit that matured in October 2002 and January 2003 and earned interest at rates of 3.84% and 3.93%. The value of the certificates at March 31, 2004, September 30, 2003 and 2002 was $0 (unaudited), $0 and $101,624, respectively.

       The Company also had three certificates of deposit held by a brokerage firm. The value of the certificates at March 31, 2004, September 30, 2003 and 2002 was $0 (unaudited), $0 and $225,815, respectively. Interest was earned at rates of 2.3% to 3.55%.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

5.     MARKETABLE SECURITIES-AVAILABLE-FOR-SALE

       Cost and fair value of marketable securities available for sale at March 31, 2004, September 30, 2003 and 2002 are as follows:

                                               Gross       Gross
                               Amortized    Unrealized   Unrealized       Fair
                                  Cost         Gains       Losses        Value
                               ----------   ----------   ----------   ----------

MARCH 31, 2004 (UNAUDITED)

Available-for-sale Municipal
Bond Mutual Fund               $       --   $       --   $       --   $       --
                               ==========   ==========   ==========   ==========

SEPTEMBER 30, 2003

Available-for-sale Municipal
Bond Mutual Fund               $       --   $       --   $       --   $       --
                               ==========   ==========   ==========   ==========

SEPTEMBER 30, 2002

Available-for-sale Municipal
Bond Mutual Fund               $   73,845   $    2,373   $       --   $   76,218
                               ==========   ==========   ==========   ==========

       The change in net unrealized holding gain on securities available for sale in the amount of $14,527 has been charged to stockholders' equity for the year ended September 30, 2002.

6.     PROPERTY AND EQUIPMENT

       Property and equipment at March 31, 2004 and September 30, 2003 and 2002 consisted of the following:

                                           March 31,           September 30,
                                              2004          2003          2002
                                           ---------     ---------     ---------
                                          (unaudited)

Computer equipment and software            $ 168,446     $ 167,903     $ 130,008
Furniture and fixtures                        43,173        39,447        24,447
                                           ---------     ---------     ---------
                                             211,619       204,350       154,455
Less - accumulated depreciation              131,145       113,191        84,381
                                           ---------     ---------     ---------

Property and equipment, net                $  80,474     $  91,159     $  70,074
                                           =========     =========     =========

       Depreciation expense for the six months ended March 31, 2004 and 2003 was $17,954 and $11,668, respectively (unaudited). Depreciation expense for the years ended September 30, 2003 and 2002 was $28,810 and $22,264, respectively.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

7.     RELATED PARTY TRANSACTIONS

       The Company paid management fees for administrative services to a related corporation. Total management fees expensed for the six months ended March 31, 2004 and 2003 were $20,000 and $6,359, respectively (unaudited). Total management fees expensed for the years ended September 30, 2003 and 2002 were $6,359 and $15,898, respectively.

       The Company had loan receivables included in other assets of $15,000 as of September 30, 2002 from two of its officers, which was fully settled during fiscal 2003.

8.     NOTES PAYABLE TO RELATED PARTIES

       Notes payable to related parties including certain officers, members of the Board of Directors and an employee of the Company consisted of the following at March 31, 2004, September 30, 2003 and 2002:


                                                  March 31,     September 30,
                                                    2004       2003       2002
                                                  --------   --------   --------
                                                (unaudited)

       Notes  payable (7% Notes),  face value
       of $70,000 and unamortized discount of
       $6,409  at March  31,  2004.  Interest
       payable  quarterly at 7%,  outstanding
       principal and accrued  interest due at
       maturity,  through  October 31,  2004,
       unless  accelerated by an equity raise
       exceeding $1.5 million, as defined.        $ 63,591   $     --   $     --

       Notes payable (7% Convertible  Notes),
       face value of $225,000 and unamortized
       discount of $48,530 at March 31, 2004.
       Interest  payable   quarterly  at  7%,
       outstanding   principal   and  accrued
       interest  due  at  maturity,   through
       October 31, 2004,  unless  accelerated
       by  an  equity  raise  exceeding  $1.5
       million,  as  defined.  The  notes are
       convertible   to  108,894   shares  of
       common stock,  at the holders  request
       between  July  15,  2004  and July 15,
       2006.                                       176,470         --         --

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

8.     NOTES PAYABLE TO RELATED PARTIES...continued

       Notes payable (6% Convertible  Notes),
       face  value  of   $225,000.   Interest
       payable     semi-annually    at    6%,
       outstanding   principal   and  accrued
       interest due at maturity, through May,
       2004,  collateralized  by  all  of the
       assets  of the  Company.  These  notes
       were  cancelled   during  the  quarter
       ended  December  31, 2003 and reissued
       as 7% Convertible Notes.                         --    225,000         --

       Notes payable (9% Convertible  Notes),
       face   value  of   $75,000.   Interest
       payable     semi-annually    at    9%,
       outstanding   principal   and  accrued
       interest  due July 15, 2006  (maturity
       date),  collateralized  by  all of the
       assets of the  Company.  Each  $50,000
       portion of notes is  convertible  into
       116,154 shares of common stock, at the
       holders  request between July 15, 2004
       and July 15, 2006.                           75,000     75,000         --
                                                  --------   --------   --------
                                                   315,061    300,000         --
       Less - current maturities                   240,061    225,000         --
                                                  --------   --------   --------

       Notes  payable  to  related  parties -
       less current maturities                    $ 75,000   $ 75,000   $     --
                                                  ========   ========   ========

9.     NOTES PAYABLE

       Notes payable at March 31, 2004, September 30, 2003 and 2002 consisted of the following:

                                                  March 31,     September 30,
                                                    2004       2003       2002
                                                  --------   --------   --------
                                                 (unaudited)

       Notes  payable (7% Notes),  face value
       of $530,000 and  unamortized  discount
       of $50,945 at March 31, 2004. Interest
       payable  quarterly at 7%,  outstanding
       principal and accrued  interest due at
       maturity,  through  October 31,  2004,
       unless  accelerated by an equity raise
       exceeding $1.5 million, as defined.        $479,055   $     --   $     --

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

9.     NOTES PAYABLE...continued

       Notes payable (9% Convertible  Notes),
       face  value of  $395,000  at March 31,
       2004.  Interest payable  semi-annually
       at  9%,   outstanding   principal  and
       accrued  interest  due July  15,  2006
       (maturity date), collateralized by all
       of the  assets  of the  Company.  Each
       $50,000    portion    of    notes   is
       convertible  into  116,154  shares  of
       common  stock   outstanding,   at  the
       holders  request between July 15, 2004
       and July 15, 2006.                          395,000    345,000         --

       Notes  payable  ($350K  Notes),   face
       value  of  $350,000  and   unamortized
       discount   of  $28,457  at  March  31,
       2004.  Interest payable  semi-annually
       at  7%,   outstanding   principal  and
       accrued   interest  due  at  maturity,
       November 30, 2004, unless  accelerated
       by  an  equity  raise  exceeding  $3.0
       million, as defined.                        321,543         --         --
                                                ----------   --------   --------
                                                 1,195,598    345,000         --
       Less - current maturities                   800,598         --         --
                                                ----------   --------   --------

       Notes payable - less current maturities  $  395,000   $345,000   $     --
                                                ==========   ========   ========

       In January 2004, the Company received additional proceeds of $10,000 on the 7% Notes with the same terms described above.

       In April and May, 2004, the Company issued subordinated notes to related parties for aggregate proceeds of $460,000. The notes bear interest at 10%, payable semi-annually commencing on August 31, 2004. The principal maturity date is the earlier of December 31, 2004 or the date of a financing yielding proceeds in excess of $3.5 million. The notes are secured by the assets of the Company.

       In May, 2004, the Company issued notes to unrelated parties for aggregate proceeds of $1.5 million (unaudited). The notes bear interest at 15%, payable quarterly. The principal maturity date is the earlier of May 2005 or the date of a financing yielding proceeds in excess of $2.5 million (unaudited). The notes also included warrants granting the lender the right to purchase 2,857,143 shares of common stock (unaudited) at $0.35 per share. The warrants are subject to contingent repurchase rights held by the Company. In connection with the issuance, the Company paid a fee to an unrelated party of $100,000 (unaudited) and issued warrants granting the holder the right to purchase 500,000 shares (unaudited) of common stock at $0.25 per share.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

9.     NOTES PAYABLE...continued

       Aggregate principal maturities of notes payable and notes payable to related parties for years ending September 30, are as follows:

                                     Notes     Notes Payable to
                                    Payable    Related Parties      Total
                                    --------   ----------------   --------

             2004                    225,000            --         225,000
             2005                         --            --              --
             2006                     75,000       345,000         420,000
                                    --------      --------        --------

                                    $300,000      $345,000        $645,000
                                    ========      ========        ========

10.    BENEFICIAL CONVERSION FEATURE

       The carrying value of the 7% Convertible Notes issued to related parties with detachable warrants during the quarter ended December 31, 2003, initially reflected a discount due to the allocation of value to the warrants (see Note 11). Therefore, in accordance with EITF Issue No. 98-5, ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIOS and EITF Issue No. 00-27, APPLICATION OF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS, the Company recorded a beneficial conversion feature in the form of an additional discount to the associated notes payable. This discount is amortized as additional interest expense over the life of the note. The unamortized value of the aggregate discount as of March 31, 2004 was approximately $24,300 (unaudited). The amortized discount related to the beneficial conversion feature resulted in additional interest expense of approximately $14,600 (unaudited) for the six months ended March 31, 2004.

11.    WARRANTS

       In connection with the 7% Notes and the 7% Convertible Notes described above, the Company issued detachable warrants allowing for the purchase of 825,000 shares of the Company's common stock at an exercise price of $0.001. The warrants will expire on November 13, 2008. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The proceeds of the subordinated debt agreement were allocated to the debt and the warrants based on their relative fair values. The value of the warrants which was accounted for as additional paid-in-capital in the accompanying statement of stockholders' equity during the six months ended March 31, 2004 creates original issue discounts in the related notes payable which is amortized to interest expense over the life of the respective debt instrument. The unamortized value of the discount as of March 31, 2004 was approximately $81,600 (unaudited). Additional interest expense was approximately $42,660 (unaudited) for the six months ended March 31, 2004. These warrants were exercised during the quarter ended December 31, 2003.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

11.    WARRANTS...continued

       In addition, the holders of 7% Convertible Notes, were issued detachable warrants allowing for the purchase of 108,894 additional shares of the Company's common stock at an exercise price of $0.21 per share. These warrants will expire on November 13, 2008. The amount of proceeds received allocated to the warrant based on the fair value of the warrants on the date of issue was nominal.

       In connection with the 9% Convertible Notes described above, the Company issued detachable warrants allowing for the purchase of 909,869 shares of the Company's common stock at an exercise price of $0.52 per share. The warrants will expire on November 13, 2008. The amount of proceeds received allocated to the warrant based on the fair value of the warrants on the date of issue was nominal.

       In connection with the $350K Notes described above, the Company issued detachable warrants allowing for the purchase of 350,000 shares (unaudited) of the Company's common stock at $0.10 per share. The warrants will expire in February 2009. The warrants are subject to contingent repurchase rights held by the Company. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The proceeds were allocated to the debt and the warrants based on their relative fair values. The value of the warrants which was accounted for as additional paid-in-capital in the accompanying statement of stockholders' equity during the six months ended March 31, 2004 creates original issue discounts in the related notes payable which is amortized to interest expense over the life of the respective debt instrument. The unamortized value of the discount as of March 31, 2004 was approximately $28,457 (unaudited). Additional interest expense was approximately $4,065 (unaudited) for the six months ended March 31, 2004.

       In exchange for services performed, the Company issued warrants to purchase 500,000 common shares of the Company stock at an exercise price of $0.001 and warrants to purchase 96,795 common shares of the Company stock at an exercise price of $0.21. The warrants will expire on November 13, 2008. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The value of the warrants was accounted for in the accompanying statement of stockholders' equity during the six months ended March 31, 2004. Compensation expense of approximately $102,000 (unaudited) was recorded during the six months ended March 31, 2004 in the accompanying statement of operations. These warrants were exercised during the six months ended March 31, 2004.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

12.    INCOME TAXES

       The Company did not record a provision (benefit) from federal or state income taxes for the years ended September 30, 2003 and 2002 because the Company is in a net operating loss carryforward position and the realization of any future benefit is uncertain.

       The Company's combined effective income tax provision (benefit) differed from the U.S. federal statutory income tax provision (benefit) as set forth below:

                                                   September 30,   September 30,
                                                       2003            2002
                                                     ---------       ---------
              Federal income tax benefit computed
                at the statutory rate                $(372,608)      $(137,187)
              State income tax benefit, net of
                federal benefit                        (68,714)        (25,298)
              Other                                    (31,436)             --
              Change in valuation allowances           472,758         162,485
                                                     ---------       ---------
              Income tax provision (benefit)         $      --       $      --
                                                     =========       =========

       Significant components of the Company's deferred tax assets, deferred tax liabilities, and deferred tax asset valuation allowances at September 30, 2003 and 2002 are as follows:

                                                        2003            2002
                                                     ---------       ---------
              Deferred tax assets:
                 Deferred revenue                    $ 103,181       $  41,152
                 Net operating loss carryforwards      574,207         162,050
                 Other                                  19,405          20,833
                                                     ---------       ---------
                 Total deferred tax assets             696,793         224,035
                 Less - valuation allowance           (696,793)       (224,035)
                                                     ---------       ---------

                 Total deferred tax liabilities             --              --
                                                     ---------       ---------

                 Net deferred tax asset              $      --       $      --
                                                     =========       =========


       For tax return purposes, the Company had approximately $1,426,000 federal and $1,412,000 state net operating loss carryforwards as of September 30, 2003, which expire in the years 2012 through 2022 and 2004 through 2008, respectively. The Company may be subject to limitations under Section 382 of the Internal Revenue Code as a result of the transaction described in
       Note 1. A valuation allowance has been established for certain future income tax benefits related to income tax loss carryforwards and temporary tax adjustments based on an assessment that it is more likely than not that these benefits will not be realized.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

13.    CAPITAL LEASE OBLIGATIONS

       During the year ended September 30, 2003, the Company entered into a lease arrangement with a third-party for computer equipment. The Company accounts for the lease as a capital lease over a 3-year term with final payment due May 2006. The lease is payable in monthly installments of $924 including interest at 16.8% and is collateralized by certain software and personally guaranteed by the President of the Company. As of March 31, 2004 and September 30, 2003, the amount of assets acquired under the lease totaled $26,000. Accumulated amortization related to these assets total $9,389 (unaudited) and $5,056 at March 31, 2004 and September 30, 2003, respectively. Amortization of assets held under capital leases is included in depreciation expense.

       Future minimum lease payments for the years ending September 30, are as follows:

              2004                                                    $  11,398
              2005                                                       11,398
              2006                                                        7,599
                                                                      ---------
              Net minimum lease payments under leases                    30,395
              Less - amount representing interest                         6,100
                                                                      ---------

              Present value of net minimum lease payments             $  24,295
                                                                      =========

14.    LEASE COMMITMENT

       The Company leases office space from an unrelated party under an operating lease expiring on September 30, 2005. Total rent expense for the lease was approximately $24,745 and $18,873 for the six months ended March 31, 2004 and 2003 (unaudited) and $36,400 and $34,200 for the years ended September 30, 2003 and 2002, respectively.

       Future minimum lease payments for the years ending September 30, are as follows:

              2004                                                    $   48,365
              2005                                                        48,365
                                                                      ----------

                                                                      $   96,730
                                                                      ==========

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

15.    STOCK COMPENSATION AND OPTION PLAN

       During 2003, the Company accelerated the vesting of 1,451,920 shares of restricted common stock originally granted to an officer of the Company as part of an employment agreement. The Company also granted 241,987 shares to a consultant for services performed. The Company recorded an aggregate of $58,347 of compensation expense related to the issuance of these shares.

       On  November  13,  2003,  the  Company's  Board of  Directors  approved a stock-based equity incentive plan (the Plan) under which certain employees, directors and consultants, who significantly contribute to the success of the Company, may be granted options to purchase the Company's common stock. The Plan generally provides options (incentive and nonstatutory). The Plan is administered by the Compensation Committee of the Board of Directors, which will select participants and determine the terms and conditions of the awards. In order to preserve a recipient's rights under an award in the event of a change in control of the Company, the vesting of the outstanding options automatically accelerates relating to the exercise or payment of the award.

       The Board of Directors approved 4,000,000 as the amount of options that may be granted by the Company under the Plan. Under the Plan, the option exercise price is at least equal to the stock's fair market price on the date of grant, and the options are restricted, generally vesting ratably over periods ranging from 36 to 48 months. During the six months ended March 31, 2004, 2,572,000 options (unaudited) were granted. No options had been issued as of September 30, 2003.

16.    EARNINGS PER SHARE

       Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for all periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the periods ended March 31, 2004, September 30, 2003 and 2002, potentially dilutive shares representing an aggregate of 4,526,491 (unaudited), 2,427,609 and 0 shares of common stock, respectively, were excluded from the calculation of diluted loss per share because of their anti-dilutive effect.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

16.    EARNINGS PER SHARE...continued

       The following table is the computation of basic earnings per common share and diluted earnings per common share:


                                                Six Months Ended                 Year Ended
                                            March 31,      March 31,    September 30,  September 30,
                                              2004           2003           2003            2002
                                          ------------    ----------    ------------    -----------
                                           (unaudited)    (unaudited)
Net loss                                  $ (1,677,986)   $ (485,807)   $ (1,095,907)   $  (403,490)
                                          ============    ==========    ============    ===========

Weighted-average common shares and
  equivalents outstanding - basic and
  diluted                                   15,468,192     9,945,647      10,369,123      9,098,693
                                          ============    ==========    ============    ===========
Basic and diluted net loss per
  common share                            $      (0.11)   $    (0.05)   $      (0.11)   $     (0.04)
                                          ============    ==========    ============    ===========

Number of shares underlying warrants
  excluded in calculation of diluted
  earnings per share due to
  anti-dilutive effects                      1,626,957            --       1,451,919             --
                                          ============    ==========    ============    ===========

Number of shares underlying convertible
  debt excluded in calculation of
  diluted earnings per share due to
  anti-dilutive effects                      1,614,534            --         975,690             --
                                          ============    ==========    ============    ===========

Number of shares underlying options
  excluded in calculation of diluted
  earnings per share due to
  anti-dilutive effects                      1,285,000            --              --             --
                                          ============    ==========    ============    ===========


17.    RETIREMENT PLAN

       The Company has a Simple Retirement Plan (SRA) covering substantially all employees. The plan allows participants to elect to defer up to 100% of their compensation to a maximum of the amount legally allowed. The Company matches 100% of participant deferrals, up to 3% of their salary. The employer's contribution for the quarters ended March 31, 2004 and 2003 was $4,433 and $4,692, respectively (unaudited), and for the years ended September 30, 2003 and 2002 was $8,882 and $6,582, respectively.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Six Months Ended March 31, 2004 and 2003
and Years Ended September 30, 2003 and 2002

================================================================================

18.    SUBSEQUENT EVENTS (UNAUDITED)

       In May, 2004, the Company entered into a financial advisory agreement with an unrelated third party. Under the agreement, the third party will assist the Company in connection with their marketing efforts and establishing relationships with investment bankers and brokers who may assist the Company in the sale of their securities in exchange for a commission based on proceeds and warrants to purchase common stock. In addition, the Company will pay the third party $150,000 over six months. The agreement may be canceled with thirty days notice. The Company also sold the third party 1,142,857 shares of common stock for $0.001 per share and agreed to issue warrants to purchase a minimum of 714,286 and a maximum of 1,000,000 shares of common stock for $0.35 per share upon raising at least $2.5 million by December 31, 2004.

       In June 2004, $1.2 million of notes payable were converted into common shares of the Company at $0.35 per share. The notes converted consisted of $395,000 of 9% convertible notes, $75,000 of 9% convertible notes to related parties, $225,000 of 7% convertible notes to related parties, $10,000 of 7% notes to related parties, $145,000 of 7% notes to unrelated parties, and $450,000 of 10% notes issued in April and May 2004 to related parties. The 7% notes to related and unrelated parties and the 10% notes to related parties were not originally convertible. The Company and the noteholders agreed to add the conversion feature to the notes in June 2004.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

           Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

           With  respect  to any  action  by or on  behalf  of the  corporation,
Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

           Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

           Our Certificate of Incorporation requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

           Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.


SEC registration fee                                      $2,132.87
Legal fees and expenses                                  150,000.00
Accountants' fees and expenses                           100,000.00
Printing expenses                                         50,000.00
Blue sky fees and expenses                                25,000.00
Transfer agent and registrar fees and expenses             5,000.00
Miscellaneous                                             17,867.13
                                                        ===========
  Total                                                 $350,000.00
                                                        ===========

           All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


           The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as noted.


           On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. consummated the transactions contemplated by a share exchange agreement (the "Share Exchange Agreement"), dated as of October 31, 2003, between Utix Group, Inc. (then known as Chantal Skin Care Corporation) ("Utix"), Corporate Sports Incentives Inc., a privately-held New Hampshire corporation ("Corporate Sports"), the former principal shareholder of Utix, and the stockholders of Corporate Sports. The parties to the Share Exchange Agreement relied on the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act, which requires that there be no public offering and that the entity issuing the securities be the issuer. Under the terms of the Share Exchange Agreement:

              o the 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 10,792,600 shares of Utix common stock, and the 27.8 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants and options (collectively, "Share Equivalents") were exchanged for an aggregate of 2,707,401 Share Equivalents of Utix;

              o  Corporate Sports became a wholly-owned subsidiary of Utix;


              o the former principal shareholder of Utix transferred to the Rubin Family Irrevocable Stock Trust (the "Rubin Trust") and ") and Nexgen Holdings Corp. ("Nexgen"), of which Guy Cohen is the President and sole shareholder, in equal amounts, a total of 3,750,000 shares of Utix common stock, or 85.3% of the shares then owned by the former principal shareholder of Utix. In March 2004, Nexgen sold all of its equity in Utix to Mr. Pensley, and in May 2004, Utix repurchased

                 1,500,000 of the 2,470,000 shares then owned by Mr. Pensley for $1,500 and issued to Mr. Pensley a five year warrant to purchase 750,000 shares of common stock at an exercise price of $0.15 per share;


              o The Rubin Trust and the stockholders of Corporate Sports agreed not to sell any of their Utix shares for a minimum of one year; and

              o The Rubin Trust agreed to vote its shares of Utix common stock in such manner as the board of directors of Utix shall determine in appointing nominees to the board of directors.


           In March and April of 2003, Corporate Sports entered into a one-year line of credit in an aggregate amount of $225,000 with three lenders. Corporate Sports is entitled to draw on the line of credit at its discretion so long as no event of default exists under the agreement. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. As additional consideration under the line of credit, Corporate Sports issued five year warrants to purchase an aggregate of 1.125 shares of common stock of Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports was cancelled and exchanged for a new 7% bridge note in an aggregate amount of $225,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase an aggregate of 108,894 shares of our Common Stock at an exercise price of $0.207 per share. The securities were issued in reliance upon the exemption set forth of Section 4(2) of the Securities Act, which requires that there be no public offering and that the entity issuing the securities be the issuer. The new note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The note is unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at the lender's option after December 2004. Neither we nor our subsidiary Corporate Sports, as guarantor, may make loans or incur, assume or guarantee any indebtedness, other than in the ordinary course of business, without the prior written consent of a majority of the lenders. In consideration for the loan extension, the lenders received warrants entitling them to purchase an aggregate of 225,000 shares of our common stock at an exercise price of $.001 per share. In June 2004, holders of $125,000 of 7% bridge notes agreed to convert such notes, at $.35 per share, into 357,143 shares of our common stock.

           Beginning in July 2003, Corporate Sports issued convertible notes in an aggregate amount of $470,000, which accrue interest at the rate of 9% per annum and mature in 2006. As additional consideration for providing this loan, the lenders received five year warrants to purchase an aggregate of 9.4 shares of common stock of Corporate Sports. Pursuant to the Share Exchange Agreement described above in "Certain Relationships and Related Transactions", the note issued by Corporate Sports was cancelled and exchanged for a note issued by Utix under the same terms and conditions as the original note issued by Corporate Sports, and the warrants were exchanged for warrants to purchase an aggregate of 909,869 shares of our Common Stock at an exercise price of $0.517 per share. The securities were issued in reliance upon the exemption set forth of Section 4(2) of the Securities Act, which requires that there be no public offering and that the entity issuing the securities be the issuer. The note is unconditionally guaranteed by Corporate Sports and is convertible into an aggregate of 1,091,843 shares of our common stock at the lender's option after December 2004. We can prepay the note prior to one year after the issue date of the note by providing the lender thirty-days notice and paying a 10% premium. Prior to the issuance of the 15% notes described below, the note holders agreed to fully subordinate his or her right to payment under his or her 9% note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, the note holders shall be entitled to receive regularly scheduled payments of principal and interest under the 9% notes. In June 2004, holders of all $470,000 of the 9% notes agreed to convert such notes, at $.35 per share, into 1,342,857 shares of our common stock. In partial consideration for such conversion, we agreed to reduce the $0.517 exercise price of warrants to purchase 1,342,857 shares of our common stock to $0.35 per share.

           Pursuant to terms of the Share Exchange Agreement described above in "Certain Relationships and Related Transactions", we issued beginning in November 2003 an aggregate of $825,000 of 7% bridge notes due November 2004, inclusive of the $225,000 line of credit facility described above. The securities were issued in reliance upon the exemption set forth of Section 4(2) of the Securities Act, which requires that there be no public offering and that the entity issuing the securities be the issuer. Neither we nor our subsidiary Corporate Sports, as guarantor, may make loans or incur, assume or guarantee any indebtedness, other than in the ordinary course of business, without the prior written consent of a majority of the lenders. As additional consideration for providing the loan, the lenders received warrants entitling them to purchase an aggregate of 825,000 shares of our common stock at an exercise price of $.001 per share. Pursuant to an agreement in June 2004, holders of $280,000 of such 7% bridge notes (including holders of $125,000 of the $225,000 line of credit) converted their notes into 800,000 shares of our common stock. Furthermore, in June 2004 we entered into an agreement with four of the holders of the notes issued in November 2003 aggregating $300,000 whereby the noteholders agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $.35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $0.35 per share. In addition, if the average trading price of our common stock, as traded on the OTC-Bulletin Board or any other securities exchange, shall be equal to or greater than $0.70 per share for the 30 consecutive trading days immediately prior to the maturity date, on the maturity date, we can pay the notes either in cash or in shares of our common stock at $0.35 per share; provided that noteholders will receive at least 100% of the principal and interest on resale of the shares. We also agreed to register for resale (i) the 300,000 shares of common stock issued or issuable to the four noteholders upon exercise of warrants issued in conjunction with the loans and (ii) the 857,143 shares of common stock issuable upon conversion of the notes; PROVIDED that the noteholders agree not to sell for a period of one year such registered shares.

           In February 2004, an additional aggregate amount of $350,000 of 7% bridge notes were issued to three persons, including certain one of our principal stockholders. Such notes accrue interest at the rate of 7% per annum and are due and payable on the earlier of November 30, 2004 or out of any net proceeds in excess of $3.0 million that we may receive in connection with this offering or any other equity type financings consummated prior to November 30, 2004. We also issued to the lenders warrants entitling them to purchase 350,000 shares of our common stock at an exercise price of $0.10 per share. The warrants are subject to certain anti-dilution provisions, including weighted average anti-dilution adjustment in the event we issue and sell common stock or securities convertible or exercisable for common stock at a price less than $0.30 per share. Under certain conditions, we have the right to repurchase such warrants for $.01 each on 30 days prior written notice (subject to the holders right to exercise). In June 2004 we entered into an agreement with two of the noteholders aggregating $250,000 whereby the noteholders agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $.35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $0.35 per share. In addition, if the average trading price of our common stock, as traded on the OTC-Bulletin Board or any other securities exchange, shall be equal to or greater than $0.70 per share for the 30 consecutive trading days immediately prior to the maturity date, on the maturity date, we can pay the notes either in cash or in shares of our common stock at $0.35 per share; provided that noteholders will receive at least 100% of the principal and interest on resale of the shares. Furthermore, we agreed to register for resale (i) the 250,000 shares of common stock issued or issuable to the two noteholders upon exercise of warrants issued in conjunction with the loans and (ii) the 714,286 shares of common stock issuable upon conversion of the notes; PROVIDED that the noteholders agree not to sell for a period of one year such registered shares.

           In April and May 2004 we issued secured subordinated notes for an aggregate amount of $460,000 to six persons, including certain officers, directors and other affiliates, that are due December 31, 2004. The notes bear interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes are subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $3.5 million; upon such prepayment, we shall pay a prepayment premium of 5% of the loan amount. The notes are secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes described below, the note holders agreed to fully subordinate his or her right to payment under his or her 10% note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, the note holders shall be entitled to receive regularly scheduled payments of principal and interest under the 10% notes. The notes have a provision requiring the prior written consent of at least a majority of the lenders before we can (1) make loans, except loans or advances made in the ordinary course of business, and (2) issue, incur or assume any indebtedness, nor become liable, whether as an endorser, guarantor, surety or otherwise, for any debt or obligation of any other person. Pursuant to an agreement in June 2004, the holders of $450,000 of the 10% notes converted such notes, at $.35 per share, into 1,285,714 shares of our common stock.

           In May 2004, we issued secured 15% notes for an aggregate of $1,535,000 to 11 persons, some of whom were current shareholders of the Company. The notes are due in May 2005, bear interest at the rate of 15% per annum, payable quarterly. The notes are subject to mandatory prepayment prior to such maturity date, out of 50% of the net proceeds, if any, in excess of $2.5 million that we may derive from any one or more equity financings, including the sale of shares under this prospectus. If we prepay the notes after November 28, 2004, we are also obligated to pay as a premium one year's interest on the then outstanding balance of the notes, less any interest previously paid. The notes are secured by a priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, which is senior to an aggregate of $1,405,000 of our notes that we issued between March 2003 and April 2004. We also issued to the lenders five year warrants entitling them to purchase 2,857,143 shares of our common stock at an exercise price of $0.35 per share. Commencing one year from the effective date of a registration statement covering the shares issuable upon exercise of the warrants, we have the right to repurchase such warrants for $.01 each on 60 days prior written notice (subject to the holders right to exercise) if all of the following conditions are met:

              o Our common stock trades on the NASD over-the-counter bulletin board or another national securities exchange;

              o The average closing price of our common stock, as traded on such exchange for the 30 consecutive days prior to our submission of a notice of redemption, shall equal or exceed 200% of the exercise price of the warrants;

              o The shares of common stock issuable upon exercise of such warrants have been registered for resale under the Securities Act of 1933, as amended, or otherwise exempt from such registration requirements; and

              o The average of the dollar value of our shares of common stock that trade on any securities exchange for the 60 trading days prior to the date we elect to redeem the warrants shall equal or exceed $75,000.

           In connection with the sale of the 15% notes, we paid a $100,000 finders fee to Great Court Capital, LLC and issued warrants to purchase 500,000 of our shares at an exercise price of $0.25 per share to an unaffiliated third party. We also entered into a financial advisory agreement with SD Partners, an affiliate of Great Court. Under the terms of the advisory agreement, SD Partners has agreed to assist us in connection with our marketing efforts and in introducing us to investment bankers or broker/dealers who may assist us in the sale of our securities in the United States and Europe. In the event that it shall introduce us to investment bankers or broker/dealers who effect sales of our securities, SD Partners will receive a finders fee of 5% of the gross proceeds we realize from such introduction and receive warrants to purchase 5% of the number of shares (or share equivalents) we sell to or through such sources at an exercise price equal to the same per share price in which we sell our securities; provided, that the total of such fees and any commissions or other compensation we pay registered broker dealers will not exceed applicable compensation guidelines promulgated by the National Association of Securities Dealers, Inc. In addition, to agreed to pay SD Partners $25,000 per month for a maximum of six months under the advisory agreement. We may cancel the advisory agreement at any time after July 28, 2004 on 30 days notice; provided, that SD Partners would be entitled to their success finders fee if we obtain financing through any of their introductions during the 12 month period following such termination. As an inducement to obtaining the services of SD Partners, we sold SD Partners 1,142,857 of our shares for $1,143 or $0.001 per share, and agreed that if we are successful in raising in $2.5 million or more in equity by December 31, 2004, to issue to SD Partners warrants entitling them to purchase for $0.35 per share a minimum of 714,286 and a maximum of 1,000,000 additional shares of our common stock.

           All securities described above were issued in reliance upon the exemption set forth of Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

(a) Exhibits

------------------------- ------------------------------------------------------------------------------------------- -----------
Exhibit No.
                          DOCUMENT                                                                                    PAGE
------------------------- ------------------------------------------------------------------------------------------- -----------
1.1                       Placement Agent Agreement,  dated as of June 2004,  between Utix Group, Inc. and Gravitas
                          LLC (4)
------------------------- ------------------------------------------------------------------------------------------- -----------
2.1                       Share  Exchange  Agreement,  dated as of October 31, 2003,  by and among Utix Group,  Inc.
                          (fka Chantal Skin Care Corporation),  Corporate Sports Incentives,  Inc., Joel Pensley, an
                          individual, and the stockholders of Corporate Sports Incentives, Inc. (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
3.1                       Amended and Restated Certificate of Incorporation of Chantal Skin Care Corporation (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
3.2                       Amended Bylaws of Utix Group, Inc. (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
4.1                       Convertible  Loan  Agreement,  dated  October  2003,  by and among Utix  Group,  Inc.,  as
                          Borrower,  Corporate  Sports  Incentives,  Inc.,  as  Guarantor,  and the  lenders who are signatories thereto, for an aggregate amount of $225,000 (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
4.2                       Loan Agreement, dated October 2003, by and among Utix Group, Inc., as Borrower,  Corporate
                          Sports Incentives,  Inc., as Guarantor,  and the lenders who are signatories  thereto, for an aggregate amount of $600,000  (collectively with Exhibit 4.1, the "November 2003" loan)
                          (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
4.3                       Lock-Up  Agreement,  dated as of November 13, 2003, by and among Utix Group, Inc. and each of the stockholders listed on Schedule A thereto. (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
4.4                       Voting  Agreement,  dated as of  November  13,  2003,  by and  between  the  Rubin  Family
                          Irrevocable Stock Trust and Utix Group, Inc. (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
4.5                       Voting  Agreement,  dated as of November 13, 2003, by and between certain  stockholders of
                          Utix Group, Inc. and Utix Group, Inc. (1)
----------------------    ------------------------------------------------------------------------------------------- -----------
4.6                       Form of Warrant Issued in Connection with Loan Agreements (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
4.7                       Loan  Agreement,  dated July 2003, and the  replacement  notes issued by Utix Group,  Inc.
                          pursuant to the Share Exchange Agreement (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
4.8                       Loan  Agreement,  dated  February  2004,  by and among  Utix  Group,  Inc.,  as  Borrower,
                          Corporate  Sports  Incentives,  Inc.,  as Guarantor,  and the lenders who are  signatories thereto, for an aggregate amount of $350,000 (2)
------------------------- ------------------------------------------------------------------------------------------- -----------
4.9                       Loan Agreement,  dated April 2004, by and among Utix Group,  Inc., as Borrower,  Corporate
                          Sports  Incentives,  Inc.,  as grantor of a security  interest,  and the  lenders  who are signatories thereto, for an aggregate amount of $300,000. (2)
------------------------- ------------------------------------------------------------------------------------------- -----------
4.10                      Securities Purchase Agreement, dated May 2004, by and among Utix Group, Inc., Great Court
                          Capital LLC and the purchasers who are signatories thereto (3)
------------------------- ------------------------------------------------------------------------------------------- -----------

------------------------- ------------------------------------------------------------------------------------------- -----------
Exhibit No.
                          DOCUMENT                                                                                    PAGE
------------------------- ------------------------------------------------------------------------------------------- -----------
5.1                       Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, counsel to the registrant (3)
------------------------- ------------------------------------------------------------------------------------------- -----------
10.1                      Services Agreement,  effective as of April 1, 2003, by and between WildCard Systems,  Inc.
                          and Corporate Sports Incentives, Inc. (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
10.2                      Development  Agreement,  dated April 4, 2003, by and between  WildCard  Systems,  Inc. and
                          Corporate Sports Incentives, Inc. (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
10.3                      Ticket Issuer Agreement,  dated as of January 21, 2004, by and between Discover  Financial
                          Services, Inc. and Utix Group, Inc. (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
10.4                      Employment Agreement for Anthony G. Roth (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
10.5                      2003 Stock Option Plan (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
10.6                      Lease for principal offices located at 170 Cambridge Street, Burlington, MA (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
21.1                      List of Subsidiaries (1)
------------------------- ------------------------------------------------------------------------------------------- -----------
23.1                      Consent of Vitale, Caturano & Company, Inc. (2)
------------------------- ------------------------------------------------------------------------------------------- -----------
24.1                      Power of Attorney (1)
------------------------- ------------------------------------------------------------------------------------------- -----------


(1) Previously filed with the Form SB-2 filed with the Commission on February 12, 2004.
(2) Previously filed with the Form SB-2 filed with the Commission on April 12, 2004.
(3) Filed herewith.
(4) To be filed by amendment.


ITEM 28. UNDERTAKINGS

           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

           The undersigned registrant hereby undertakes that:

           (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii)   Include   any   additional   or  changed   material
           information on the plan of distribution;

           (2) For determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

           (3)  It  will  file  a   post-effective   amendment  to  remove  from
registration any of the securities that remain unsold at the end of the offering.

           (4) For determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

           (5) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


           In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Burlington, State of Massachusetts, on June 17, 2004.


                                UTIX GROUP, INC.

                             By:  /s/ Anthony G. Roth

                                 Anthony G. Roth
                             CHIEF EXECUTIVE OFFICER

           Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.


             NAME                                      TITLE                                 DATE
           --------                                   --------                             --------
     /s/ Anthony G. Roth           President, Chief Executive Officer and Director         June 17, 2004


    /s/ John Burns*                Chief Financial Officer                                 June 17, 2004

    _____________                  Co-Chairman of the Board of Directors                   June __, 2004
    Jonathan Adams

    /s/ Charles Lieppe*            Co-Chairman of the Board of Directors                   June 17, 2004

    /s/ Peter Flatow*              Director and Chief Marketing Strategist                 June 17, 2004


    /s/ Anne Concannon*            Director and Sales Executive                            June 17, 2004


    /s/ Gerald Roth*               Director                                                June 17, 2004


    /s/ Robert Powers*             Director                                                June 17, 2004


    /s/ Gary Palmer*               Director                                                June 17, 2004


* Pursuant to a power-of-attorney granted to Anthony G. Roth on February 12, 2004 to sign on the respective person's behalf, individually and in each capacity stated above, all amendments and post-effective amendments to this registration statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.